SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant  |X|

Filed by a Party other than the Registrant  | |

Check the appropriate box:

|X| Preliminary Proxy Statement
| | Confidential, for Use of the Commission only (as permitted by Rule
    14a-6(e)(2))
| | Definitive Proxy Statement
| | Definitive Additional Materials
| | Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                            EQUALNET HOLDING CORP.
               (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

| | Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1. Title of each class of securities to which transaction applies: N/A
      2. Aggregate number of securities to which transaction applies: N/A
      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A
      4. Proposed maximum aggregate value of transaction: N/A
      5. Total fee paid:  N/A

| |   Fee paid previously with preliminary materials.

| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:  N/A
      2.    Form, Schedule or Registration Statement No.:  N/A
      3.    Filing Party:  N/A
      4.    Date Filed:  N/A

                                [EQUALNET LOGO]

December 29, 1997

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of EqualNet Holding Corp. to be held at 10:00 a.m., Houston time, on Tuesday, January 27, 1998, in the Woodbine II Room, Houston Marriott Westside, 13210 Katy Freeway, Houston, Texas.

This year you will be asked to vote in favor of four proposals: one relating to the election of five directors, conditioned upon the successful closing of certain proposed transactions; one relating to the approval of an amendment to EqualNet's Articles of Incorporation to increase the Company's authorized share capital; one relating to the approval of certain proposed transactions and one relating to the ratification of a transaction EqualNet entered into in October 1997. Pursuant to these transactions, the Company will become a switch-based carrier, and two investors will beneficially own an aggregate of approximately 11,248,300 shares of the Company's common stock, representing approximately 59% of the Company's common stock on a fully diluted basis. The directors to be elected at the meeting have been designated by these investors. These matters are more fully described and explained in the attached proxy statement, which you are encouraged to read.

The Board of Directors has unanimously approved the proposals described herein. THE BOARD OF DIRECTORS BELIEVE THAT THE PROPOSALS DESCRIBED HEREIN ARE IN THE BEST INTERESTS OF EQUALNET AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR APPROVAL OF THE MATTERS PROPOSED HEREIN. If the Company's shareholders do not approve the proposals described herein, the Company will be forced to continue to seek other sources of capital. If the Company is not able to secure additional funds it may be forced to seek protection under the United States bankruptcy laws.

In connection with its approval of the transactions described herein, the Board of Directors received and took into account the opinion, dated November 26, 1997, of J.C. Bradford & Co. ("Bradford"), EqualNet's financial advisor, to the effect that, as of the date of such opinion and subject to certain matters stated therein, such transactions were fair to EqualNet from a financial point of view. A copy of the opinion of Bradford dated November 26, 1997, is included in the accompanying Proxy Statement as ANNEX E, and we encourage you to read that opinion carefully in its entirety.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. ACCORDINGLY, WE ASK THAT YOU MARK, DATE, SIGN AND RETURN YOUR PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED.

Thank you for your continued interest and cooperation.

Very truly yours,


Zane Russell
Chairman of the Board and
Chief Executive Officer

                            EQUALNET HOLDING CORP.
                          1250 Wood Branch Park Drive
                             Houston, Texas 77079

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 27, 1998

      The Annual Meeting of the Shareholders of EqualNet Holding Corp., a Texas corporation (the "Company"), will be held at 10:00 a.m., Houston time, on Tuesday, January 27, 1998, in the Woodbine II Room, Houston Marriott Westside, 13210 Katy Freeway, Houston, Texas, for the following purposes:

      (1) To elect five directors (conditioned upon the closing of the transactions referred to in proposal 3 below): two to serve until the Annual Meeting of Shareholders to be held in the fall of 1998, one to serve until the 1999 Annual Meeting of Shareholders and two to serve until the 2000 Annual Meeting of Shareholders, and, in each case, until his successor has been duly elected and qualified, all of which directors were designated by parties to the transactions described in the attached Proxy Statement;

      (2) To approve an amendment to the Company's Articles of Incorporation increasing the Company's authorized share capital to 55,000,000 shares, consisting of 50,000,000 shares of common stock, par value $.01 per share ("Common Stock") and 5,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock");

      (3) To approve certain transactions involving:

            (a) the acquisition by the Company of certain communications network equipment for an aggregate of (i) $5,850,000 in cash, (ii) 400,000 shares of Common Stock and (iii) warrants to purchase 400,000 shares of Common Stock at $1.50 per share;

            (b) the acquisition by the Company of certain intangible rights and assets used in the telecommunications business through the merger of a wholly-owned subsidiary of the Company with and into the holder of those rights and assets, pursuant to which the Company will issue an aggregate of approximately 3,581,633 shares of Common Stock and 2,000 shares of a newly established series of Preferred Stock (convertible in the aggregate into approximately 1,666,667 shares of Common Stock); and

            (c) the issuance of 4,000,000 shares of Common Stock for $1 per share in cash.

      The consummation of each of such transactions is conditioned upon the consummation of the others and the election of the directors set forth in the attached Proxy Statement.

      (4) To ratify the issuance by the Company on October 1, 1997, of a $1,000,000 Convertible Secured Note (convertible into approximately 1,000,000 shares of Common Stock) and a warrant for the purchase of up to 200,000 shares of Common Stock to one of such investors; and

      (5) To transact such other business as may properly come before the meeting or any adjournment thereof.

      As a result of the approval of the proposals set forth in paragraphs (1),
(3) and (4) above and more fully described in the attached Proxy Statement, two investors will beneficially own an aggregate of approximately 11,248,300 shares of the Company's common stock, representing approximately 59% of the Company's common stock on a fully diluted basis, and will control the Company's Board of Directors.

      THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE PROPOSALS SET FORTH IN THE ATTACHED PROXY STATEMENT.

      The holders of common stock of the Company of record at the close of business on December 22, 1997, will be entitled to vote at the meeting.


                              By Order of the Board of Directors,

                                 Dean H. Fisher
                                 Senior Vice President,
                                 General Counsel and
                                 Secretary

December 29, 1997

                                    IMPORTANT

      YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY. IF YOU ATTEND THE MEETING YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

                            EQUALNET HOLDING CORP.

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 27, 1998

      This proxy statement is furnished to the shareholders of EqualNet Holding Corp. ("EqualNet" or the "Company"), 1250 Wood Branch Park Drive, Houston, Texas 77079 (Tel. No. 281/529-4600), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Shareholders to be held at 10:00 a.m., Houston time, on Tuesday, January 27, 1998, in the Woodbine II Room, Houston Marriott Westside, 13210 Katy Freeway, Houston, Texas, or any adjournment thereof (the "Meeting").

      Proxies in the form enclosed, properly executed and received in time for the meeting, will be voted as specified therein. If you do not specify otherwise, the shares represented by your proxy will be voted for the election of each of the director nominees identified herein and for the other proposals described herein, including the approval of transactions pursuant to which two investors will beneficially acquire an aggregate of approximately 11,248,300 shares of the Company's common stock, representing 59% of the Company's common stock on a fully diluted basis. Granting your proxy does not preclude you from attending the Meeting and voting in person should you so desire. You may revoke your proxy at any time before it is exercised by delivering written notice to the Company at or before the Meeting. This Proxy Statement is being mailed on or about December 29, 1997, to shareholders of record on December 22, 1997 (the "Record Date").

      At the close of business on the Record Date, 7,787,724 shares of the Company's common stock, par value $.01 per share ("Common Stock"), were outstanding and entitled to vote at the Meeting. Only the holders of Common Stock of record on the Record Date will be entitled to vote at the Meeting.

      The holders of Common Stock of record on the Record Date will be entitled to one vote per share on each matter presented to the shareholders at the Meeting. The enclosed form of proxy provides a means for you (i) to vote for (conditioned upon the closing of the transactions described herein) each director-nominee named herein or to withhold authority to vote for such nominees, (ii) to vote for or against the approval of the amendment to the Company's Article of Incorporation described herein or to abstain from voting on such approval, (iii) to vote for or against approval of the proposed transactions described herein or to abstain from voting on such approval and
(iv) to vote for or against ratification of the issuances of securities described herein or to abstain from voting on such ratification.

                               TABLE OF CONTENTS


PROPOSAL 1: TO ELECT FIVE DIRECTORS........................................  1
      DIRECTOR NOMINEES....................................................  1
      BACKGROUND OF DIRECTORS AND NOMINEES.................................  1
      COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE..........  2
      COMPENSATION OF DIRECTORS............................................  3
      REQUIRED VOTE AND RECOMMENDATION OF THE BOARD OF DIRECTORS...........  3

PROPOSAL 2: TO APPROVE AN AMENDMENT TO THE ARTICLES OF
            INCORPORATION..................................................  4

PROPOSAL 3: TO APPROVE THE TRANSACTIONS....................................  5
      GENERAL DESCRIPTION..................................................  5
      BACKGROUND OF THE TRANSACTIONS.......................................  5
      THE SWITCH ACQUISITION...............................................  7
      THE MERGER ACQUISITION...............................................  7
      THE STOCK SALE.......................................................  9
      REASONS FOR THE TRANSACTIONS.........................................  9
      OPINION OF J.C. BRADFORD & CO........................................ 11
      REQUIRED VOTE........................................................ 14
      RECOMMENDATION OF THE BOARD OF DIRECTORS............................. 14

PROPOSAL 4: TO RATIFY PREVIOUS ISSUANCES OF SECURITIES..................... 15

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............. 16

EXECUTIVE OFFICERS AND COMPENSATION........................................ 18
      COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.............. 18
      SUMMARY OF COMPENSATION.............................................. 19
      OPTION GRANTS IN FISCAL 1997......................................... 20
      PERFORMANCE PRESENTATION............................................. 22
      EMPLOYMENT AGREEMENTS................................................ 22

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................. 23

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS.................................. 24

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934....... 24

PROPOSALS FOR NEXT ANNUAL MEETING.......................................... 24

OTHER MATTERS.............................................................. 24

CAUTION AS TO FORWARD-LOOKING STATEMENTS................................... 24

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.......................... 25

      ANNEX A--SWITCH AGREEMENT
      ANNEX B--RESOLUTION ESTABLISHING SERIES A PREFERRED
      ANNEX C--MERGER AGREEMENT
      ANNEX D--STOCK PURCHASE AGREEMENT
      ANNEX E--OPINION OF J.C. BRADFORD & CO.
      ANNEX F--PRO FORMA BALANCE SHEET

PROPOSAL 1: TO ELECT FIVE DIRECTORS

      The Company currently has four directors, the term of one of whom, Mr. Walter V. Klemp, will expire at the Meeting. Another of the Company's directors, Mr. Terry S. Parker, has resigned from the Board of Directors contingent upon the election of the nominees listed below. The Board of Directors recently expanded to seven members in contemplation of the transactions described elsewhere in this Proxy Statement.

      At the meeting, five directors are to be elected, constituting a majority of the Board of Directors. The Company's Articles of Incorporation provide that the Board of Directors of the Company will be divided into three classes, each class to be composed as equally as possible. The term of one class expires at each annual meeting of shareholders and each class serves three-year terms.

DIRECTOR NOMINEES

      The Board of directors has nominated the following persons (the "Nominees") to be elected directors at the Meeting: Mr. Michael T. Willis (three-year term), Mr. Mark A. Willis (three-year term), Mr. James T. Harris (two-year term), Dr. Ron Salazar (one-year term) and Mr. Christopher R. Purrier (one-year term). Messrs. Michael Willis, Mark Willis and Harris and Dr. Salazar are designees of the Willis Group LLC, a Texas limited liability company (the "Willis Group"), a party to the transactions described in "Proposal 3: To Approve the Transactions" and "Proposal 4: To Ratify Previous Issuances of Securities". Mr. Purrier is a designee of MCM Partners, a Washington limited partnership ("MCM"), a party to the transactions described in "Proposal 3: To Approve the Transactions".

      The following table sets forth certain information with respect to the Company's continuing directors and the Nominees as of the Record Date.

                                                                        TERM AS
                                                                        DIRECTOR
                                                                        WILL
NAME                       AGE         POSITION WITH THE COMPANY        EXPIRE

Zane Russell                32  Chairman of the Board and Chief Executive 1999
                                officer, President and Director

Michael L. Hlinak           48  Senior Vice President, Chief Operating    1998
                                Officer and director

James T. Harris             39  Director Nominee                          1999

Christopher R. Purrier      36  Director Nominee                          1998

Ron J. Salazar, Ph.D.       50  Director Nominee                          1998

Mark A. Willis              29  Director Nominee                          2000

Michael T. Willis           53  Director Nominee                          2000


BACKGROUND OF DIRECTORS AND NOMINEES

      ZANE RUSSELL co-founded EqualNet in July 1990 and served as President and director since that time until November 1994 when he assumed the position of Chairman of the Board and Chief Executive Officer. He has also served as the President of the Company since January 1996. Prior to the formation of EqualNet, from January to July 1990, he was a commercial accounts manager for American Telco Long Distance. From November 1989 to November 1990, Mr. Russell served as project manager for Natkin Mechanical, a construction company.

      MICHAEL L. HLINAK has served as a director of EqualNet since July 1991 and as Chief Financial Officer since June 1994, becoming Senior Vice President in November 1994 and Chief Operating Officer in May 1996. Mr. Hlinak, a certified public accountant, is President and sole owner of Cardinal Interests, Inc., a diversified Houston investment company which he founded in 1985. He also is the President of Partners Management Company, a management services company, a position that he has held since 1986.

      JAMES T. HARRIS, C.P.A. has specialized in assisting high net worth individuals as well as small and medium sized business owners through his own firm since 1992. Mr. Harris has worked with Michael T. Willis for ten years on most of his private investments and is the Treasurer of the Willis

Group. Before beginning his own firm, Mr. Harris served as Manager of Management Consulting with the firm of Hein + Associates, where he specialized in consulting in the areas of profit improvement, management, mergers and acquisitions, incentive plans, systems and implementation, financial planning and tax planning and compliance.

      CHRISTOPHER R. PURRIER has been Managing Director of Genesee Investments, an investment group located Bellevue, Washington, since October 1996. Prior to that, Mr. Purrier was a Managing Director of Ragen MacKenzie, an investment banking and brokerage firm located in Seattle, Washington, where Mr. Purrier started in July 1992 as a Vice President and was promoted to the position of Managing Director in 1994. Prior to that Mr. Purrier was a certified public accountant and merger and acquisitions specialist with Deloitte & Touche LLP.

      RON J. SALAZAR, PH.D. received his Ph.D. in business administration from the University of Texas in 1990 in the area of Strategic Management and Competitive Strategy. Since 1995, Dr. Salazar has been a partner in a management consulting firm of Palladian Analysis & Consulting, LLC in Houston, Texas. Prior to that Dr. Salazar was an assistant professor at the University of Houston and Idaho State University since 1988 teaching management courses. He is a researcher at the Institute for Constructive Capitalism in Austin, Texas and was honored with a research fellowship with the Center for International Competitiveness at the Instituto Tecnologico y De Estudios Superiores De Monterrey. His published research concentrates on industry and competitive dynamics. He has advised executives from Europe, Africa, Latin America and the United States as well as taught in English and Spanish in the areas of strategy, business development, positioning and US and global economies.

      MARK A. WILLIS founded the Willis Group, an investment fund, in 1997 and serves as its President. The fund has made investments in industries such as offshore oil platform equipment, geophysical services, oil and gas production, a cigar bar, telecommunications, and an aircraft parts supplier. Before forming the Willis Group, Mr. Willis worked at Eagle USA Airfreight for two and a half years, where he rose to the position of Regional Sales & Marketing Manager. Before that, Mr. Willis served as a marketing and sales rep for Talent Tree.

      MICHAEL T. WILLIS is the Secretary of the Willis Group. Mr. Willis also is a founder of COREStaff, Inc. (Nasdaq CSTF), a personnel and temporary services company ("COREStaff"), and has served as Chairman of the Board, Chief Executive Officer and President of COREStaff since its formation. Mr. Willis also founded The Talent Tree Corporation ("Talent Tree") in 1976 and built it into one of the largest temporary services companies in the United States. Mr. Willis sold Talent Tree to Hestair plc in 1987 and then continued as President and Chief Executive Officer until April 1, 1993. Mr. Willis is also a director of Servtech, Inc., a publicly traded oilfield service company, and Southwest Bank of Texas N.A. Mr. Willis was a majority stockholder of Furniture Investments, Inc., which was one of four partners in a small office furniture supply company, IPM Joint Venture d/b/a LaMesa Systems Furniture ("IPM"). In April 1994, IPM filed Chapter 11 bankruptcy in the U.S. Bankruptcy Court for the Southern District. An Order of Dismissal was filed December 17, 1994.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

      During the fiscal year ended June 30, 1997, the Board of Directors held eight meetings. Each director attended at least 75% of the total combined number of meetings held by the Board and by the committees on which each director served.

      The Board of Directors has an audit committee and compensation committee that each comprises Walter V. Klemp and Terry S. Parker. The Board of Directors has not established an executive or nominating committee. Board of Director nominees are proposed by management.

      The audit committee is charged with recommending to the Board of Directors the appointment of the Company's independent public accountants, reviewing their fees, ensuring that proper guidelines are established for the dissemination of financial information, meeting periodically with the independent public accountants, the Board of Directors and certain officers of the Company and its subsidiaries to ensure the adequacy of internal controls and reporting, reviewing consolidated financial statements and performing any other duties or functions deemed appropriate by the Board of Directors. The audit committee held three meetings during the fiscal year ended June 30, 1997.

      The compensation committee awards options and stock awards pursuant to the Company's stock option and restricted stock award plans, determines the terms and conditions of such options and awards, including (i) the persons to whom such options and stock awards will be granted and (ii) the form, terms and provisions of any agreement pursuant to which such options or stock awards are awarded. This committee is also responsible for consideration of compensation matters for the named executive officers. The compensation committee held three meetings during the fiscal year ended June 30, 1997.

COMPENSATION OF DIRECTORS

      Each non-employee director is paid $10,000 per year, plus $500 for each meeting of the Board which he personally attends, $350 for each meeting of a committee of the Board which he personally attends and $100 for each meeting in which he participates by telephone. All non-employee directors of the Company are reimbursed for ordinary and necessary expenses incurred in attending Board or committee meetings. The Company has adopted the Director Plan, pursuant to which each non-employee director receives options to purchase 5,000 shares of Common Stock on the date of his election as a director and options to purchase 1,000 shares of Common Stock on the day following each annual meeting of the Company's shareholders. These options have an exercise price equal to the closing price on the day before the date of grant and vest over three years in 33-1/3% increments. Employee directors of the Company do not receive any additional compensation from the Company for their services as directors.

REQUIRED VOTE AND RECOMMENDATION OF THE BOARD OF DIRECTORS

      A shareholder entitled to vote for the election of directors may withhold authority to vote for any or all of the Nominees. Nominees receiving at least the votes of the holders of a plurality of the shares of Common Stock present in person or by proxy at the meeting and voting for the position for which such Nominee has been nominated will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any of the Nominees and will have no effect on the outcome of the elections.

      The persons named in the proxies for the holders of Common Stock enclosed with this Proxy Statement intend to vote the proxies in favor of the election of the Nominees. The Company does not anticipate that any of the Nominees will become unavailable for any reason, but if that occurs the proxies will be voted for another nominee to be selected by management, which nominee may be designated by the Willis Group or MCM. Any vacancies that occur during the year may be filled by an individual appointed by the Board of Directors to serve for the remainder of the term of that director position.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

PROPOSAL 2: TO APPROVE AN AMENDMENT TO THE ARTICLES OF INCORPORATION

      The Board of Directors of the Company has adopted a resolution setting forth a proposed amendment to the Company's Articles of Incorporation (the "Amendment") and directing that the Amendment be submitted to a vote at the Meeting.

      The Amendment would increase the authorized shares of the Company from 20,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), to 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The Amendment would amend the first paragraph of Article IV of the Company's Articles of Incorporation, and the full text of that paragraph, as amended, is as follows:

            "The total number of shares of all classes of stock that the Corporation shall be authorized to issue is fifty-five million (55,000,000) shares, divided into the following: (i) five million (5,000,000) shares of Preferred Stock, of the par value of $.01 per share (hereinafter called "Preferred Stock"); and (ii) fifty million (50,000,000) shares of common stock, of the par value of $.01 per share (hereinafter called "Common Stock")."

      The Company's Articles of Incorporation preclude preemptive rights with respect to Common stock, and no preemptive rights will be related to the additional Common Stock authorized by the Amendment.

      At the close of business on the Record Date, 7,787,724 shares of Common Stock were outstanding. In addition, the Company holds an aggregate of 394,994 shares of Common Stock in treasury, and the Board of Directors has reserved (i) an aggregate of 1,050,000 shares of Common Stock for issuance on exercise of options granted and to be granted under the Company's stock option plans, (i) an aggregate of 1,300,000 shares of Common Stock for issuance on exercise of warrants and convertible debt issued to third parties in connection with various acquisition and financing transactions, and (iii) an aggregate of 10,098,300 shares of Common Stock to be issued or reserved for issuance in connection with the Transactions (as described and defined in Proposal 3 below). The Company does not have sufficient authorized capital stock to complete the Transactions without approval of this Proposal 2.

      Preferred Stock may be issued in one or more series from time to time at the discretion of the Board of Directors. The Board of Directors is authorized to fix the respective designations, relative rights, preferences, qualifications, restrictions and limitations of each series. The issuance of Preferred Stock could be used as an anti-takeover device without requiring further action on the part of the holders of Common Stock.

      No shares of Preferred Stock have been issued. However, the Board of Directors has established by resolution the Company's Series A Convertible Preferred Stock (the "Series A Preferred") to be issued in connection with the Transactions. See "Proposal 3: To Approve the Transactions--The Merger Acquisition--Series A Preferred".

      Other than the Transactions, the Company does not have any current obligations that would require the use of the additional shares of Common Stock to be authorized. However, the Company anticipates that some portion of the additional shares would be used by the Company in the future for acquisitions and stock-based employee benefit plans, as well as for public offerings of Common Stock or securities convertible or exchangeable into shares of Common Stock. Unless required by law, regulatory authorities or applicable rules of the Nasdaq Stock Market, the Company does not anticipate that any future authorization by a vote of shareholders will be sought for the issuance of any shares of Common Stock.

      The affirmative vote of two thirds of the issued and outstanding Common Stock is required to approve the Amendment. Abstentions and broker non-votes will not be treated as either a vote for or against approval of the Amendment. However, because the approval of the Amendment requires the affirmative vote of two thirds of the outstanding shares of Common Stock, abstentions and broker non-votes will have the same effect as a vote against approval of the Amendment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENT.

PROPOSAL 3: TO APPROVE THE TRANSACTIONS

GENERAL DESCRIPTION

      On December 2, 1997, EqualNet entered into several related agreements (the "Agreements") involving the Willis Group and MCM. Collectively, these agreements provide for a recapitalization of the Company and for the Company to acquire certain telecommunications network assets and switches formerly used by Total World Telecommunications, Inc. The Agreements include the Switch Agreement, the Merger Agreement and Stock Purchase Agreement (in each case as defined below). The Agreements and the transactions provided for thereby (the "Transactions") are described individually below; however, the closing of each of the Transactions is conditioned upon the closing of the other Transactions, and the closing of all of the Transactions is conditioned upon, among other things, the approval of the holders of a majority of the Common Stock present and voting at the Meeting.

BACKGROUND OF THE TRANSACTIONS

      EqualNet is a nationwide telecommunications company offering discounted major carrier long distance and other services. EqualNet's revenues declined from a peak of $78.4 million in fiscal year 1996 to $46.6 million for the fiscal year ended June 30, 1997. Pre-tax income (loss) for the fiscal years ended June 30, 1995, 1996 and 1997 was $2.9 million, ($11.1) million and ($12.6) million, respectively. The Company funded its operations during the year ended June 30, 1997 through extension of payment terms from the Company's major suppliers, advances under its revolving credit facility, from a $3.0 million debt offering and through operating cash flows. An additional source of liquidity during this time period has been an extension of payment terms from the Company's major suppliers, although there can be no assurance that any such extensions will be granted in the future. At current levels of operations and with a declining borrowing base, the Company must seek additional capital and continued concessions from its vendors and must continue to reduce expenses to bring them in line with current levels of revenues.

      Declining revenues beginning in the second quarter of fiscal year 1996 were attributable to a number of internal and external factors. With the rapid growth of the Company, provisioning time -- the time it takes the Company's primary underlying long-distance carrier to activate new customers -- rose sharply, from approximately 20 days to approximately 45 days. In addition, NetBase, the Company's customer management system, was not equipped to handle the rapid growth, leading to delays in providing the Company's customers with accurate bills on a timely basis. This problem was compounded when the Company converted to the NetBase Plus operating system ("NetBase Plus"), a new customer management information system. After implementation, NetBase Plus was determined to have inherent design flaws which resulted in further billing and provisioning problems and the entire system was subsequently abandoned. These conditions caused customer attrition rates to increase and, although the number of new customers placed on the Company's service was increasing, actual revenues were declining due to the higher than expected loss of existing customers. The difficulties in billing and provisioning accounts resulted in a substantial increase in bad debt expense. The historical rapid growth and management's expectations resulted in a structure designed for continued growth with an increase in staffing, equipment and office space. The unanticipated decline in revenues obscured by the lack of accurate and timely management information due to the problems with NetBase Plus resulted in an inefficient cost structure. In addition, substantial professional fees were incurred as the Company aggressively pursued acquisition targets in early fiscal 1996, and other professional fees increased due to cost associated with being a public company, and costs associated with the negotiation of amendments to the line of credit and the raising of additional capital.

      The customer attrition referred to above significantly impacted the Company's financial position. The Company wrote down assets in fiscal 1996 of approximately $6.9 million, including a non-cash charge of $4.6 million to reduce the carrying value of acquired customer bases to the present value of the expected future cash flows associated with the underlying customer accounts. This charge was necessitated by continued greater than expected turnover of acquired customer bases, which resulted from difficulties in billing and servicing the underlying customer accounts.

      By December 31, 1995, the remaining funds from the Company's March 1995 initial public offering had been expended, and, due to the operating losses sustained in the second half of fiscal 1996 and all of fiscal 1997 and the declining revenue base, the Company reached its maximum borrowing capacity under its revolving line of credit facility in the first quarter of fiscal 1997. The Company's borrowing capacity under its credit facility continued to decline as a result of operating losses, a decline in the revenue base and the exclusion of certain receivables from the criteria of eligible receivables.

      During fiscal 1997 the Company began to seek additional sources of capital and possible strategic alliances. Effective February 3, 1997, the Company executed an agreement with The Furst Group, Inc. ("Furst"), pursuant to which the Company issued Furst a $3.0 million note bearing interest at the rate of 10% per year, maturing December 31, 1998. In addition, the Company has issued stock purchase warrants to Furst, exercisable for an aggregate of 1,500,000 shares of Common Stock at a purchase price of $2.00 per share, subject to adjustment in certain events. In connection with this transaction, the Company began purchasing telecommunications services, effective November 1, 1996, under Furst's contract with Sprint Communications Company, L.P. at costs less than what the Company had been paying. Further discussions between EqualNet and Furst regarding exploring other mutually beneficial moves related to billing, marketing and operations did not result in any additional business or operating combinations between the companies.

      At June 30, 1997 the Company was in default on certain loan covenants of its credit agreement. The Company replaced the revolving line of credit under which borrowings at June 30, 1997 were outstanding with a new receivables sale agreement effective June 18, 1997 and which funded July 7, 1997. The new agreement provides for accounts receivable purchase commitments of up to $8.0 million for the purchase of the Company's receivables from customers that meet specified eligibility requirements. Funding is based on a percentage of the Company's outstanding receivables and allows for the lender to cease funding of new receivables without prior written notice at the lenders option. Although borrowings under the new line were sufficient to retire the previous credit agreement and provide some working capital, the amount available under the new agreement did not generate sufficient capital to satisfy the Company's liquidity needs.

      On July 2, 1997, the Company announced its intention to enter into a business combination with Cherry Communications, Inc. ("Cherry"), a privately-held, switch-based long distance provider. The announced transaction was proposed to be structured as a merger resulting in the shareholders of Cherry owning approximately 91% of the combined company and the shareholders of EqualNet owning the remaining nine percent. Although this combination may have resulted in EqualNet becoming a switch-based carrier, after further due diligence and an adverse outcome of a litigation matter in which Cherry was involved, the Company determined that the proposed combination would not be in the best interests of its shareholders. The Company therefore discontinued negotiations with Cherry. However, the Company continued to actively seek other combinations or alliances that would offer synergies with its existing operations and allow the Company to return to profitable growth.

      As discussed in the Company's Annual Report on Form 10-K for the Year Ended June 30, 1997, the Company determined that it must seek additional funding or form a strategic alliance or it might be forced to seek protection under the United States bankruptcy laws.

      On September 25, 1997, the Company announced that it was in discussions with the Willis Group and other parties relating to a series of transactions in which the Company might ultimately acquire certain assets of Total National Telecommunications, Inc., a wholly-owned subsidiary of Total World Telecom ("TNT"), a switch-based carrier that had sought protection under the United States bankruptcy laws, and thus become a switch-based carrier itself. See "--Reasons for the Transactions--Becoming a Switch-based Carrier". The Willis Group purchased these assets from TNT pursuant to an order from the bankruptcy court. In discussions between the Company and the Willis Group, the parties also considered an equity contribution to the Company by the Willis Group to assist the Company in addressing its liquidity concerns.

      On October 1, 1997, the Willis Group loaned the Company $1.0 million in exchange for the issuance of a $1,000,000 Convertible Secured Note and a warrant to purchase 200,000 shares of Common Stock. See "Proposal 4: To Ratify Previous Issuances of Securities".

      Effective October 1, 1997, EqualNet and the Willis Group entered into a short-term lease pursuant to which EqualNet is leasing and operating the Network Assets and the Switches (as described below) from the Willis Group. This lease had an initial term of three months and will automatically renew on a monthly basis absent notice of termination from either party.

      Through the course of negotiations with the Willis Group and MCM, and through discussions with Bradford, the Company reached terms on the Transactions with the Willis Group and MCM. The terms of the Transactions are described in greater detail below. See "--The Switch Acquisition", "--The Merger Acquisition" and "--The Stock Sale".

      On several occasions in November 1997, the Board of Directors discussed with management the progress of negotiations and the Transactions. On November 21, 1997, the Board of Directors held a meeting with management and representatives of Bradford. Management presented the Transactions and the Agreements to the Board of Directors, and the directors discussed and evaluated the merits of the Transactions and the Agreements with Bradford. On November 26, 1997, Bradford presented to the Board of Directors its opinion to the effect that the Transactions were fair, from a financial point of view, to the Company, a copy of which opinion is attached hereto as ANNEX E. On December 1, 1997, the Board of Directors unanimously approved the Transactions and the execution and delivery of the Agreements and directed that the Transactions be submitted to the shareholders of the Company for their approval.

      On December 2, 1997, the Agreements were executed and delivered.

THE SWITCH ACQUISITION

      The Transactions include the acquisition by the Company of nine Siemens Stromberg-Carlson ("Siemens") telecommunications switches located in California, Florida, Georgia, Illinois, Missouri, New York, Texas and Washington (the "Switches") from the Willis Group pursuant to a Switch Agreement dated December 2, 1997 (the "Switch Agreement"), between EqualNet Holding Corp. and the Willis Group. The Switches formerly were leased by TNT from Siemens. The Willis Group acquired rights under these leases in connection with TNT's bankruptcy and subsequently purchased the Switches from Siemens.

      It should be noted that the Switch Agreement provides very limited representations and warranties on behalf of the Willis Group regarding the condition of the Switches. Although the Company believes that the Switches are of significant value to it and to its planned future operations, there can be no assurance that the Company will be able to realize the full benefit of the Switches or that the Company will not have to expend substantial additional resources to realize such benefits. The Company is currently operating certain of the Switches pursuant to an operating lease with the Willis Group. Although the Company believes it is familiar with the Switches and the condition of the Switches, there can be no assurance to that effect. Furthermore, if the Switches do not operate to the expectations of the Company, the Company will have no recourse against the Willis Group.

      As consideration for the Switches, the Company will pay $5.9 million in cash, which it anticipates financing through a loan from an unaffiliated third party (the "Lender"), which loan is expected to be secured by the Switches and other assets of the Company (the "Switch Loan"). The Company will also issue to the Willis Group 400,000 shares of Common Stock and a warrant for the purchase of an additional 400,000 shares of Common Stock at $1.50 per share (the "Switch Warrant"). The Switch Warrant will be exercisable for five years. The Company is in discussions with the Lender regarding the Switch Loan. The Lender may require, as a condition to the Switch Loan, that Mr. Michael T. Willis, holder of 47.5% of the membership interest in the Willis Group, and a Nominee, personally guarantee a portion of the Switch Loan. In that event, the Company anticipates that it will pay Mr. Willis a guarantor's fee equal to approximately 4% per year on the outstanding portion of the Switch Loan that he guarantees. There can be no assurance, however, that the Company will be able to obtain the Switch Loan on favorable terms, if at all.

      The Switch Agreement also provides that the Company will be responsible for any sales taxes resulting from the Switch Acquisition.

      Pursuant to the Switch Agreement, the Company also granted to the Willis Group the same registration rights with respect to the shares to be issued thereunder and under the Switch Warrant as it granted under the Note and October Warrant described below. See "Proposal 4: To Ratify Previous Issuances of Securities".

      The closing of the Switch Acquisition is conditioned upon, among other things, the election of the Nominees, the approval of the Transactions by the shareholders of the Company and the closing of the other Transactions.

      A copy of the Switch Agreement is attached to this Proxy Statement as ANNEX A. The foregoing is an accurate summary of the material provisions of the Switch Agreement, but is not a complete description thereof and is qualified in its entirety by reference to ANNEX A.

THE MERGER ACQUISITION

      In connection with the Transactions, the Company will acquire Netco Acquisition Corp. a Delaware corporation ("Netco"), which holds certain intangible rights and assets formerly held by TNT (the "Network Assets"). See "--Background of the Transactions". The Company considers the Network Assets to be of significant value, as they are necessary for the Company to become a switch-based carrier and operate the Switches. See "--The Switch Acquisition" and "--Reasons for the Transactions--Becoming a Switch-based Carrier".

      Pursuant to an Agreement and Plan of Reorganization dated December 2, 1997 (the "Merger Agreement"), between EqualNet, EQ Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("EQ Sub"), Netco Acquisition, LLC, a Delaware limited liability Company ("Netco LLC") and Netco, which is a wholly owned subsidiary of Netco LLC, the parties thereto have agreed that EQ Sub will be merged with and into Netco, with Netco being the surviving corporation and becoming a wholly-owned subsidiary of EqualNet (the "Merger Acquisition").

      THE NETWORK ASSETS

      The assets held by Netco that the Company will acquire as a result of the Merger (the "Network Assets") consist of intangible rights to use certain software and codes necessary to operate the Switches. It should be noted that the Merger Agreement provides very limited representations and warranties on behalf of Netco LLC regarding the Network Assets and the transferability thereof. Although the Company believes that the Network Assets are of significant value to it and to its planned future operations, there can be no assurance that the Company will be able to realize the full benefit of the Network Assets or that the Company will not have to expend substantial additional resources to realize such benefits.

      PAYMENT FOR THE NETWORK ASSETS

      The members of Netco LLC are the Willis Group and MCM. In the Merger Acquisition, Netco LLC will receive, in exchange for its shares of Netco, the following:

      (a)   2,081,633 shares of Common Stock;
      (b) a number of shares of Common Stock equal to the working capital loans made by the members of Netco LLC or their affiliates to Netco prior to the closing, which amount is expected to be not less than $1.5 million) divided by $1.00; and
      (c)   2,000 shares of Series A Preferred.

      SERIES A PREFERRED

      A copy of the Statement of Resolution establishing the Series A Preferred Stock, as filed with the Secretary of State of the State of Texas, is attached to this Proxy Statement as ANNEX A. The following is an accurate summary of the material provisions of the Series A Preferred, but is not a complete description thereof and is qualified in its entirety by reference to ANNEX B.

      The Series A Preferred consists of 2,000 shares, all of which will be issued in connection with the Transactions. Each share of Series A Preferred will have a stated value of $1,000 and will be entitled to receive dividends at the rate of $80.00 per year, payable quarterly. Dividends on the Series A Preferred will be cumulative and, if not timely paid, will bear interest at the rate of 12% per year until paid. Under the terms of the Series A Preferred, the Company will not be permitted to declare or distribute any dividends to holders of Common Stock unless all accrued dividends on the Series A Preferred (and any interest thereon) have been paid.

      Holders of Series A Preferred will have the right to convert their shares into shares of Common Stock initially at the rate of 833.33 shares of Common Stock per share of Series A Preferred (or the stated value divided by $1.20), or an aggregate of 1,666,667 shares of Common Stock, subject to adjustment pursuant to the anti-dilution provisions set forth in ANNEX B. The Company will have the right to redeem the outstanding shares of Series A Preferred at a price of $1,000 (plus any accrued and unpaid dividends and any interest thereon) per share if at any time after 180 days from the date the Series A Preferred Stock is issued the Market Price (as defined in ANNEX B) of the Common Stock exceeds $5.00.

      If the Company were to be liquidated, the holders of the Series A Preferred would be entitled to receive out of the assets of the Company $1,000 (plus any accrued and unpaid dividends and any interest thereon) per share of Series A Preferred before any distributions would be made to holders of Common Stock. The Series A Preferred will not have voting rights other than in transactions involving an amendment or waiver of the rights of holders of Series A Preferred or in the creation of a series of shares with rights equal to or greater than the Series A Preferred.

      OTHER TERMS OF THE MERGER AGREEMENT

      Pursuant to the Merger Agreement, the Company also entered into a Registration Rights Agreement with MCM and its parent granting them the right to require the Company to register the resale of shares of Common Stock issuable upon conversion of the Series A Preferred with the Securities and Exchange Commission (the "Commission"). These registration rights provide that the holders of Series A Preferred may require the Company, at the Company's expense, to register such Common Stock on two occasions at the request of such holders. In addition, such holders may require the Company to include such shares in any registration statement filed with the Commission. In each case, these registration rights are subject to certain customary limitations regarding the times at which they may be exercised and the number of shares with respect to which they may be exercised.

      The closing of the Merger Acquisition is conditioned upon, among other things, the election of the Nominees, the approval of the Transactions by the shareholders of the Company and the closing of the other Transactions.

      A copy of the Merger Agreement is attached to this Proxy Statement as ANNEX C. The foregoing is an accurate summary of the material provisions of the Merger Agreement, but is not a complete description thereof and is qualified in its entirety by reference to ANNEX C.

THE STOCK SALE

      Pursuant to a Stock Purchase Agreement dated as of December 2, 1997 (the "Stock Purchase Agreement"), the Company has agreed, subject, among other things, to the approval of its shareholders, to issue and sell to the Willis Group 4,000,000 shares of Common Stock at a price of $1.00 per share in cash (the "Stock Sale"). The Company expects that it will use the $4.0 million proceeds resulting from the Stock Sale to address its liquidity shortage and for general corporate purposes.

      The Stock Purchase Agreement provides that the Board of Directors will elect four new directors to be designated by the Willis Group. The Merger Agreement (described below) provides that the Board of Directors will elect one new director to be designated by MCM. Simultaneously, the Company expects that Mr. Parker will resign from the Board of Directors. As a result, the Board of Directors will comprise Michael L. Hlinak, Zane Russell, four designees of the Willis Group and one designee of MCM, and will consequently be controlled by the Willis Group.

      Pursuant to the Stock Purchase Agreement, the Company also granted to the Willis Group the same registration rights with respect to the shares to be issued thereunder as it granted under the Note and October Warrant described below. See "Proposal 4: To Ratify Previous Issuances of Securities".

      The closing of the Stock Sale is conditioned upon, among other things, the election of the Nominees, the approval of the Transactions by the shareholders of the Company and the closing of the other Transactions.

      A copy of the Stock Purchase Agreement is attached to this Proxy Statement as ANNEX D. The foregoing is an accurate summary of the material provisions of the Stock Purchase Agreement, but is not a complete description thereof and is qualified in its entirety by reference to ANNEX D.

REASONS FOR THE TRANSACTIONS

      BECOMING A SWITCH-BASED CARRIER

      Long-distance companies can be categorized in different ways. One distinction is between facilities-based companies and non-facilities-based companies, or resellers. Facilities-based companies own transmission facilities, such as fiber optic cable or digital microwave equipment. Profitability for facilities-based carriers is dependent not only upon their ability to generate revenues but also upon their ability to manage complex networking and transmission costs. Substantially all of the first- and second-tier long distance companies are facilities-based carriers and generally offer service nationwide. Most facilities-based carriers in the third tier of the market generally offer their service only in a limited geographic area. Some facilities-based carriers contract with other facilities-based carriers to provide transmission where they have geographic gaps in their facilities. Similarly, non-facilities-based companies, such as the Company, contract with facilities-based carriers to provide transmission of their customers' long-distance traffic. Pricing in such contracts is typically either on a fixed rate lease basis or a call volume basis. Profitability for non-facilities based carriers is based primarily on their ability to generate and retain sufficient revenue volume to negotiate attractive pricing with one or more facilities-based carriers.

      A second distinction among long-distance companies is that of switch-based versus switchless carriers. Switch-based carriers have one or more switches, computers that direct telecommunications traffic in accordance with programmed instructions. All of the facilities-based carriers are switched carriers, as are many non-facilities-based companies. Switchless carriers depend on one or more facilities-based carriers to provide both transmission capacity and switch facilities. EqualNet currently is a switchless reseller.

      In addition to strengthening the Company's current financial position, the Transactions will strengthen EqualNet's operations and competitive position in the industry. All switchless resellers of long distance telecommunications services, including EqualNet, have been the victims of diminishing profit margins as the rates at which they purchase long distance service from their underlying carriers have become matched by the rates at which these same carriers make long distance service available directly to the same customers. Resellers have discovered that they can no longer compete for these customers and retain any margin to cover expenses of bad debt, back office, billing and customer service. The Company believes that prior to this year, the last time a publicly-traded telecommunications company filed for protection under federal bankruptcy laws was in 1984. This year, three such telecommunications companies have filed for relief under the United States bankruptcy laws. The Transactions will move EqualNet from the status of a reseller, dependent upon and unable to compete with its underlying carriers, to that of a facilities-based carrier with a nationwide network. The Company believes that the cost to it of long distance service can be reduced by 30% to 50%, which will provide increased margins and cash flow for the Company. In addition, as a facilities-based carrier, EqualNet believes that it once again will be able to offer cost competitive services, thereby increasing revenues by attracting customers in its current market and in markets not previously available to the Company. The Company plans to expend at least $2 million of the proceeds from the equity investment portion of the transactions on sales and marketing efforts which EqualNet believes will quickly result in new revenues, increased gross margin and increased cash flow.

      EqualNet began managing the network of the Switches in October 1997 under an interim management agreement by deploying intermachine trunks and outbound/back-haul lines connecting the Switches located across the United States. This position has already provided a platform for the Company to conduct preliminary discussions with several switchless and switch-based resellers regarding possible business combinations. The Company believes that such business combinations would provide significant opportunities to gain synergies from converting switchless long-distance customers to a switch-based network and to eliminate duplicative general and administrative expenses. However, there can be no assurances that these expectations will validated, and actual results of the Transactions could differ materially from those projected here. For factors that could cause such results to differ, see "--Possible Adverse Consequences of the Transactions" and "Caution as to Forward-Looking Statements".

      ADDRESSING LIQUIDITY

      For the reasons discussed above under "--Background of the Transactions", and to assist the Company in covering additional costs associated with becoming a switch-based provider, the Company is in need of an additional capital. The Company believes that the Stock Sale is preferable to engaging in a further public offering of Common Stock because the Company may be able to receive the funds more quickly than it would be able to in a public offering and for lower overall transaction costs. Further, the Company is not confident that a public offering of this size would attract sufficient investor attention to justify the costs that would be incurred in such an effort.

      PRO-FORMA FINANCIAL INFORMATION

      The Company believes that the Transactions will have a significant impact on its financial position and would be material to investors in Common Stock. A pro-forma balance sheet of the Company as of September 30, 1997, giving effect to the Transactions is attached to this Proxy Statement as ANNEX F.

      POSSIBLE ADVERSE CONSEQUENCES OF THE TRANSACTIONS

      The Transactions could have adverse consequences for holders of Common Stock. The Company estimates that, upon completion of the Transactions, the Willis Group will beneficially own approximately 8,081,633 shares of Common Stock, which would represent approximately 51% of the outstanding Common Stock if the Willis Group were to exercise all warrants and conversion rights it holds. Additionally, upon consummation of the Transactions, the Board of Directors of the Company will be controlled by the Willis Group. Additionally, as of December 26, 1997, the market price of the Common Stock as reported by The Nasdaq Stock Market, Inc. was $______ per share, or $______ per share greater than the price being paid by the Willis Group.

      Furthermore, under the Switch Agreement, the Company will incur additional debt of approximately $5.9 million. Given the Company's historical cash flow difficulties, there can be no assurance that it will be able to adequately service this additional debt. If the Company were unable to make payments on the Switch Loan as they become due, the Lender could foreclose on the Switches, which would have a material adverse effect on the Company, its business, operations and cash flow.

      The representations and warranties being provided by the Willis Group and Netco LLC with respect to the validity of the transfer and the condition of the Switches and the Network Assets are severely limited. If the Company is not able to realize the benefits of the Network Assets, or if the condition of the Switches makes them inoperable or unprofitable, the Company will have no recourse to the Willis Group, Netco LLC or MCM.

      FAILURE TO APPROVE THE TRANSACTIONS

      If the holders of a majority of the outstanding Common Stock present and voting at the meeting do not vote in favor of approval of the Transactions, then each of the Switch Agreement, the Merger Agreement and the Stock Purchase Agreement will be terminable by the Company or the other parties thereto, and the Company will have no further obligations thereunder. In that event, the Company will be forced to continue to seek other sources of capital. If the Company is not able to secure additional funds it may be forced to seek protection under the United States bankruptcy laws.

      Additionally, in connection with the execution of the Agreements, the Company issued to Netco Acquisition a warrant for the purchase of 150,000 shares of Common Stock at $1.00 per share. This warrant is not exercisable before February 1, 1998. The closing of the Transactions will terminate these warrants. Therefore, failure to approve the election of the Nominees and the Transactions will result in additional dilution of the holders of the Company's Common Stock.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

      In connection with the Transactions, the Board of Directors has nominated four designees of the Willis Group and one designee of MCM for election as directors of the Company. See "Proposal 1: To Elect Five Directors". In connection with the Transactions, the Willis Group will receive approximately 6,481,633 shares of Common Stock and a warrant for the purchase of an additional 400,00 shares of Common Stock, and MCM will receive approximately 1,500,000 shares of Common Stock and 2,000 shares of Series A Preferred (convertible in th aggregate into approximately 1,666,667 shares of Common Stock). See "--The Switch Acquisition", "--The Merger Acquisition" and "--The Stock Sale".

OPINION OF J.C. BRADFORD & CO.

      EqualNet has retained Bradford to act as its financial advisor in connection with the Transactions. EqualNet selected Bradford as its financial advisor because Bradford is a nationally recognized investment banking firm, which, as a part of its investment banking business, engages in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporations or other purposes. EqualNet also selected Bradford because of Bradford's familiarity with the telecommunications industry generally. Representatives of Bradford participated in the meeting of the Board of Directors on November 26, 1997 and rendered Bradford's opinion that, as of the date of such opinion, the proposed consideration for the Transactions was fair, from a financial point of view, to the shareholder of EqualNet. A copy of that opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as ANNEX E hereto and should be read in its entirety.

      In conducting its analysis and delivering its opinion, Bradford considered such financial and other factors as it deemed appropriate and feasible under the circumstances, including the following items that

Bradford considers to be material to its opinion: (i) draft copies of the Agreements; (ii) the historical and current financial position and results of operations of EqualNet as set forth in its periodic reports and proxy materials filed with the Securities and Exchange Commission; (iii) certain internal operating data and financial analyses and forecasts of EqualNet for the years beginning July 1, 1997 and ending June 30, 2003 as prepared by its senior management; (iv) certain financial and securities trading data of certain other companies, the securities of which are publicly traded and that Bradford believed to be comparable to EqualNet or relevant to the transactions; (v) the financial terms of other transactions in the telecommunications industry that Bradford believed to be relevant; and (vi) reported price and trading activity for EqualNet Common Stock. Bradford also held discussions with members of the senior management of EqualNet regarding the past and current business operations, financial condition, and future prospects of EqualNet. In addition, Bradford took into account its assessment of general economic, market and financial conditions and its experience in other transactions as well as its experience in securities valuation and its knowledge of the industries in which EqualNet operates generally.

      Bradford's opinions are necessarily based upon general economic, market, financial, and other conditions as they existed on their respective dates and the information made available to Bradford through such dates. Bradford relied upon the accuracy and completeness of all of the financial and other information reviewed for it for purposes of its opinions and did not assume any responsibility for independent verification of such information. With respect to the internal financial analyses and forecasts supplied to Bradford, Bradford has assumed, and the managements of the companies have represented, that such analyses and forecasts (including forecasted cost savings) were reasonably prepared on bases reflecting the best currently available estimates and judgments of such company's senior management as to the recent and likely future performance of such company. In addition, Bradford was not asked to consider, and its opinion does not address, the relative merits of the Transactions as compared to any other transactions in which EqualNet might engage. Furthermore, Bradford has not made an independent evaluation or appraisal of the assets and liabilities of EqualNet and has not been furnished with any such evaluation or appraisal. Bradford has not examined the fairness of the October 1997 loan from the Willis Group to EqualNet and expressed no opinion with regard thereto.

      Nothing in the opinion should be deemed to constitute a recommendation by Bradford to any shareholder of EqualNet to vote in favor of the Transactions. Bradford has consented to the attachment of the Opinion to this Proxy Statement and to the descriptions thereof in this Proxy Statement.

      In preparing its report to the Board of Directors, Bradford performed a variety of financial and comparative analyses, including: (i) an evaluation of EqualNet's current financial position and projected results of operations (ii) pro forma merger analysis; (iii) relative contribution analysis; (iv) discounted cash flow analysis; (v) comparable company analysis; and (vi) comparable transaction analysis. The summary of Bradford's analyses set forth below does not purport to be a complete description of the analyses underlying Bradford's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Bradford did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Bradford believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinions. With respect to the comparable company and transaction analyses, no public company, acquisition or transaction utilized as a comparison is identical to EqualNet or the Transactions and such analyses necessarily involve complex considerations and judgments concerning the difference in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. In performing its analyses, Bradford made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions, and other matters. The analyses performed by Bradford are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

      The following are financial and comparative analyses which were performed by Bradford, and which Bradford considers to be material, in arriving at its opinion as to the fairness of the consideration received by EqualNet.

      (a) VALUATION OF INDUSTRY TRENDS AND EQUALNET'S CURRENT FINANCIAL POSITION. Bradford noted the recent trend among long distance providers to enter into business combinations to achieve access to switch-based networks, achieve greater mass and offer more services to customers. This trend is the result of several factors including the enactment of the Telecommunications Act of 1996. Recently completed or announced transactions include Worldcom/MCI, Telco/Excel, Tel-

      Save/ACC and ACC/U.S. Watts. Furthermore, Bradford also noted the increased number of switchless and switch-based resellers who have reported poor financial results or have entered into bankruptcy proceedings as a result of competitive and other factors.

      In this context, Bradford analyzed EqualNet's historical and projected operating results through January 1998. Bradford noted that EqualNet had not achieved positive cash flow from operations since May 1997 and that management projected a continued deterioration in operating results through January 1998 and beyond. Senior management of the Company advised Bradford that, without an immediate infusion of capital in some form, the Company would fail. Bradford also noted that it is generally well known that the Company has been evaluating its strategic alternatives, including raising capital, merging with another entity or selling the Company

      (b) PRO FORMA TRANSACTIONS ANALYSIS. Bradford reviewed certain forecasted pro forma financial information for EqualNet after the Transactions (including forecasted cost savings), as provided by the management of EqualNet. Bradford analyzed the impact of the Transactions on the forecasted revenues, earnings before interest and taxes ("EBIT"), earnings before interest, taxes, depreciation and amortization ("EBITDA"), net income and earnings per share (the "EPS") of the combined company for the fiscal years ending June 30, 1998 and 1999. The results of the pro forma merger analysis suggest that the Transactions will be accretive (non-dilutive) to the EPS of EqualNet in each of the years analyzed, assuming specific cost savings that would be realized as part of the combination. The actual results achieved by the combined company may vary from management's projected results and the variations may be material.

      (c) DISCOUNTED CASH FLOW ANALYSIS. Using discounted cash flow analysis, based on information obtained from management of EqualNet, Bradford discounted to present value the projected future cash flows that EqualNet is projected to produce on a stand-alone basis through 2003, under various circumstances, assuming EqualNet performed in accordance with the earnings forecast of management. Bradford calculated terminal values for EqualNet (i.e., the values at the 2003 year end) by applying multiples of revenue in the year 2003. The cash flow streams and terminal values were then discounted to present values using different discount rates chosen to reflect different assumptions regarding EqualNet's cost of capital. Based on the above described analysis, the implied value of EqualNet was less than zero compared to the stock price of EqualNet common stock on September 23, 1997 (just prior to the announcement of initiation of discussions with the Willis Group) of $1.00 and November 26, 1997 of $1.625.

      Bradford also discounted to present value the projected future cash flows that EqualNet is projected to produce through 2003, under various circumstances, assuming completion of the Transactions and assuming EqualNet performs in accordance with the earnings forecast of its management. Bradford calculated terminal values for EqualNet (i.e., the values at the 2003 year end) by applying multiples of revenue in the year 2003. The cash flow streams and terminal values were then discounted to present values using different discount rates chosen to reflect different assumptions regarding EqualNet's cost of capital. Based on the above described analysis, the implied value per share of EqualNet ranged from $1.66 to $3.78, with an average value of equity of $2.62 per share.

      (d) COMPARABLE COMPANY ANALYSIS. Using publicly available information, Bradford reviewed selected financial data, including revenues, historical and projected earnings and EBITDA for several publicly traded companies engaged in businesses similar to EqualNet's including long distance companies, second tier switch based carriers and switchless resellers of long distance. Bradford noted that the revenue multiples for switchless resellers (which ranged from 0.35x to 0.88x, with an average multiple of 0.53x) are significantly lower than the multiples of the second tier switch-based carriers (which ranged from 1.04x to 2.87x, with an average multiple of 1.74x).
      EqualNet's annualized revenue multiple is 0.57x.

      Pursuant to an engagement letter dated October 2, 1997, Bradford has earned fees totaling $75,000 for its services as financial advisor to the Board of Directors in connection with the Transactions, including delivery of the opinion. In addition, Bradford will receive, upon the closing of the Transactions, an additional $75,000 in cash and warrants for the purchase of 50,000 shares of Common Stock at a price per share equal to the market price of Common Stock on the date of the closing of the Transactions. EqualNet has also agreed to indemnify Bradford against certain liabilities arising out of or in connection with the services rendered by Bradford in connection with the engagement.

      Bradford has issued EqualNet with a consent to use their opinion in this Proxy Statement, a copy of which is included herewith as ANNEX E.

      Those statements made above that project possible future results of operations of EqualNet and possible future values of Common Stock are forward-looking statements. These statements are made for the purpose of describing certain aspects of the analysis done by Bradford in arriving at its opinion and should not be taken as statements by the Company relating to potential outcomes or results with or without the consummation of the Transactions. For factors that may cause actual results to differ materially from those described above, see "Caution as to Forward-Looking Statements".

REQUIRED VOTE

      The closing of the Transactions is conditioned upon, among other things, the approval of the holders of a majority of the Common Stock present and voting at the Meeting. Abstentions and broker non-votes will not be treated as either a vote for or against the proposal. Therefore, abstentions and broker non-votes will have no effect on the approval of the Transactions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      For the reasons set forth under "--Background of the Transactions" and "--Reasons for the Transactions", and giving consideration to the opinion of Bradford attached hereto as ANNEX E, the Board of Directors believes the Transactions are fair to and in the best interests of EqualNet and the holders of EqualNet Common Stock. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE TRANSACTIONS.

PROPOSAL 4: TO RATIFY PREVIOUS ISSUANCES OF SECURITIES

      On October 1, 1997, the Company issued to the Willis Group a $1,000,000 Convertible Secured Note, bearing interest at the rate of 12% per year and maturing April 1, 1998 (the "Note"), and a warrant for the purchase of up to 200,000 shares of Common Stock at an exercise price of $1.00 per share, subject to adjustment (the "October Warrant"). The October Warrant is exercisable for five years. The outstanding balance of the Note is convertible at any time into a number of shares of Common Stock determined by dividing the outstanding balance by the lesser of $1.00 or 85% of the market price of the Common Stock. The Company received $1.0 million from the Willis Group in exchange for the Note and the warrant. The Note is secured by a lien on substantially all of the Company's assets.

      In connection with the issuance of the Note and the October Warrant, the Company also granted the Willis Group the right to require the Company to register the resale of shares of Common Stock issuable upon conversion of the Note or exercise of the October Warrant with the Commission. These registration rights provide that the holders of such shares may require the Company, at the Company's expense, to register such Common Stock on two occasions at the request of such holders. In addition, such holders may require the Company to include such shares in any registration statement filed with the Commission. In each case, these registration rights are subject to certain customary limitations regarding the times at which they may be exercised and the number of shares with respect to which they may be exercised. These same rights will be extended to the Willis Group to cover any shares of Common Stock it acquires in connection with the Transactions.

      The Company believes the issuance of the Note and the October Warrant was necessary for it to meet its immediate capital needs. The Board of Directors unanimously approved the issuance of the Note and the October Warrant. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE ISSUANCE OF THE NOTE AND OCTOBER WARRANT.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information as of the Record Date (unless indicated otherwise), with respect to (i) persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of the Common Stock,
(ii) each director and Named Executive Officer and (iii) all directors and executive officers of the Company as a group:
                                                    BENEFICIAL OWNERSHIP(1)
      NAME                                          SHARES        PERCENT
      ----                                          ------        -------
The Furst Group, Inc.(2) .....................      1,500,000       19.3%
459 Oakshade Road
Shamong, New Jersey  08088
James D. Kaylor(2) ...........................      1,500,000        19.3
916 P Street, Suite 200
Lincoln, Nebraska  68508
John S. Streep(2) ............................      1,500,000        19.3
15841 Kilmarnock Drive
Ft. Myers, Florida  33912
Willis Group, LLC(3)..........................      1,350,000        14.8
5005 Woodway, Suite 350
Houston, Texas  77056
Michael T. Willis(3)..........................      1,350,000        14.8
5005 Woodway, Suite 350
Houston, Texas  77056
Mark A. Willis(3).............................      1,350,000        14.8
5005 Woodway, Suite 350
Houston, Texas  77056
James T. Harris(3)............................      1,350,000        14.8
5005 Woodway, Suite 350
Houston, Texas  77056
Zane Russell(4)...............................      1,012,556        12.9
1250 Wood Branch Park Drive
Houston, Texas 77079
Marc R. Smith(5)..............................       967,556         12.4
2500 City West, Suite 300
Houston, Texas 77042
Massachusetts Financial Services Company(6)...       520,400          6.7
500 Boylston Street
Boston, Massachusetts 02116
Michael L. Hlinak(4)..........................       312,973          4.0
Dean H. Fisher(7).............................       246,982          3.2
Walter V. Klemp(8)............................         4,334          *
Terry S. Parker(9)............................         1,667          *
Current directors and executive officers
as a group (5 persons)(10)....................     1,578,512         20.0

_____________
*    Less than one percent.
(1) Except as otherwise noted, each shareholder has sole voting and dispositive power with respect to the shares of Common Stock.
(2) Information relating to ownership by Furst, Mr. Kaylor and Mr. Streep is based on reports on Schedule 13D filed with the Commission on March 6, 1997. According to those reports, Furst holds 1,500,000 shares directly. Messrs. Kaylor and Streep each own 45% of the Common Stock of Furst, Mr. Kaylor is the Chairman of the Board of Furst, and Mr. Streep is the Chief Executive Officer of Furst. According to those reports, Furst has sole voting and dispositive power with respect to all of such shares and Messrs. Kaylor and Streep have shared voting and dispositive power with respect to such shares.
(3)  Information relating to ownership by the Willis Group and Messrs. Michael
     T. Willis, Mark A. Willis and Harris is based on reports on Schedule 13D filed with the Commission on October 10 and 14, 1997. According to those reports, the Willis Group holds a convertible promissory note convertible into approximately 1,000,000 shares of Common Stock (which conversion is based on the price of the Common Stock and may increase or decrease). The Willis Group also holds a warrant for the purchase of 200,000 shares of Common Stock. The Willis Group also beneficially holds, through Netco and Netco Acquisition, a warrant to purchase 150,000 shares of Common Stock, which warrant will become exercisable on February 1, 1998 if the Transactions are not consummated before then. None of such shares were outstanding as of the Record Date. Messrs. Michael T. Willis and Mark A. Willis each own 47.5% of the membership interest in the Willis Group and Mr. Harris owns the remaining 5% membership interest. Mr. Michael T. Willis is the Secretary of the Willis Group, Mr. Mark A. Willis is the President of the Willis Group and Mr. Harris is the Treasurer of the Willis Group. According to the report, the Willis Group has sole voting and dispositive power with respect to all of such shares and Messrs. Mike Willis, Mark Willis and Harris have shared voting and dispositive power with respect to such shares.
(4) Excludes 45,000 shares of Common Stock issuable upon exercise of stock options awarded under the Company's Employee Stock Option and Restricted Stock Plan (the "Employee Plan") that are not exercisable within sixty days.
(5) Information relating to ownership by Mr. Smith is based solely on a report on Schedule 13G filed with the Commission on February 14, 1996. According to that report, Mr. Smith has sole investment discretion and sole voting authority with respect to all 967,556 shares of Common Stock.
(6) Information relating to ownership by Massachusetts Financial Services Company, an institutional investment manager ("MFS"), is based solely on a report on Schedule 13G/A filed with the Commission on February 11, 1997. According to that report, MFS has sole investment discretion and sole voting authority with respect to all of such shares. According to this report on Schedule 13G, MFS Series Trust II - MFS Emerging Growth Fund is also a beneficial owner of all of such shares.
(7) Excludes 17,500 shares of Common Stock issuable upon exercise of stock options awarded under the Employee Plan that are not exercisable within sixty days. Also excludes 40,000 shares of Common Stock held by trusts for the benefit of Mr. Fisher's children. Mr. Fisher has disclaimed any beneficial ownership of these shares.
(8) Includes 4,334 shares of Common Stock issuable upon exercise of stock options awarded under the Company's 1995 Non-Employee Director Stock Option Plan (the "Director Plan"), which options will be exercisable within sixty days. Excludes 2,666 shares of Common Stock issuable upon exercise of stock options awarded under the Director Plan that are not exercisable within sixty days. Mr. Klemp's term as a director of the Company expires at the Meeting. Mr. Klemp is not running for re-election.
(9) Includes 1,667 shares of Common Stock issuable upon exercise of stock options awarded under the Director Plan, which options will be exercisable within sixty days. Excludes 4,333 shares of Common Stock issuable upon exercise of stock options awarded under the Director Plan that are not exercisable within sixty days. Mr. Parker is expected to resign upon consummation of the Transactions.
(10) See notes (4) and (7) through (9) above.


CHANGE OF CONTROL

     The consummation of the Transactions could result in a change of control of the Company. The Company estimates that, upon completion of the Transactions, the Willis Group will beneficially own approximately 8,081,633 shares of Common Stock, which would represent approximately 51% of the outstanding Common Stock if the Willis Group were to exercise all warrants and conversion rights it holds. Additionally, upon consummation of the Transactions, the Board of Directors of the Company will be controlled by the Willis Group.

                     EXECUTIVE OFFICERS AND COMPENSATION

      The following table sets forth the names, ages and titles of the Company's executive officers as of the Record Date.

                                                                  YEAR TERM
                                                                  AS DIRECTOR
NAME                    AGE         POSITION(S)                   WILL EXPIRE

Zane Russell            32          Chairman of the Board,        1999
                                    Chief Executive Officer,
                                    President and Director

Michael L. Hlinak       48          Executive Vice President,     1998
                                    Chief Financial Officer,
                                    Chief Operating Officer
                                    and Director

Dean H. Fisher    47                Senior Vice President,
                                    General Counsel and Secretary



     For further information regarding the background of Messrs. Zane Russell and Hlinak, see "Directors".

      DEAN H. FISHER became Vice President and General Counsel of EqualNet in May 1993, Senior Vice President in November 1994 and Secretary in January 1995. He has also served as director of EqualNet Corporation, a wholly-owned subsidiary of the Company, since July 1991. From May 1976 to June 1993, Mr. Fisher was engaged in the private practice of law in Houston, Texas, serving as President of Fisher & Readhimer, P.C. from April 1985 to June 1993.

      All officers of the Company hold office until the regular meeting of directors following the annual meeting of shareholders and until their respective successors are elected and qualify or their earlier resignation or removal.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors (the "Committee"), which is composed of non-employee Directors and performs the duties described on page 3 of this Proxy Statement, has furnished the following report on executive compensation.

            EqualNet's compensation philosophy is designed to benefit the Company's shareholders by creating a flexible compensation package that provides a variety of medium and long-term incentive compensation opportunities to senior management and executive officers of the Company. The Company's philosophy is to provide a strong link between senior management and executive officer compensation and Company performance. These compensation opportunities will reward management for improvements in financial performance and an increase in shareholder value as reflected by an increase in the price of the Common Stock. In this way, the Company's compensation package is intended to encourage and reward superior performance by individuals whose performance is a key element in achieving the Company's continued financial and operational success. The Company's compensation plan also is designed to assist the Company to recruit, reward, retain and motivate management to achieve the Company's mission of being a top performer in its industry by rewarding increases in shareholder value. The compensation plan consists of base salary, annual cash incentive compensation and stock reward plans (stock options and restricted stock awards).

            BASE SALARY. Merit increases are to be based on individual performance over the previous year and salaries are targeted to be within the 50th to 75th percentile for similar positions in other high technology companies with similar revenues ($40 million to $99 million). Fiscal year

      1997 salaries were derived in accordance with the Company's philosophy to be competitive with other high technology companies of similar size and are within the 50th to 75th percentile as compared to those companies.

            The Committee evaluates the Chief Executive Officer's performance, recommends changes to his annual compensation level for future years to the Board and reviews and approves changes to compensation levels for all executive officers. The salaries of the Chief Executive Officer and all other executive officers for fiscal 1997 were adjusted to compensate for an increase in the cost of benefits. No merit increases were awarded for fiscal 1997.

            ANNUAL INCENTIVE COMPENSATION. The Company's executive officers and other management employees are eligible to receive annual cash bonus awards which are linked directly to the Company's pre-tax income. The annual bonus for the named executive officers, other than the Chairman of the Board and Chief Executive Officer, is 2% each of the amount that the Company's pre-tax income exceeds $2.0 million for fiscal year 1995 and 2% each of the increase in pre-tax income from the previous fiscal year to the current fiscal year thereafter. The maximum bonus received in any fiscal year cannot exceed a fixed percentage of the officer's base salary, 53% to 75% depending upon the position held. Total annual compensation, including incentive bonuses, is targeted to be within the 50th to 75th percentile of high technology companies of similar size.

            The Chairman of the Board and Chief Executive Officer of the Company is entitled to receive a bonus in an amount equal to 4% of the amount by which the Company's pre-tax and pre-bonus income exceeds $2.0 million. See "--Employment Agreements". The Chairman of the Board and Chief Executive Officer did not receive a bonus for the fiscal year ended June 30, 1997.

            STOCK INCENTIVE PROGRAMS. The Committee believes that compensation in the form of stock provides incentive for management to increase shareholder value by closely aligning management compensation with the performance of the Company's common stock. The Company has adopted the Employee Plan, pursuant to which the Committee may authorize the grants of stock options and restricted stock awards. The awards vest over a period of five years in 20% increments. See "Description Employee Plan". During fiscal year 1997, no shares of restricted stock were awarded to members of senior management.

                                 Walter V. Klemp
                                 Terry S. Parker

SUMMARY OF COMPENSATION


      The following table summarizes compensation information concerning the Chief Executive Officer and each of the Company's most highly compensated executive officers as to whom the total annual salary and bonus for the fiscal year ended June 30, 1997, exceeded $100,000 (the "Named Executive Officers").

                                     ANNUAL COMPENSATION

                                                                COMMON
                                                                 STOCK    ALL OTHER
           NAME AND             FISCAL                         UNDERLYING COMPENSATION
      PRINCIPAL POSITION         YEAR     SALARY    BONUS(1)    OPTIONS      (2)
Zane Russell                      1997    $178,000         -     90,000    $ 3,498
   Chairman of the Board and      1996    178,000          -       -         4,249
   Chief Executive Officer and
   President                      1995    175,000    $69,025       -         7,107
Michael L. Hlinak
   Executive Vice President,      1997    155,000          -     90,000      3,607
   Chief Financial Officer        1996    128,000          -       -         6,576
   and Chief Operating Officer    1995    125,000     34,513       -         2,409


                                       19

Dean H. Fisher                    1997    129,000          -     35,000      3,451
   Senior Vice President, General 1996    128,000          -       -         6,097
   Counsel and Secretary          1995    125,000     34,513       -         8,401

(1) Bonuses reported for fiscal 1995, although paid in fiscal 1996, relate to the Company's results of operations in fiscal 1995. No bonuses were paid relating to the Company's results of operations for fiscal 1996, and none will be paid relating to the Company's results of operations for fiscal 1997.
(2) Represents contributions in 1995 by the Company under the Company's 401(k) Plan for Messrs. Russell, Hlinak and Fisher of $2,002, $2,409, and $2,011, respectively, and health insurance premiums paid by the Company for Messrs. Russell, Hlinak and Fisher of $5,105, $0 and $6,390, respectively. Represents contributions in 1996 by the Company under the Company's 401(k) Plan for Messrs. Russell, Hlinak and Fisher of $1,676, $2,477 and $1,676, respectively, and health insurance premiums paid by the Company for Messrs. Russell, Hlinak and Fisher of $4,572, $4,100 and $4,421, respectively. Represents contributions in 1997 by the Company under the Company's 401(k) Plan for Messrs. Russell, Hlinak and Fisher of $1,676, $1,785, and $1,676, respectively, and health insurance premiums paid in 1997 by the Company for Messrs. Russell, Hlinak and Fisher of $1,823, $1,823, and $1,775, respectively.


    OPTION GRANTS IN FISCAL 1997

    The following table summarizes options to purchase shares of the Company's Common Stock that were granted to the Named Executive Officers during fiscal 1997. No Options were exercised by any of the Named Executive Officers during fiscal 1997.

                                                                 POTENTIAL REALIZABLE VALUE AT
                                                                 ASSUMED ANNUAL RATES OF
                                                                 STOCK PRICE APPRECIATION FOR
                                                                    OPTION TERM (1)
                                                                -----------------------
                     SHARES OF   PERCENT OF TOTAL
                    COMMON STOCK   OPTIONS   Exercise
                    UNDERLYING   GRANTED TO  Price per
NAME                  OPTIONS     EMPLOYEES   Share    EXPIRATION    5%        10%
Zane Russell          45,000         9.1%     $4.25     7/11/06    $120,276   $354,409
                      45,000 (2)     9.1       2.50     1/20/07      70,750    208,476
Michael L. Hlinak     45,000         9.1       4.25     7/11/06     120,276    354,409
                      45,000 (2)     9.1       2.50     1/20/07      70,750    208,476
Dean H. Fisher        17,500         3.5       4.25     7/11/06      46,774    137,826
                      17,500 (2)     3.5       2.50     1/20/07      27,514     81,074

(1) The potential realizable value of the options, if any, granted in fiscal 1997 to each of the Named Executive Officers was calculated by multiplying the number of shares of Common Stock underlying such options by the excess of (a) the assumed value, at the date of expiration of such option, of the Company's Common Stock if the value of the Company's Common Stock were to appreciate at a compounded annual rate of 5% or 10% from the date of the grant of the option until the date of expiration of the option over (b) the exercise price shown. The 5% and 10% appreciation rates are set forth in regulations promulgated by the Commission, and no representation is made that the Common Stock will appreciate at these assumed rates or at all.
(2) Exercisable on or after July 11, 1998.

    The following table sets forth information regarding the value of unexercised options held by the Named Executive Officers. None of the Named Executive Officers exercised any options in fiscal 1997.


                            NUMBER OF
                      SECURITIES UNDERLYING
                       UNEXERCISED OPTIONS            VALUE OF UNEXERCISED
                        AT JUNE 30, 1997             IN-THE-MONEY OPTIONS AT
                           (# SHARES)                 JUNE 30, 1997 ($)(1)
                   ----------------------------  ------------------------------
        NAME       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE

Zane Russell           45,000        45,000          -               -

Michael L. Hlinak      45,000        45,000          -               -

Dean H. Fisher         17,500          17,500        -               -

------------
(1) Based on $2.06 per share, the closing price of the Common Stock on June 30, 1997, as reported by The Nasdaq Stock Market, Inc.

PERFORMANCE PRESENTATION

    The following performance graph compares the performance of the Common Stock on an indexed basis to the Center for Research in Security Prices ("CRSP") Index for The Nasdaq Stock Market (US Companies) and a CRSP index of Nasdaq Stock Market telephone communications companies (SIC codes 4810 through 4819). Information with respect to the Common Stock, the CRSP Index for The Nasdaq Stock Market (US Companies) and a CRSP index of Nasdaq Stock Market telephone communications companies (SIC codes 4810 through 4819) is from March 9, 1995, the date on which the Common Stock first began public trading. The graph assumes that the value of the investment in the Common Stock and each index was $100 at March 9, 1995, and that all dividends were reinvested. The Company will provide the names of the companies included in the telephone communications index (SIC codes 4810 through 4819) upon written request to the Investor Relations Department of the Company.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                             MARCH 9,     JUNE 30,   JUNE 30,  JUNE 30,
                               1995         1995       1996      1997
EqualNet Holding Corp.          100.0        134.8      34.8     18.5
Nasdaq Stock Market             100.0        117.3     150.8    183.4
Nasdaq Stock Market Telephone   100.0        108.3     150.0    181.4
Communications Companies
(SIC 4810-4819 US Companies)


Note:
The indices are reweighed daily, using the market capitalization on the previous trading day.


EMPLOYMENT AGREEMENTS

    The Company has entered into an employment agreement (the "Employment Agreement") with Zane Russell. The Employment Agreement provides for an annual salary of $175,000 during the term of the Employment Agreement, which terminates February 1, 1998, with month-to-month renewals thereafter. In addition, if the Company's audited consolidated income, before taxes and bonuses paid to senior executive officers, exceeds $2 million in each fiscal year covered by the Employment Agreement, Mr. Russell will receive a bonus in an amount equal to 4% of the amount by which the Company's pre-tax and pre-bonus income exceeds $2 million. However, such bonus shall not exceed 75% of Mr. Russell's salary in any fiscal year. The Employment Agreement also provides for certain employee benefits, vacation and reimbursement of expenses.

    The Employment Agreement may be terminated by the Company (i) for cause (as hereinafter defined), (ii) upon notice to the Company by Mr. Russell of his intention to terminate the Employment Agreement, (iii) upon the death of Mr. Russell or (iv) upon disability of Mr. Russell. Under the Employment Agreement, cause is defined to mean (i) if Mr. Russell is guilty of willful misconduct or neglect in the discharge of his duties under the Employment Agreement after notice thereof has been given, (ii) if Mr. Russell is convicted of or pleads guilty or nolo contendere to any act involving moral turpitude, other than an offense that in the opinion of the Board of Directors does not affect Mr. Russell's position as an employee or (iii) if Mr. Russell violates any material part of the Employment Agreement regarding confidentiality or the solicitation of Company employees. Mr. Russell may be removed as an officer at any time by the Company without cause, but such removal will not affect his right to a salary or his right to remain covered by the Company's medical insurance policies throughout the remaining term of the Employment Agreement. Upon such removal, all other benefits will cease, including any right to receive any variable bonus.

    Mr. Russell has agreed that for the term of his Employment Agreement and for a period of two years after termination for whatever reason, he will not, directly or indirectly, engage or participate in any business engaged in the sale or marketing of long-distance service within the United States, employ any of the Company's employees or induce any of the Company's employees to leave their employment with the Company.

    The Company has also entered into an employment agreement (the "Hlinak Employment Agreement") with Michael L. Hlinak. The Hlinak Employment Agreement provides for an annual salary of $170,000 during the term of the Hlinak Employment Agreement which terminates March 31, 1999. In addition the Hlinak Employment Agreement provides that Mr. Hlinak will be offered an annual performance bonus based on the Company's performance, in an amount not to exceed 33-1/3% of Mr. Hlinak's base pay. The Hlinak Employment Agreement also provides for certain employee benefits (including medical, dental, and life insurance), vacation, and reimbursement of expenses.

    The Hlinak Employment Agreement may be terminated by the Company (i) for cause (as hereinafter defined), (ii) upon notice to the Company by Mr. Hlinak of his intention to terminate the Hlinak Employment Agreement, (iii) upon the death of Mr. Hlinak or (iv) upon disability of Mr. Hlinak. Under the Hlinak Employment Agreement, cause is defined to mean (i) if Mr. Hlinak is guilty of willful misconduct or neglect in the discharge of his duties under the Hlinak Employment Agreement after notice thereof has been given, (ii) if Mr. Hlinak is convicted of or pleads guilty or nolo contendere to any act involving moral turpitude, other than an offense that in the opinion of the Board of Directors does not affect Mr. Hlinak's position as an employee or (iii) if Mr. Hlinak violates any material part of the Hlinak Employment Agreement regarding confidentiality or the solicitation of Company employees. Mr. Hlinak may be removed as an officer at any time by the Company without cause, but upon such removal he would be entitled to a severance payment equal to 18 months salary and bonus as well as continued coverage under the Company's medical insurance policies throughout the remaining term of the Hlinak Employment Agreement. Upon such removal, all other benefits will cease, including any right to receive any variable bonus.

     Mr. Hlinak has agreed that for the term of the Hlinak Employment Agreement and for a period of two years after termination for whatever reason, he will not, directly or indirectly, engage or participate in any business engaged in the sale or marketing of long-distance service within the United States, employ any of the Company's employees or induce any of the Company's employees to leave their employment with the Company.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In February 1997, the Company issued to The Furst Group, Inc. ("Furst") (i) a subordinated note in the principal amount of $3 million, bearing interest at 10% per annum, due December 31, 1998 (the "Furst Note"), (ii) warrants exercisable for the purchase of 1.5 million shares of Common Stock at $2.00 per share (the "Furst Warrants") and (iii) a Right in the Event of a Change of Control (the "Furst Right"), all for an aggregate consideration of approximately $2,210,000 in cash and $790,000 in credit towards the purchase of long-distance services from Sprint Communications Company, L.P. ("Sprint"). In connection with this transaction, the Company began utilizing, effective November 1, 1996, Furst's contract with Sprint for the purchase of long-distance services. During fiscal 1997, the Company purchased approximately $1.5 million of long-distance services from Sprint under this contract. The Furst Note is secured by all of the accounts and general intangibles of the Company. Furst exercised the Furst Warrants in December 1997. The Furst Right provides that Furst will receive approximately 11.5% of the fair market value of consideration provided in the event EqualNet engages in certain significant transactions within two years of the date of the Furst Right. Transactions that would trigger the Furst Right include EqualNet's consolidation with, or merger with or into another person other than Furst and the sale by EqualNet or its subsidiaries of a significant portion of the Company's assets. The Transactions do not trigger the Furst Right.

    The Company has also entered into certain transactions with the Willis Group and MCM, which are described under the headings "Proposal 3: To Approve the Transactions" and "Proposal 4: To Ratify Previous Issuances of Securities". In connection with the execution of the Agreements, the Company issued to Netco Acquisition, a limited liability company of which the Willis Group is a member, a warrant to purchase 150,000 shares of Common Stock at $1.00 per share. This warrant will terminate upon consummation of the Transactions.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

    Ernst & Young LLP served as the Company's principal independent public accountants for the 1997 fiscal year and has been recommended by the audit committee to so serve for the current year. Representatives of Ernst & Young LLP are expected to be present at the annual meeting of shareholders, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file Form 3, Form 4 and Form 5 reports of ownership and changes in ownership with the Commission. Officers, directors and greater than 10% shareholders are required by the regulation to furnish the Company with copies of all Section 16(a) reports they file.

    Based solely on a review of reports on Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and written representations from certain reporting persons that no report on Form 5 was required, the Company believes that during the fiscal year ended June 30, 1997, all officers, directors and greater than 10% shareholders complied with all filing requirements applicable to them, except that The Furst Group, Inc. failed to file a Form 3 on a timely basis and Michael L. Hlinak failed to file a Form 5 on a timely basis.

                       PROPOSALS FOR NEXT ANNUAL MEETING

    Any proposals of holders of Common Stock intended to be presented at the annual meeting of shareholders of the Company to be held in 1997 must be received by the Company at its principal executive offices, 1250 Wood Branch Park Drive, Houston, Texas 77079, no later than September 29, 1998 to be included in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

    The management of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

    The cost of solicitation of proxies in the accompanying form will be paid by the Company. In addition to solicitation by use of the mails, certain directors, officers or employees of the Company may solicit the return of proxies by telephone, telegram or personal interview.

                   CAUTION AS TO FORWARD-LOOKING STATEMENTS

     This Proxy Statement includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this report, including without limitation, statements regarding the Company's financial position, business strategy, products, products under development, markets, budgets and plans and objectives of management for future operations, are forward-looking statements. Although the Company believes that the expectation of such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed elsewhere in this Proxy Statement, including, without limitation, in conjunction with the forward-looking statements included in this Proxy Statement, and under the heading "Cautionary Statements" in the Company's Annual Report on Form 10-K for the Year Ended June 30, 1997, as amended, and Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 1997. All subsequent written and oral forward-looking statements attributable to the Company, or persons on its behalf, are expressly qualified in their entirety by the Cautionary Statements.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed with the Commission by the Company (File No. 000-25482) are incorporated in this Proxy Statement by reference, and a copy of such documents is being sent to holder of Common Stock entitled to vote at the Meeting together with this Proxy Statement:

  1. Annual Report on Form 10-K for the fiscal year ended June 30, 1997, as amended by Amendment No. 1 on Form 10-K/A, filed with the Commission on September 30, 1997, and Amendment No. 2 on Form 10-K/A, filed with the Commission on October 28, 1997.

  2. Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997.

                                                      ANNEX A--SWITCH AGREEMENT

                               SWITCH AGREEMENT

                                    BETWEEN

                            EQUALNET HOLDING CORP.,

                           EQ ACQUISITION SUB, INC.

                                      AND

                               WILLIS GROUP, LLC


                               December 2, 1997

                               TABLE OF CONTENTS


1.    Definitions............................................................1

2.    The Acquisition........................................................5
      (a)   Basic Transaction................................................5
      (b)   Acquisition Consideration........................................6
      (c)   The Closing......................................................6
      (d)   Deliveries at the Closing........................................6

3.    Representations and Warranties of EqualNet and Sub.....................6
      (a)   Organization, Qualification, and Corporate Power.................6
      (b)   Authorization of Transaction.....................................7
      (c)   Brokers' Fees....................................................7
      (d)   No Violation.....................................................7
      (e)   Consents.........................................................7
      (f)   Financial Information............................................7
      (g)   Liabilities......................................................8
      (h)   Litigation.......................................................8
      (i)   Compliance with ERISA............................................8
      (j)   Taxes; Governmental Charges......................................8
      (k)   Defaults.........................................................9
      (l)   Compliance with the Law..........................................9
      (m)   Investment Company Act...........................................9
      (n)   Public Utility Holding Company Act...............................9
      (o)   Disclosure.......................................................9
      (p)   Structure; Capitalization........................................9
      (q)   Environmental Matters...........................................10
      (r)   Intellectual Property and Other Intangible Assets...............11
      (s)   Insurance Coverage..............................................12

4.    Representations and Warranties of TWG.................................12
      (a)   Company Existence...............................................12
      (b)   Corporate Power and Authorization...............................12
      (c)   Binding Obligations.............................................12
      (d)   Brokers' Fees...................................................13
      (e)   Investment......................................................13
      (f)   Title...........................................................13

5.    Pre-Closing Covenants.................................................13
      (a)   General.........................................................13
      (b)   Inspection......................................................13
      (c)   Notices and Consents............................................13
      (d)   Notice of Developments..........................................14
      (e)   Ordinary Course.................................................14

      (f)   Changes in Employment Arrangements..............................16
      (g)   Severance.......................................................16
      (h)   Other Actions...................................................16
      (i)   Valid Issuance..................................................16
      (j)   Government Regulations..........................................16
      (k)   ERISA...........................................................17
      (l)   Corporate Existence; Maintenance of Properties..................17
      (m)   Insurance.......................................................17
      (n)   Further Assurances..............................................17
      (o)   Notices of Certain Events.......................................17
      (p)   Environmental Laws..............................................18
      (q)   Registration Rights.............................................18
      (r)   Shareholder Approval; Preparation of Proxy Statements...........18
      (s)   No Solicitation.................................................19
      (t)   Listing of Common Stock.........................................20
      (u)   Acquisition Loan................................................21

6.    Conditions to Obligation to Close.....................................21
      (a)   Conditions to Obligation of TWG.................................21
      (b)   Conditions to Obligation of EqualNet and Sub....................22

7.    Termination...........................................................23
      (a)   Termination of Agreement........................................23
      (b)   Effect of Termination...........................................24

8.    Remedies for Breaches of This Agreement...............................24
      (a)   Survival of Representations and Warranties......................24
      (b)   Indemnification Provisions for Benefit of TWG...................24
      (c)   Indemnification Provisions for Benefit of EqualNet..............24
      (d)   Matters Involving Third Parties.................................24
      (e)   Claims for Indemnification......................................25
      (f)   Determination of Adverse Consequences...........................26
      (g)   Other Indemnification Provisions................................26

9.    Miscellaneous.........................................................26
      (a)   Press Releases and Public Announcements.........................26
      (b)   No Third-Party Beneficiaries....................................26
      (c)   Succession and Assignment.......................................26
      (d)   Counterparts....................................................26
      (e)   Notices.........................................................27
      (f)   Governing Law...................................................27
      (g)   Amendments and Waivers..........................................27
      (h)   Severability....................................................28
      (i)   Expenses........................................................28
      (j)   Construction....................................................28
      (k)   Incorporation of Exhibits, Annexes, and Schedules...............28

                               SWITCH AGREEMENT


      This Switch Agreement is entered into as of December 2, 1997, by and between EqualNet Holding Corp., a Texas corporation ("EqualNet"), EQ Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of EqualNet ("Sub"), and Willis Group, LLC, a Texas limited liability company ("TWG"). EqualNet, Sub and TWG are referred to collectively herein as the "PARTIES."

                                   RECITALS

      This Agreement contemplates a transaction in which the Sub will purchase the Switches (the "Acquisition").

      Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.    DEFINITIONS.

            "ACCREDITED INVESTOR" has the meaning set forth in Regulation D promulgated under the Securities Act.

            "ACQUISITION LOAN" has the meaning set forth in Section 5(v).

            "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

            "APPLICABLE RATE" means the corporate base rate or prime rate of interest publicly announced from time to time by Texas Commerce Bank, National Association, Houston, Texas plus 5.0% per annum.

            "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequences.

            "BUSINESS DAY" means any day that is not a Saturday, a Sunday, or a day that is a banking holiday under United States or Texas Law.

            "CAPITALIZED LEASE OBLIGATIONS" shall mean all rental obligations which, under GAAP in effect on the day such obligation is incurred, are required to be capitalized on the books of EqualNet or any Subsidiary, in each case taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

            "CLOSING" has the meaning set forth in Section 2(c).

            "CLOSING DATE" has the meaning set forth in Section 2(c).

            "COMMISSION" shall mean the United States Securities and Exchange Commission.

            "CURRENT INDEBTEDNESS" shall mean any obligation for borrowed money (including notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money) payable on demand or within a period of one year from the date of creation thereof; provided, any obligation shall be treated as Funded Indebtedness, regardless of its term, if such obligation is renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of such obligation, or may be payable out of the proceeds of a similar obligation pursuant to the terms of such obligation or of any such agreement. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of EqualNet or any Subsidiary shall be deemed to be Funded or Current Indebtedness, as the case may be, of EqualNet or such Subsidiary even though such obligation shall not be assumed by EqualNet or such Subsidiary.

            "EQUALNET COMMON SHARE" means any share of the common stock of EqualNet, $.01 par value per share.

            "ENVIRONMENTAL LAW" shall mean any judgment, decree, order, law, license, rule, regulation or private agreement (such as covenants, conditions, and restrictions), of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board, or authority designed to protect the environment, air, surface, water, groundwater or soil, control pollution, or regulate the exploration, manufacturing, processing, distributing, use, storage, transport or handling of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601 ET SEQ.) ("CERCLA"), the Oil Pollution Act (33 U.S.C. ss. 2701 ET SEQ.) ("OPA"), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 ET SEQ.) ("RCRA"), and the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 ET SEQ.) ("CWA"), as such laws have been or hereafter may be amended or supplemented, and any and all analogous present and future federal, state, and local laws in jurisdictions where EqualNet and its Subsidiaries do business.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

            "ERISA AFFILIATE" shall mean each trade or business (whether or not incorporated) which together with EqualNet or a Subsidiary of EqualNet would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA immediately following the acquisition.

            "FUNDED INDEBTEDNESS" shall mean and include without duplication any obligation payable more than one year from the date of the creation thereof (including the current portion of Funded Indebtedness), which under generally accepted accounting principles is shown on the balance sheet as a liability (including, without limitation, Capitalized Lease Obligations and excluding reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute an obligation).

            "GAAP" shall mean generally accepted accounting principles consistently applied throughout the period or periods in question.

            "GOVERNMENTAL AUTHORITY" shall mean any foreign or domestic federal, state, county, municipal, or other governmental or regulatory authority, agency, board, body, commission, instrumentality, court, or any political subdivision thereof.

            "GOVERNMENTAL REQUIREMENT" shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other direction or requirement (including but not limited to any of the foregoing which relate to Environmental Laws, energy regulations and occupational, safety and health standards or controls) of any Governmental Authority.

            "HAZARDOUS MATERIALS" shall mean, collectively, (i) those substances included within the definition of or identified as "hazardous substances," "hazardous materials," "toxic substances," or "solid waste" in or pursuant to, without limitation, CERCLA, OPA, RCRA, and the Occupational Health and Safety Act, and in the regulations promulgated pursuant to said laws, all as amended; (ii) any material, waste or substance which is or contains (A) petroleum, including crude oil or any fraction thereof, natural gas, or synthetic gas usable for fuel or any mixture thereof; (B) asbestos; (C) polychlorinated biphenyls; (D) designated as a "hazardous substance" pursuant to Section 307 or 311 of the CWA; (E) flammable explosives; or
      (F) radioactive materials; and (iii) any such other substances, materials and wastes which are or become regulated as hazardous or toxic under applicable local, state or federal law, or which are currently classified as hazardous or toxic under local, state or federal laws or regulations.

            "INDEBTEDNESS" shall mean Funded Indebtedness and/or Current Indebtedness.

            "INDEMNIFIED PARTY" has the meaning set forth in Section 9(d).

            "INDEMNIFYING PARTY" has the meaning set forth in Section 9(d).

            "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

            "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" means any material and adverse effect on, or change to, (i) the assets, liabilities, financial condition, business, or operations of EqualNet and its Subsidiaries on a consolidated basis, or (ii) the ability of

      EqualNet and its Subsidiaries on a consolidated basis to carry out their business as of September 30, 1997.

            "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotations system.

            "NOTE AND WARRANT PURCHASE AGREEMENT" shall mean that certain agreement by and among TWG, EqualNet and its Subsidiaries dated as of October 1, 1997.

            "PARTY" has the meaning set forth in the preface above.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor entity thereto.

            "PENSION PLAN" shall mean any multiemployer plan or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, which is maintained after the Acquisition for employees of EqualNet, any of its Subsidiaries or any ERISA Affiliates.

            "PERMITS" shall mean all licenses, permits, exceptions, franchises, accreditations, privileges, rights, variances, waivers, approvals and other authorizations (including, without limitation, those relating to environmental matters) of, by or from Governmental Authorities necessary for the conduct of the business of EqualNet and its Subsidiaries immediately prior to the Closing and as proposed to be conducted by EqualNet and its Subsidiaries after the Closing.

            "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

            "RELEASE" shall mean release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or into or out of any property, including the movement of Hazardous Materials through or in the air, surface water, or groundwater.

            "REMEDIAL ACTION" shall mean any action required by any federal, state or judicial body or administration or agency acting under an Environmental Law to (i) clean up, remove or treat Hazardous Materials in the environment; (ii) prevent a Release or threat of Release or minimize the further Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or the environment; (iii) perform post-remedial monitoring and care; or (iv) cure a violation of any Environmental Law.

            "REORGANIZATION AGREEMENT" means the Agreement and Plan of Reorganization of even date herewith among EqualNet, Sub, Netco Acquisition, LLC and Netco Acquisition Corp.

            "REPORTABLE EVENT" shall mean an event described in Section 4043(b) of ERISA with respect to which the 30-day notice requirement has not been waived by the PBGC.

            "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside on the books of the taxpayer, and
      (c) purchase money liens and liens securing rental payments under capital lease arrangements.

            "SHARES" means the EqualNet Common Shares to be issued by EqualNet pursuant to Section 2.

            "SINGLE-EMPLOYER PENSION PLAN" shall mean a Pension Plan which is a "single-employer plan" as defined in Section 4001 of ERISA.

            "STOCK PURCHASE AGREEMENT" means the Stock Purchase Agreement of even date herewith between EqualNet and TWG.

            "SUBSIDIARY" shall mean any corporation or similar entity a majority of the stock of every class of which, except directors' qualifying shares, shall, at the time as of which any determination is being made, be owned by EqualNet, either directly or indirectly.

            "SWITCHES" means the telecommunications equipment described in Exhibit A attached hereto.

            "THIRD PARTY CLAIM" has the meaning set forth in Section 9(d).

            "WARRANT" has the meaning set forth in Section 2(d).

2.    THE ACQUISITION.

      (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, at the Closing TWG will sell to Sub and Sub will purchase from TWG the Switches. EXCEPT FOR THE REPRESENTATIONS SET FORTH IN SECTION 4, THE SWITCHES SHALL BE SOLD TO SUB AS-IS, WHERE-IS AND WITHOUT REPRESENTATION OR WARRANTY BY TWG AND TWG HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SWITCHES INCLUDING, WITHOUT LIMITATION, REGARDING THE MERCHANTABILITY OF THE SWITCHES OR THE FITNESS OF THE SWITCHES FOR ANY PARTICULAR PURPOSE.

      (b) ACQUISITION CONSIDERATION. The consideration payable to TWG for the sale of the Switches shall consist of the following:

            (i) if the Acquisition Loan has not been obtained pursuant to
      Section 5(v), $5,850,000 in cash;

            (ii) if the Acquisition Loan has been obtained, the assumption of the Acquisition Loan and a cash amount equal to $5,850,000 less the original principal amount of plus accrued and unpaid interest on the Acquisition Loan;

            (iii) 400,000 shares of EqualNet Common Shares; and

            (iv) A warrant issued by EqualNet to TWG for 400,000 EqualNet Common Shares exercisable at $1.50 per share, such warrant to be in the form of Exhibit B (the "Warrant").

      The purchase price for the Switches does not includes sales taxes that may be triggered by the sale of the Switches, and any such taxes shall be paid by Sub or EqualNet.

      (c) THE CLOSING. Subject to the satisfaction of the conditions set forth herein, the closing of the transaction contemplated by this Agreement (the "CLOSING") shall take place on a Business Day mutually agreeable to EqualNet and TWG within ten Business Days following the satisfaction of the conditions set forth in Section 6(a)(iii) (the actual date on which the Closing occurs being referred to herein as the "Closing Date").

      (d) DELIVERIES AT THE CLOSING. At the Closing, (i) EqualNet and Sub will deliver to TWG the various certificates, instruments and documents referred to in Section 6(a), (ii) TWG will deliver to EqualNet the various certificates, instruments and documents referred to in Section 6(b), (iii) EqualNet will deliver to TWG the stock certificates for the Shares, the Warrant, any cash consideration required pursuant to Section 2(b), and (if applicable) assumption documents whereby EqualNet and Sub assume the Acquisition Loan (such documents to be in form and content satisfactory to the lender of the Acquisition Loan and
TWG); and (iv) TWG will execute and deliver to Sub a bill of sale covering the Switches.

3. REPRESENTATIONS AND WARRANTIES OF EQUALNET AND SUB. EqualNet and Sub represent and warrant to TWG that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made throughout this Section 3), except as set forth in the disclosure schedule delivered by EqualNet to TWG on the date hereof and initialed by authorized representatives of EqualNet, Sub and TWG (the "Disclosure Schedule").

      (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. EqualNet and Sub are corporations duly organized, validly existing, and in good standing under the laws of the states of Texas and Delaware, respectively. Each of EqualNet and Sub has the requisite corporate power and authority and all licenses, permit and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it except where the failure to do so would not have a Material Adverse Effect.

      (b) AUTHORIZATION OF TRANSACTION. The boards of directors of EqualNet and Sub have duly approved this Agreement and the transactions contemplated hereby, and each of EqualNet and the Sub has requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of EqualNet and Sub, enforceable in accordance with its terms and conditions except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and except for the application of general principles of equity. Except as disclosed in Schedule 3(b) of the Disclosure Schedule, neither EqualNet nor the Sub needs to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement.

      (c) BROKERS' FEES. Neither EqualNet nor Sub has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which TWG could become liable or obligated, and neither EqualNet nor Sub has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (d) NO VIOLATION. Except as disclosed in Schedule 3(d) of the Disclosure Schedule, neither the execution and delivery of this Agreement, the consummation of the transactions provided for herein or contemplated hereby nor the fulfillment by EqualNet or Sub of the terms hereof will (i) violate any provision of the Articles of Incorporation or the by-laws of EqualNet or the Certificate of Incorporation of bylaws of Sub, (ii) result in a default, give rise to any right of termination, cancellation, acceleration or imposition of any Indebtedness or Security Interest, or require any consent or approval (other than any consent or approval that has previously been obtained), under any of the terms, conditions or provisions of any of the Permits or any note, bond, mortgage, indenture, loan, distribution agreement, license, agreement, lease or instrument or obligation to which EqualNet or Sub is a party or by which EqualNet or Sub may be bound (except where the failure to obtain such consent or approval will not have a Material Adverse Effect), or (iii) violate any law, judgment, order, writ, injunction, decree, statute, rule, or regulation of any Governmental Authority applicable to EqualNet or Sub (except where such violation will not have a Material Adverse Effect).

      (e) CONSENTS. Except as disclosed in Section 3(e) of the Disclosure Schedule, all consents, approvals, qualifications, orders, or authorizations of, or filings with, any Governmental Authority, and all consents under any material contracts, agreements, or instruments by which EqualNet or Sub is bound or to which it is subject, which are required in connection with EqualNet's or Sub's valid execution, delivery, or performance of this Agreement and the offer, sale and delivery of the Shares have been obtained or made.

      (f)   FINANCIAL INFORMATION.

            (i) The audited consolidated balance sheet of EqualNet and its Subsidiaries as at June 30, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the 12-month period then ended, including in each case the related schedules and notes, reported on by Ernst & Young LLP, are complete and correct and fairly present in all material respects the consolidated financial position of EqualNet and its Subsidiaries as at the date thereof and the consolidated results of operations and changes in cash flows for such period, in accordance with GAAP.

            (ii) The unaudited consolidated balance sheet of EqualNet and its Subsidiaries as at September 30, 1997, and the related unaudited consolidated statements of operations, shareholders' equity and cash flows for the three-month period then ended, as included in EqualNet's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997, true copies of which have been previously delivered to TWG, are complete and correct and fairly present in all material respects the consolidated financial position of EqualNet and its Subsidiaries as at the date thereof and the consolidated results of operations and changes in cash flows for such period in conformity with GAAP, subject only to normal year-end audit adjustments.

            (iii) Since September 30, 1997, there has been no Material Adverse Effect.

      (g) LIABILITIES. Except for liabilities incurred in the ordinary course of business, none of EqualNet or any of its Subsidiaries has any material (individually or in the aggregate) liabilities, direct or contingent (including but not limited to liability with respect to any Plan) except as disclosed or referred to in Section 3(g) of the Disclosure Schedule or in the financial statements referred to in Section 3(f). Neither EqualNet nor any of its Subsidiaries has any Funded Indebtedness other than Indebtedness disclosed in
Section 3(g) of the Disclosure Schedule.

      (h) LITIGATION. Except as disclosed in Section 3(h) of the Disclosure Schedule or as described in any report filed by EqualNet with the Commission and delivered to TWG, there is no action, suit, or proceeding, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of EqualNet, threatened against EqualNet or any of its Subsidiaries or any material property of any thereof before any court or arbitrator or any governmental or administrative body, agency or official (i) which challenges the validity of this Agreement; or (ii) which, if adversely determined, would have a Material Adverse Effect.

      (i) COMPLIANCE WITH ERISA. Each Plan is in substantial compliance with ERISA, no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 or Section 418(B) of the Code, no proceedings have been instituted to terminate any Plan, and except as disclosed in Section 3(i) of the Disclosure Schedule, none of EqualNet or any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability to or on account of a Plan under ERISA, and except as disclosed in Section 3(i) of the Disclosure Schedule, no condition exists which presents a material risk to EqualNet or any of its Subsidiaries of incurring such a liability.

      (j) TAXES; GOVERNMENTAL CHARGES. Each of EqualNet and its Subsidiaries has filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees, and other governmental charges levied upon any of them or upon any of their respective properties or income which are due and payable, including interest and penalties, or has provided adequate reserves for the payment thereof, except where the failure to so file, pay, or reserve would not have a Material Adverse Effect.

      (k) DEFAULTS. Except as disclosed in Section 3(k) of the Disclosure Schedule, none of EqualNet or any of its Subsidiaries is in default, nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default (in any respect which may have a Material Adverse Effect) under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement, or other instrument or agreement evidencing or pertaining to any Indebtedness of EqualNet or any Subsidiary, or under any material agreement or instrument to which

EqualNet or any Subsidiary is a party or by which EqualNet or any Subsidiary is bound. No default hereunder has occurred and is continuing.

      (l) COMPLIANCE WITH THE LAW. None of EqualNet or any of its Subsidiaries
(i) is in violation of any Governmental Requirement or (ii) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of their respective properties or the conduct of their respective business, which violation or failure would have (in the event that such a violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

      (m) INVESTMENT COMPANY ACT. None of EqualNet or any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

      (n) PUBLIC UTILITY HOLDING COMPANY ACT. None of EqualNet or any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      (o) DISCLOSURE. EqualNet's filings made pursuant to the Securities Exchange Act of 1934, as amended and listed on Section 3(o) of the Disclosure Schedule hereto as of their respective dates, did not contain any untrue statement of a material fact and did not omit to state any material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made.

      (p)   STRUCTURE; CAPITALIZATION.

            (i) Section 3(p) of the Disclosure Schedule contains (except as noted therein) a complete and correct list of EqualNet's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by EqualNet and each other Subsidiary.

            (ii) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Section 3(p) of the Disclosure Schedule as being owned by EqualNet and its Subsidiaries have been validly issued, are fully paid and nonassessable, and are owned by EqualNet or such other Subsidiaries free and clear of any Security Interest (except as otherwise disclosed in Section 3(p) of the Disclosure Schedule).

            (iii) No Subsidiary of EqualNet is a party to, or otherwise subject to any legal restriction of any agreement (other than this Agreement and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to EqualNet or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

            (iv) As of the Closing Date and after giving effect to the transactions contemplated in this Agreement, the Stock Purchase Agreement and the Reorganization Agreement (i) EqualNet's authorized capital stock will consist of 55,000,000 shares, of which 50,000,000 will be designated EqualNet Common Shares and 5,000,000 shares are designated as preferred stock (2,000 of which will be designated as Series A Convertible Preferred Stock, $.01 par value per share); (ii) 14,269,357 of EqualNet Common Shares, issued and outstanding and 5,450,677 shares are or will be reserved for issuance in connection with EqualNet's outstanding warrants and stock options all of which, when issued in accordance with the terms of such warrants and stock options, will be validly issued, fully paid, and non-assessable; (iii) no shares are owned or held by or for the account of EqualNet or any of its Subsidiaries (except as disclosed in the financial statements described in Section 3(f)); (iv) except as disclosed on Section 3(p) of the Disclosure Schedule, neither EqualNet nor any of its Subsidiaries has outstanding any stock or other securities convertible into or exchangeable for any shares of capital stock, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock which have not been waived (other than as contemplated by this Agreement); and (v) except as disclosed in Section 3(p) of the Disclosure Schedule, neither EqualNet nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital stock.

      (q)   ENVIRONMENTAL MATTERS.

            (i) Neither any property of any of EqualNet or any of its Subsidiaries nor the operations conducted thereon violate any order of any court or Governmental Authority or Environmental Laws which violations could reasonably be expected to result in liability in excess of $250,000 or which could reasonably be expected to result in obligations in excess of $250,000 for required Remedial Action, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

            (ii) Without limitation of clause (i) above, no property of any of EqualNet or any of its Subsidiaries nor the operations currently conducted thereon or by any prior owner or operator of such property or operation, are in violation of or subject to any existing, pending or, to the knowledge of EqualNet, threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any obligations for required Remedial Action under Environmental Laws which could reasonably be expected to result in liability in excess of $250,000, or which could reasonably be expected to result in obligations for required Remedial Action in excess of $250,000 assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

            (iii) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all property of EqualNet and its Subsidiaries, including but not limited to past or present treatment, storage, disposal or release of Hazardous Materials into the environment, have been duly obtained or filed, except where the failure to so obtain or file would not have a Material Adverse Effect.

      (r)   INTELLECTUAL PROPERTY AND OTHER INTANGIBLE ASSETS.

            (i) EqualNet and its Subsidiaries (i) own or have the right to use, free and clear of all liens, claims, and restrictions, all patents, trademarks, service marks, trade names, and copyrights, and all applications, licenses, and rights with respect to the foregoing, and all trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs, and technical data and information (collectively, "Intellectual Property") used and sufficient for use in the conduct of its business as now conducted and/or as presently proposed to be conducted (including, without limitation, the development, manufacture, operation, and sale of all products and services sold or proposed to be sold by EqualNet and its Subsidiaries during the next 24 months following the date of this Agreement) without infringing upon or violating any right, lien, or claim of others, including, without limitation, former employees and former employers of its past and present employees, and (ii) except as described in Section 3(r) of the Disclosure Schedule, is not obligated or under any liability whatsoever to make any payments by way of royalties, fees, or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright, or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

            (ii) Any and all Intellectual Property of any kind, relating to the business of EqualNet and its Subsidiaries currently being developed, or developed in the future, by any employee of EqualNet and its Subsidiaries while in the employ of EqualNet and its Subsidiaries shall be the property solely of EqualNet and its Subsidiaries. EqualNet and its Subsidiaries have taken security measures to protect the secrecy, confidentiality, and value of all Intellectual Property, which measures are reasonable and customary in the industry in which EqualNet and its Subsidiaries operate. EqualNet and its Subsidiaries' employees and other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed the Intellectual Property (the "Technical Employees"), or who have knowledge of or access to information about the Intellectual Property, have entered into a written agreement with EqualNet or its Subsidiaries, in form and substance satisfactory to EqualNet's management (the "Proprietary Information Agreement") regarding ownership and treatment of the Intellectual Property.

            (iii) Except as described in Section 3(r) of the Disclosure Schedule, none of EqualNet or its Subsidiaries has received any communications alleging that EqualNet or such Subsidiary has violated, or by conducting its business as proposed would violate, any of the patents, trademarks, service marks, trade names, copyrights, or trade secrets or other proprietary rights of any other Person or entity. None of EqualNet's and its Subsidiaries' employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of EqualNet or its Subsidiaries or that would conflict with EqualNet's or its Subsidiaries' business as presently conducted and as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of EqualNet's or its Subsidiaries' business by the employees of EqualNet and its Subsidiaries, nor the conduct of EqualNet's or its Subsidiaries' business as proposed to be conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated. It is not, and will not become, necessary to utilize any inventions of any of EqualNet's or its Subsidiaries' employees (or people EqualNet and its Subsidiaries currently intends to hire) made prior to their employment by EqualNet and its Subsidiaries other than those that have been assigned to EqualNet and its Subsidiaries pursuant to the Proprietary Information Agreement signed by such employee.

      (s) INSURANCE COVERAGE. The properties of EqualNet and its Subsidiaries are insured in amounts deemed adequate by EqualNet's management against risks usually insured against by Persons operating businesses similar to those of EqualNet and its Subsidiaries in the localities where such properties are located.

4. REPRESENTATIONS AND WARRANTIES OF TWG.

      TWG represents and warrants to EqualNet that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Section 4).

      (a) COMPANY EXISTENCE. TWG is a limited liability company duly organized, legally existing, and in good standing under the laws of the State of Texas. TWG is duly qualified as a limited liability company (or other legal entity) in all jurisdictions in which the nature of its business activities or its ownership or leasing of property makes such qualification necessary, except where the failure to so qualify will not have a Material Adverse Effect.

      (b) CORPORATE POWER AND AUTHORIZATION. TWG has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. All action on TWG's part requisite for the due execution, delivery, and performance of this Agreement has been duly and effectively taken.

      (c) BINDING OBLIGATIONS. This Agreement is enforceable in accordance with its terms (except that enforcement may be subject to (i) any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors' rights and (ii) general principles in equity regardless of whether such enforcement is sought in a proceeding in equity or at law).

      (d) BROKERS' FEES. TWG has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which EqualNet or Sub could become liable or obligated, and TWG has no any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (e) INVESTMENT. TWG (i) understands that the Shares when issued at the Closing and the shares issued in connection with an exercise of the Warrant will not be registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Shares and Warrant when issued at the Closing solely for its own account for investment purposes and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning EqualNet and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares and the Warrant, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Shares and the Warrant, and (vi) is an Accredited Investor.

      (f) TITLE. TWG owns the Switches free and clear of any Security Interest other than any Security Interest (if any) that encumbered the Switches at the time the same were sold to TWG pursuant to the instrument attached as Exhibit A.

5.    PRE-CLOSING COVENANTS.

      The Parties agree as follows with respect to the period between the execution of this Agreement (or such earlier time as may be indicated) and the earlier to occur of the Closing or the termination of this Agreement pursuant to
Section 7:

      (a) GENERAL. Each of the Parties will use commercially reasonable best efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6).

      (b) INSPECTION. EqualNet and TWG each agree to permit the other, and its officers, directors, employees, accountants, counsel and other authorized representatives, during normal business hours, to inspect its records and to consult with its officers, employees, attorneys, and agents for the purpose of determining the accuracy of the representations and warranties hereinabove made and the compliance with covenants contained in this Agreement. EqualNet and TWG each agrees that it and its officers and representatives shall hold all data and information obtained with respect to the other party hereto in confidence and each further agrees that it will not use such data or information or disclose the same to others, except to the extent such data or information either are, or become, published or a matter of public knowledge.

      (c) NOTICES AND CONSENTS. To the extent, if any, noted in Section 3(c) of the Disclosure Schedule as being required, EqualNet will give any notices to third parties, and will use and cause EqualNet to use all reasonable efforts to obtain the required consent of its shareholders and any third-parties.

      (d) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other of any material adverse development causing a breach of or constituting an intervening event with respect to any of its own representations and warranties in Sections 3 and 4. No disclosure by any Party pursuant to this
Section 5(d), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      (e) ORDINARY COURSE. Except for transactions to which TWG is a party or as otherwise specifically contemplated by the terms of this Agreement, EqualNet shall and shall cause its Subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Closing Date. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, EqualNet shall not, and shall not permit any of its Subsidiaries to:

            (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned Subsidiary of EqualNet to EqualNet or to another direct or indirect wholly owned Subsidiary of EqualNet, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of EqualNet or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than in connection with the exercise of outstanding stock options and satisfaction of withholding obligations under outstanding stock options and restricted stock;

            (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than, in the case of EqualNet, the issuance of EqualNet Common Shares upon the exercise of stock options outstanding on the date of this Agreement in accordance with their current terms;

            (iii) amend its Articles of Incorporation, By-laws or other comparable charter or organizational document;

            (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (B) any assets that, in each case, would be material, individually or in the aggregate, to EqualNet and its Subsidiaries taken as a whole, except purchases in the ordinary course of business consistent with past practice;

            (v) sell, lease, mortgage, pledge, grant a Security Interest in or otherwise encumber or dispose of any of its properties or assets, except
      (A) sales or leases in the ordinary course of business consistent with past practice and (B) other immaterial transactions not in excess of $250,000 in the aggregate;

            (vi) (A) incur indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of EqualNet or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings under currently existing revolving credit facilities incurred in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other Person that would be material, individually or in the aggregate, to EqualNet and its Subsidiaries taken as a whole, other than by EqualNet to any direct or indirect wholly owned Subsidiary of EqualNet;

            (vii) make or incur any new capital expenditure, which, singly or in the aggregate with all other capital expenditures, would exceed $100,000;

            (viii) make any material election relating to Taxes or settle or compromise any material tax liability;

            (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of EqualNet included in the Commission Documents or incurred in the ordinary course of business consistent with past practice;

            (x) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which EqualNet or any of its Subsidiaries is a party;

            (xi) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

            (xii) enter into any new collective bargaining agreement;

            (xiii) change any material accounting principle used by it, except as required by regulations promulgated by the Commission;

            (xiv) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises: (A) of litigation where the amount paid in settlement or compromise does not exceed $100,000, or (B) in consultation and cooperation with TWG, and, with respect to any such settlement, with the prior written consent of TWG, which consent shall not be unreasonably withheld;

            (xv) except for those contracts and agreements entered into in the ordinary course of business or with the prior written consent of TWG, which consent shall not be unreasonably withheld, enter into any joint venture or partnership contract or agreement; or

            (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

      (f) CHANGES IN EMPLOYMENT ARRANGEMENTS. Neither EqualNet nor any of its Subsidiaries shall adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee, increase the compensation or fringe benefits of any officer of EqualNet or any of its Subsidiaries, or, except as provided in an existing benefit plan or in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement.

      (g) SEVERANCE. Neither EqualNet nor any of its Subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

      (h) OTHER ACTIONS. EqualNet shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result (i) in any of the representations and warranties of EqualNet set forth in this Agreement becoming untrue or (ii) in any of the covenants contained in this Agreement becoming unperformable. Pending the Closing, EqualNet will promptly advise TWG of any action or event of which it becomes aware which has the effect of making incorrect any of such representations or warranties or which has the effect of rendering unperformable any of such covenants.

      (i) VALID ISSUANCE. EqualNet covenants that the EqualNet Common Shares to be issued by EqualNet pursuant to Section 2(b) and by EqualNet pursuant to an exercise of the Warrant will, upon issuance and upon delivery of certificates representing such shares, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

      (j) GOVERNMENT REGULATIONS. EqualNet covenants that it will comply, and will cause each of its Subsidiaries to comply, with all applicable governmental restrictions and regulations, the failure to comply with which would have a material adverse effect on the business or financial condition of EqualNet and its Subsidiaries taken as a whole, and obtain and maintain in good standing all licenses, permits and approvals from any and all governments, governmental commissions, boards or agencies of jurisdictions in which it or any of its Subsidiaries carries on business required in respect of the operations of EqualNet or any of its Subsidiaries, the failure to comply with which would have a Material Adverse Effect.

      (k) ERISA. Promptly (and in any event within 30 days) after EqualNet or any of its Subsidiaries knows or has reason to know that a Reportable Event with respect to any Pension Plan has occurred, that any Pension Plan is or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA or that EqualNet or any of its Subsidiaries will or may incur any liability to or on account of a Pension Plan under Sections 4062, 4063, 4064, 4201 or 4204 of ERISA, EqualNet will deliver to TWG a certificate of the chief financial officer of EqualNet setting forth information as to such occurrence and what action, if any, EqualNet is required or proposes to take with respect thereto, together with any notices concerning such occurrences which are (a) required to be filed by EqualNet or the plan administrator of any such Pension Plan controlled by EqualNet or its Subsidiaries, with the PBGC or (b) received by EqualNet or its Subsidiaries from any plan administrator of a multiemployer or other Pension Plan not under their control. EqualNet shall furnish to TWG a copy of each annual report (Form 5500 Series) of any Pension Plan received or prepared by EqualNet or any of its Subsidiaries. Each annual report and any notice required to be delivered hereunder shall be delivered no later than 10 days after the later of the date such report or notice is filed with the Internal Revenue Service or the PBGC or the date such report or notice is received by EqualNet or any of its Subsidiaries, as the case may be.

      (l) CORPORATE EXISTENCE; MAINTENANCE OF PROPERTIES. EqualNet covenants that it (i) will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect the corporate existence and material rights of EqualNet and all of its Subsidiaries, (ii) will cause its properties and the properties of its Subsidiaries used or useful in the conduct of their respective businesses to be maintained and kept in good condition, repair and working order and will use commercially reasonable efforts to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto, and (iii) will, and will cause each of its Subsidiaries to, qualify and remain qualified to conduct business in each jurisdiction where the nature of the business or the ownership of property by EqualNet or such Subsidiary may require such qualification and where the failure to so qualify would have a Material Adverse Effect.

      (m) INSURANCE. EqualNet covenants that it will maintain, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, funds or underwriters, insurance for EqualNet and its Subsidiaries of the kinds, covering the risks and in the relative proportionate amounts usually carried by companies conducting business activities similar to those of EqualNet and its Subsidiaries.

      (n) FURTHER ASSURANCES. EqualNet covenants that it shall cooperate with TWG and execute such further instruments and documents as TWG shall reasonably request to carry out to the satisfaction of TWG the transactions contemplated by this Agreement.

      (o) NOTICES OF CERTAIN EVENTS. EqualNet shall promptly give notice to TWG
(i) of any default or event of default that has not been cured within any applicable grace period under any (y) Indebtedness of EqualNet or any of its Subsidiaries, or (z) contractual obligation of EqualNet or any of its Subsidiaries or (ii) of any pending or threatened litigation, investigation or proceeding to which EqualNet or any of its Subsidiaries is or is threatened to be a party and of which EqualNet has been given notice; provided that any such default as specified in clause (z) above, litigation, investigation or proceeding would have a Material Adverse Effect. Any notice delivered pursuant to this Section 5(o) shall be accompanied by an officer's certificate specifying the details of the occurrence referred to therein and stating what action EqualNet proposes to take with respect thereto.

      (p) ENVIRONMENTAL LAWS. EqualNet and its Subsidiaries shall comply with all applicable Environmental Laws the failure to comply with which would have a Material Adverse Effect. If EqualNet or any Subsidiary shall receive written notice that there exists a violation of Environmental Law with respect to its operations or any real property owned, formerly owned, used, or leased thereby, which violation could have a Material Adverse Effect, EqualNet shall immediately notify in writing TWG. Furthermore, if EqualNet or any Subsidiary shall receive written notice that there exists a violation of Environmental Law with respect to its operations or any real property owned, formerly owned, used or leased thereby, which violation could have a Material Adverse Effect,

EqualNet shall within the time period permitted by the applicable governmental authority (unless otherwise contested by EqualNet in good faith) remove or remedy such violation in accordance with all applicable Environmental Laws unless the Board of Directors of EqualNet makes a good faith determination that it would be in the best interest of EqualNet to delay the remedy of such violation, so long as no Material Adverse Effect is suffered by EqualNet or its Subsidiaries during such delay.

      (q) REGISTRATION RIGHTS. EqualNet hereby grants to TWG the same rights to cause EqualNet to register the EqualNet Common Shares to be issued pursuant to
Section 2(b) and pursuant to an exercise of the Warrant under state and federal securities laws and all such other rights as set forth in Section 4.1.11 of the Note and Warrant Purchase Agreement at any time from and after the Closing Date; provided, such registration rights shall be effective immediately upon the Closing Date notwithstanding whether or not the Note or Warrants under the Note and Warrant Purchase Agreement have been converted or exercised, as the case may be.

      (r)   SHAREHOLDER APPROVAL; PREPARATION OF PROXY STATEMENTS.

            (i) EqualNet shall, as soon as practicable following the execution and delivery of this Agreement duly call, give notice of, convene and hold a meeting of EqualNet's shareholders (the "Shareholders Meeting") for the following purposes: (i) approving this Agreement, the issuance of the Shares and the transactions contemplated hereby, (ii) ratifying the Note and Warrant Purchase Agreement and the transactions contemplated thereby,
      (iii) approving the Stock Purchase Agreement and the issuance of EqualNet Common Shares thereunder, (iv) approving Reorganization Agreement, (v) approving the increase in authorized shares of EqualNet Common Shares to 55,000,000 and (vi) approving the other related transactions. EqualNet will, through its officers and its Board of Directors, unanimously recommend to its shareholders the approval and adoption of the foregoing transactions.

            (ii) Promptly following the date of this Agreement, EqualNet shall prepare and file with the Commission a proxy statement relating to the Shareholders Meeting (such proxy statement as amended or supplemented from time to time, the "Proxy Statement"). TWG shall have the right to review and approve the Proxy Statement prior to EqualNet filing the Proxy Statement with the Commission. EqualNet will use all commercially reasonable efforts to cause the Proxy Statement to be mailed to EqualNet's shareholders as promptly as practicable. EqualNet will notify TWG promptly of the receipt of any written or oral comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply TWG with copies of all correspondence between EqualNet or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to the Proxy Statement.

            (iii) EqualNet agrees to cause all shares of capital stock, if any, owned by it or any other Subsidiary or its officers and directors to be voted in favor of the approval and adoption of this Agreement, the Note and Warrant Purchase Agreement, the Stock Purchase Agreement, the Reorganization Agreement and the other related transactions.

            (iv) EqualNet will cause its transfer agent to make stock transfer records relating to EqualNet available to the extent reasonably necessary to effectuate the intent of this Agreement.

      (s) NO SOLICITATION. (i) EqualNet shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of EqualNet or any investment banker, attorney or other advisor, agent or representative of EqualNet or any of its Subsidiaries to, directly or indirectly, (1) solicit, initiate or encourage the submission of any takeover proposal, (2) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any takeover proposal, or (3) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably be expected to lead to, any takeover proposal; provided, in the case of this clause (3), that prior to the vote of shareholders of EqualNet for approval of the matters referred to in
Section 5(s) (and not thereafter if such matters are approved thereby) to the extent required by the fiduciary obligations of the Board of Directors of EqualNet, determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, EqualNet, in response to an unsolicited superior proposal and a request for information pursuant thereto, may furnish information to any person or "group" within the meaning of Section 13(d)(3) of the Exchange Act pursuant to a confidentiality agreement. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of EqualNet or any of its Subsidiaries or any investment banker, attorney or other advisor, agent or representative of EqualNet, whether or not such Person is purporting to act on behalf of EqualNet or otherwise, shall be deemed to be a material breach of this Agreement by EqualNet. For purposes of this Section 5(t), "takeover proposal" means (x) any proposal, other than a proposal by TWG or any of its Affiliates, for a merger or other business combination involving EqualNet, (y) any proposal or offer, other than a proposal or offer by TWG or any of its Affiliates, to acquire from EqualNet or any of its Affiliates in any manner, directly or indirectly, an equity interest in EqualNet or any Subsidiary, any voting securities of EqualNet or any Subsidiary or a material amount of the assets of EqualNet and its Subsidiaries, taken as a whole, or (z) any proposal or offer, other than a proposal or offer by TWG or any of its Affiliates, to acquire from the shareholders of EqualNet by tender offer, exchange offer or otherwise more than 20% of the outstanding shares of Common Shares.

            (ii) Neither the Board of Directors of EqualNet nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Section 7, (1) withdraw or modify, or propose to withdraw or modify, in a manner adverse to TWG the approval or recommendation by the Board of Directors of EqualNet or any such committee thereof of this Agreement or take any action having such effect; provided, a statement by the Board of Directors of EqualNet to its shareholders as contemplated by Rule 14e-2(a) of the Exchange Act following TWG's receipt of a Notice of Superior Proposal (defined below) shall not be deemed to constitute a withdrawal or modification of its recommendation of this Agreement, or (2) approve or recommend, or propose to approve or recommend, any takeover proposal. Notwithstanding the foregoing, in the event that the Board of Directors of EqualNet receives a takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel), it determines to be a superior proposal, the Board of Directors of EqualNet may withdraw or modify its approval or recommendation of this

Agreement and may (subject to the following sentence) terminate this Agreement, in each case at any time after midnight on the fifth Business Day following TWG's receipt of written notice (a "Notice of Superior Proposal") advising TWG that the Board of Directors of EqualNet has received a takeover proposal that it has determined to be a superior proposal, specifying the material terms and conditions of such superior proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the Person making such superior proposal. EqualNet may terminate this Agreement pursuant to the preceding sentence only if the shareholders of EqualNet have not yet voted upon the matters set forth in Section 5(s). Any of the foregoing to the contrary notwithstanding, EqualNet may engage in discussions with any Person or group that has made an unsolicited takeover proposal for the limited purpose of determining whether such proposal is a superior proposal. Nothing contained herein shall prohibit EqualNet from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) following TWG's receipt of a Notice of Superior Proposal.

            (iii) For purposes of this Section 5(t), a "superior proposal" means any BONA FIDE takeover proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the EqualNet Common Shares then outstanding or all or substantially all of the assets of EqualNet and its Subsidiaries, and otherwise on terms that a majority of the disinterested members of the Board of Directors of EqualNet determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation, a copy of which shall be provided to TWG) to be more favorable to EqualNet's shareholders than the transactions contemplated by this Agreement, the Stock Purchase Agreement and the Reorganization Agreement.

            (iv) In addition to the obligations of EqualNet set forth in clause
(ii) above, EqualNet shall promptly advise TWG orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such inquiry or takeover proposal (including the financing for such proposal and a copy of such documents conveying such proposal), and the identity of the Person making any such takeover proposal or inquiry.

      (t) LISTING OF COMMON STOCK. EqualNet warrants and agrees for the benefit of the TWG that it will use commercially reasonable efforts to cause the EqualNet Common Shares to be issued pursuant to Section 2 and pursuant to the Warrant to be approved for listing, subject to official notice of issuance, on the NASDAQ National Market as of the Closing Date.

      (u) ACQUISITION LOAN. TWG may elect to obtain financing for the Switches from a bank or other third party lender, such financing to be in a principal amount not to exceed the $5,850,000 purchase price paid by TWG for the Switches. Any such financing shall be secured by a first priority lien and security interest on the Switches and otherwise on terms satisfactory to TWG and EqualNet (the "Acquisition Loan"). If a guarantee is required to obtain such loan, then such guarantee shall be satisfactory to TWG in its sole discretion. Among other conditions that may be applicable, any such guarantee provided by or arranged for by TWG shall be conditioned upon EqualNet agreeing to pay TWG a guarantee fee on the outstanding balance of the Acquisition Loan. The loan documents shall provide that if the closing of the transaction contemplated by this Agreement occurs, then the Sub and EqualNet shall assume (or otherwise become liable on) the Acquisition Loan and TWG shall be released from any liability on the Acquisition Loan effective as of such closing.

6. CONDITIONS TO OBLIGATION TO CLOSE.

      (a) CONDITIONS TO OBLIGATION OF TWG. The obligation of TWG to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) The representations and warranties set forth in Section 3 shall be true and correct in all material respects at and as of the Closing Date.

            (ii) EqualNet and Sub shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing.

            (iii) EqualNet shall have procured all of the consents of third parties required in connection with the consummation of the transactions contemplated by this Agreement, and EqualNet shall have procured the approval of its shareholders at the Shareholders Meeting for the matters set forth in Section 5(r).

            (iv) The closing under that certain Stock Purchase Agreement dated November 21, 1997, between EqualNet and TWG and under the Reorganization Agreement shall have occurred or be occurring simultaneous with the Closing hereunder.

            (v) The issuance of the EqualNet Common Shares and Warrant under this Agreement shall have complied with all applicable requirements of federal and state securities laws.

            (vi) Subsequent to the date hereof, no legislation, order, rule, ruling or regulation shall have been enacted or made by or on behalf of any governmental body, department or agency of the United States, nor shall any legislation have been introduced and favorably reported for passage to either House of Congress by any committee of either such House to which such legislation has been referred for consideration, nor shall any decision of any court of competent jurisdiction within the United States have been rendered which would materially and adversely affect an investment in the EqualNet Common Shares. There shall be no action, suit, investigation or proceeding pending, or to EqualNet's knowledge, threatened, against or affecting EqualNet or any of its Subsidiaries, or any of their respective properties or rights, or any of their affiliates, associates, officers or directors, before any court, arbitrator or administrative or governmental body which (i) seeks to restrain, enjoin, prevent the consummation of or otherwise adversely affect the transactions contemplated by this Agreement or (ii) questions the validity or legality of any such transaction or seeks to recover damages or to obtain other relief in connection with any such transaction, and to EqualNet's knowledge there shall be no valid basis for any such action, proceeding or investigation.

            (vii) EqualNet shall have duly received all authorizations, consents, approvals, licenses, franchises, permits and certificates by or of all federal, state and local governmental authorities, by any third parties pursuant to the terms of any agreement to which EqualNet is a party or by the National Association of Securities Dealers, Inc. or any other body or agency with jurisdiction, by contract or otherwise, over EqualNet, necessary for the issuance of the Shares and the Warrant by EqualNet and the consummation of the transactions contemplated hereby, and all thereof shall be in full force and effect at the time of the Closing.

            (viii)There shall not have occurred any Material Adverse Change with respect to EqualNet and its Subsidiaries since the date hereof.

            (ix) EqualNet shall have delivered to TWG a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(ix) is satisfied in all respects.

            (x) TWG shall have received from Fulbright & Jaworski, L.L.P., counsel to EqualNet and Sub, an opinion in form and substance as set forth in Exhibit C attached hereto, addressed to TWG and dated as of Closing Date.

            (xi) EqualNet shall have delivered to TWG the original stock certificates specified in Section 2(b) representing the Shares and the original Warrant.

            (xii) The EqualNet Common Shares issued pursuant to Section 2 and to be issued pursuant to the Warrant shall have been approved for listing, subject to official notice, on the NASDAQ National Market as of the Closing Date.

All actions to be taken by EqualNet in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to TWG. TWG may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

      (b) CONDITIONS TO OBLIGATION OF EQUALNET AND SUB. The obligations of EqualNet and Sub to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

            (i) The representations and warranties set forth in Section 4 shall be true and correct in all material respects at and as of the Closing Date.

            (ii) TWG shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

            (iii) EqualNet shall have obtained the approval of its shareholders at the Shareholders Meeting for the matters set forth in Section 5(s).

            (iv) There shall be no action, suit, investigation or proceeding pending, or to EqualNet's knowledge, threatened, against or affecting EqualNet or any of its Subsidiaries, or any of their respective properties or rights, or any of their affiliates, associates, officers or directors, before any court, arbitrator or administrative or governmental body which
      (i) seeks
      to restrain, enjoin, prevent the consummation of or otherwise adversely affect the transactions contemplated by this Agreement or (ii) questions the validity or legality of any such transaction or seeks to recover damages or to obtain other relief in connection with any such transaction.

            (v) TWG shall have delivered to EqualNet a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(ii) is satisfied in all respects.

            (vi) EqualNet shall have received from Vinson & Elkins L.L.P., counsel to TWG, an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to EqualNet and dated as of the Closing Date.

      All actions to be taken by TWG in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to EqualNet. EqualNet may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

7.    TERMINATION.

      (a) TERMINATION OF AGREEMENT. This Agreement may be terminated only as provided below:

            (i) EqualNet, Sub and TWG may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) Either EqualNet, Sub and TWG may terminate this Agreement by giving written notice to the other parties prior to the Closing if the shareholders of EqualNet fail to give any required approval of this Agreement and the transactions contemplated hereby upon a vote at the Shareholders meeting or at any adjournment thereof;

            (iii) TWG may terminate this Agreement by giving written notice to EqualNet and Sub at any time prior to the Closing (A) in the event EqualNet or Sub has breached any representation, warranty or covenant on their part contained in this Agreement in any material respect, TWG notified EqualNet or Sub of the breach or occurrence, and the breach or occurrence has continued without cure for a period until the earlier of 15 days after the notice of breach or the scheduled Closing Date or (B) if the Closing shall not have occurred on or before February 1, 1998, by reason of the failure of any condition precedent under Section 6(a) (unless the failure results primarily from TWG breaching any representation, warranty or covenant on its part contained in this Agreement); and

            (iv) EqualNet and Sub may terminate this Agreement by giving written notice to TWG at any time prior to the Closing (A) in the event TWG has breached any representation, warranty or covenant on its part contained in this Agreement in any material respect, EqualNet has notified TWG of the breach, and the breach has continued without cure for a period until the earlier of 15 days after the notice of breach or the scheduled Closing Date or

      (B) if the Closing shall not have occurred on or before February 1, 1998, by reason of the failure of any condition precedent under Section 6(b) (unless the failure results primarily from EqualNet or Sub breaching any representation, warranty or covenant on his part contained in this Agreement).

      (b) EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 7(a), all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party for any breach of a covenant or for any knowing and willful breach of any representation or warranty).

8.    REMEDIES FOR BREACHES OF THIS AGREEMENT.

      (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in Sections 3 and 4 shall survive the Closing hereunder.

      (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF TWG. If any representation or warranty set forth in Section 3 or any covenant or agreement set forth herein made by EqualNet or Sub is breached, then EqualNet agrees to indemnify TWG from and against any Adverse Consequences that TWG may suffer through and after the date of the claim for indemnification to the extent resulting from, arising out of, relating to, or caused by such breach. In addition, Sub assumes and Equal and Sub agree to indemnify TWG from and against any and all sales taxes due in connection with the sale and transfer of the Switches from TWG to the Sub.

      (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF EQUALNET. If TWG breaches any of its representations and warranties in Section 4 or any covenant or agreement set forth herein made by TWG, then TWG agree to indemnify EqualNet from and against any Adverse Consequences EqualNet may suffer through and after the date of the claim for indemnification to the extent resulting from, arising out of, relating to, or caused by such breach.

      (d)   MATTERS INVOLVING THIRD PARTIES.

            (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (ii) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the former's choice reasonably satisfactory to the Indemnified Party so long as (1) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has give notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (2) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (3) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (4) settlement of, or an adverse judgment with respect to, the Third Party Claim is not in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and
      (5) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

            (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii), (1) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (2) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (3) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

            (iv) In the event any of the conditions in Section 8(d)(ii) is or becomes unsatisfied, however, (1) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (2) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (3) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

      (e)   CLAIMS FOR INDEMNIFICATION.

            (i) Whenever any claim shall arise for indemnification under Section 8(b) or 8(c), the Indemnified Party shall describe such claim in a written notice ("Notice of Claim") to the Indemnifying Party (and for purposes of this Section 9(e), a notice given pursuant to Section 9(d) shall constitute a "Notice of Claim") and, when known, specify the facts constituting the basis for such claim and the amount or an estimate of the amount of such claim.

            (ii) Following the receipt by the Indemnifying Party of each Notice of Claim, the Indemnifying Party may give the Indemnified Party written notice ("Notice of Objection") (1) attaching a copy of such Notice of Claim, (2) stating that, in the opinion of the Indemnifying Party, the claim described in such Notice of Claim is invalid (either in whole or in specified part), (3) giving the reasons for the alleged invalidity, and
      (4) stating that, based on such alleged invalidity, the Indemnifying Party objects to the payment of any portion of the amount claimed pursuant to such Notice of Claim. If a Notice of Objection alleges that a Notice of Claim is only partially invalid, the Indemnifying Party within 30 days of the receipt of such Notice of Claim, agrees to deliver to the Indemnified Party that portion of the amount claimed pursuant to such Notice of Claim as to which no objection is made.

      (f) DETERMINATION OF ADVERSE CONSEQUENCES. There shall be taken into account the time cost of money (using the Applicable Rate as the discount rate) and appropriate adjustments shall be made for tax consequences and insurance in determining Adverse Consequences for purposes of this Section 8.

      (g) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of this Agreement.

9.    MISCELLANEOUS.

      (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of TWG and EqualNet; provided, either Party may make any public disclosure it believes in good faith is required by applicable law or the requirements of NASDAQ.

      (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (c) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of other Parties.

      (d) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (e) NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be sent by (i) personal delivery (including courier service), (ii) telecopier during normal business hours to the number indicated, or (iii) registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below (any communication shall be deemed given upon receipt):

            IF TO EQUALNET OR SUB:

            1250 Wood Branch Park Drive
            Houston, TX 77079-1212
            Attention:  General Counsel
            Telecopier No.:  281-529-4686

            WITH A COPY TO:

            Fulbright & Jaworski L.L.P.
            1301 McKinney, Suite 5100
            Houston, Texas  77010
            Attention: Robert F. Gray, Jr.
            Telecopier No.:  713-651-5246

            IF TO TWG:

            5005 Woodway, Suite 350
            Houston, Texas 77056
            Attention: Mark Willis and Jim Harris
            Telecopier No.:  713-626-8333

            WITH A COPY TO:

            Vinson & Elkins L.L.P.
            1001 Fannin, Suite 2300
            Houston, Texas 77002-6760
            Attention:  Rell Tipton
            Telecopier No.:  713-615-5553

Any Party may change its telecopier number or its address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      (f) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

      (g) AMENDMENTS AND WAIVERS. No amendments of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (h) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (i) EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

      (j) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

      (k) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                    EQUALNET HOLDING CORP.

                                    By: /S/ ZANE RUSSELL
                                    Name:   ZANE RUSSELL
                                    Title: CEO


                                    EQ ACQUISITION SUB, INC.


                                    By: /S/ MICHAEL HLINAK
                                    Name: MICHAEL HLINAK
                                    Title: COO


                                    WILLIS GROUP, LLC


                                    By: /S/ MARK WILLIS
                                    Name: MARK WILLIS
                                    Title: PRES.


                     [signature page to Switch Agreement]

                             ANNEX B--RESOLUTION ESTABLISHING SERIES A PREFERRED

                            EQUALNET HOLDING CORP.

                            STATEMENT OF RESOLUTION
                         ESTABLISHING SERIES OF SHARES


To the Secretary of State
      Of the State of Texas:

      Pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, EqualNet Holding Corp., a Texas corporation (the
"Corporation"), submits the following statement for the purpose of establishing and designating a series of shares and fixing and determining the preferences, limitations and relative rights thereof:

      1. The name of the corporation is EqualNet Holding Corp.

      2. The following resolution, establishing and designating a series of shares and fixing and determining the preferences, limitations and relative rights thereof, was duly adopted by the board of directors of the Corporation on December ____, 1997:

      WHEREAS, Article IV of the Articles of Incorporation, as amended, of the Corporation (the "Articles of Incorporation") provides for a class of authorized shares known as "Common Stock", comprising 50,000,000 shares, with a par value of $0.01 per share, issuable from time to time, and for a class of authorized shares known as "Preferred Stock", comprising 5,000,000 shares, with a par value of $0.01 per share, issuable from time to time in one or more series; and

      WHEREAS, pursuant to Article IV of the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation is authorized to fix and determine the preferences, limitations and relative rights of any wholly unissued series of Preferred Stock, and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding); and

      WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to establish, designate and issue an additional series of such Preferred Stock and to fix and determine the preferences, limitations and relative rights relating thereto;

      NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby establish and designate a series of Preferred Stock of the Corporation and does hereby fix and determine the preferences, limitations and relative rights relating to said series of Preferred Stock, as follows:

      Section 1. Designation and Amount.

      The shares of such series shall be designated as "Series A Convertible Preferred Stock," and the number of shares constituting the Series A Convertible Preferred Stock shall be 2,000, and shall not be subject to increase.

      Section 2. Dividends and Distributions.

            (a) The holders of outstanding shares of Series A Convertible Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors of the Corporation (the "Board of Directors" or the "Board") out of funds legally available for such purpose, dividends at the rate of $80.00 per annum per share, and no more, which shall be fully cumulative, shall accrue without interest (except as otherwise provided herein as to dividends in arrears) from the date of original issuance and shall be payable quarterly on January 1, April 1, July 1, and October 1 of each year, commencing April 1, 1998 (except that if any such date is a Saturday, Sunday, or legal holiday, then such dividend shall be payable on the next succeeding day that is not a Saturday, Sunday, or legal holiday) to holders of record as they appear on the stock books of the Corporation on such record dates, not more than 20 nor less than 10 days preceding the payment dates for such dividends, as shall be fixed by the Board. Dividends on the Series A Convertible Preferred Stock shall be paid in cash. The amount of the dividends payable per share of Series A Convertible Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30- day months. Dividends not paid on a payment date, whether or not such dividends have been declared, will bear interest at the rate of 12% per annum until paid. No dividends or other distributions, other than dividends payable solely in shares of Common Stock or other capital stock of the Corporation ranking junior as to dividends to the Series A Convertible Preferred Stock (collectively, the "Junior Dividend Stock"), shall be paid or set apart for payment on any shares of Junior Dividend Stock, and no purchase, redemption, or other acquisition shall be made by the Corporation of any shares of Junior Dividend Stock unless and until all accrued and unpaid dividends on the Series A Convertible Preferred Stock and interest on dividends in arrears at the rate specified herein shall have been paid or declared and set apart for payment.

No full dividends shall be paid or declared and set apart for payment on any class or series of the Corporation's capital stock ranking, as to dividends, on a parity with the Series A Convertible Preferred Stock (the "Parity Dividend Stock") for any period unless all accrued but unpaid dividends (and interest on dividends in arrears at the rate specified herein) have been, or contemporaneously are, paid or declared and set apart for such payment on the Series A Convertible Preferred Stock. No full dividends shall be paid or declared and set apart for payment on the Series A Convertible Preferred Stock for any period unless all accrued but unpaid dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full dividends. When dividends are not paid in full upon the Series A Convertible Preferred Stock and the Parity Dividend Stock, all dividends paid or declared and set apart for payment upon shares of Series A Convertible Preferred Stock (and interest on dividends in arrears at the rate specified herein) and the Parity Dividend Stock shall be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per share on the Series A Convertible Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series A Convertible Preferred Stock and the Parity Dividend Stock bear to each other.

      Any references to "distribution" contained in this Section 2 shall not be deemed to include any stock dividend or distributions made in connection with any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

            (b) Neither the Corporation nor any subsidiary of the Corporation shall redeem, repurchase or otherwise acquire in any one transaction or series of related transactions any shares of Common Stock, Junior Dividend Stock or Junior Liquidation Stock (as defined in Section 3) if the number of shares so repurchased, redeemed or otherwise acquired in such transaction or series of related transactions is more than either (x) 5.0% of the number of shares of Common Stock, Junior Dividend Stock or Junior Liquidation Stock, as the case may be, outstanding immediately prior to such transaction or series of related transactions or (y) 1% of the number of shares of Common Stock, Junior Dividend Stock or Junior Liquidation Stock, as the case may be, outstanding immediately prior to such transaction or series of related transactions if such transaction or series of related transactions is with any one person or group of affiliated persons, unless the Corporation or such subsidiary offers to purchase for cash from each holder of shares of Series A Convertible Preferred Stock at the time of such redemption, repurchase or acquisition the same percentage of such holder's shares of Series A Convertible Preferred Stock as the percentage of the number of outstanding shares of Common Stock, Junior Dividend Stock or Junior Liquidation Stock, as the case may be, to be so redeemed, repurchased or acquired at a purchase price per share of Series A Convertible Preferred Stock equal to the greater of (i) the sum of (1) $1,000, (2) an amount equal to the accrued but unpaid dividends on such share of Series A Convertible Preferred Stock, plus (3) an amount equal to the accrued and unpaid interest on dividends in arrears (determined as provided in Section 2) with respect to such share of Series A Convertible Preferred Stock through the date of purchase pursuant to this Section 2(c), or (ii) an amount equal to the product of (x) the number of shares of Common Stock which would, but for the purchase pursuant to this
Section 2(c), be issuable on conversion in accordance with Section 6(a) of one share of Series A Convertible Preferred Stock and any accrued and unpaid dividends thereon and any accrued and unpaid interest on dividends thereon in arrears if a Conversion Notice were given by the holder of such share of Series A Convertible Preferred Stock on the date of purchase pursuant to this Section 2(b) and (y) the arithmetic average of the Market Price (as defined in Section
5) of the Common Stock for the Measurement Period (as defined in Section 6) with respect to the date of purchase pursuant to this Section 2(c).

            (c) Neither the Corporation nor any subsidiary of the Corporation shall (1) make any tender offer or exchange offer (a "Tender Offer") for outstanding shares of Common Stock, unless the Corporation contemporaneously therewith makes an offer, or (2) enter into an agreement regarding a Tender Offer for outstanding shares of Common Stock by any person other than the Corporation or any subsidiary of the Corporation, unless such person agrees with the Corporation to make an offer, in either such case to each holder of outstanding shares of Series A Convertible Preferred Stock to purchase for cash at the time of purchase in such Tender Offer the same percentage of shares of Series A Convertible Preferred Stock held by such holder as the percentage of outstanding shares of Common Stock offered to be purchased in such Tender Offer at a price per share of Series A Convertible Preferred Stock equal to the greater of (i) the sum of (1) $1,000, (2) an amount equal to the accrued but unpaid dividends on such share of Series A Convertible Preferred Stock, and (3) an amount equal to the accrued and unpaid interest on dividends in arrears (determined as provided in Section 2) with respect to such share of Series A Convertible Preferred Stock through the date of purchase pursuant to this
Section 2(c), or (ii) an amount equal to the product of (x) the number of shares of Common Stock which would, but for the purchase pursuant to this Section 2(d), be issuable on conversion in accordance with Section 6(a) of one share of Series A Convertible Preferred Stock and any accrued and unpaid dividends thereon and any accrued and unpaid interest on dividends thereon in arrears if a Conversion Notice were given by the holder of such share of Series A Convertible Preferred Stock on the date of purchase pursuant to this Section 2(c) and (y) the price per share of Common Stock offered in such Tender Offer.

      Section 3. Liquidation Preference.

      In the event of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, an amount per share of Series A Convertible Preferred Stock equal to the sum of (i) all dividends accrued and unpaid thereon to the date of final distribution to such holders, (ii) accrued and unpaid interest on dividends in arrears (computed in accordance with Section 2(a)) thereon to the date of distribution, and (iii) $1,000.00 (collectively, "the Liquidation Preference"), and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Series A Convertible Preferred Stock (collectively, the "Junior Liquidation Stock"); provided, however, that such rights shall accrue to the holders of Series A Convertible Preferred Stock only in the event that the Corporation's payments with respect to the liquidation preference of any holders of capital stock of the Corporation ranking senior as to liquidation rights to the Series A Convertible Preferred Stock (the "Senior Liquidation Stock") are fully met. After the liquidation preferences of any Senior Liquidation Stock are fully met, the entire assets of the Corporation available for distribution shall be distributed ratably among the holders of the Series A Convertible Preferred Stock and any other class or series of the Corporation's capital stock having parity as to liquidation rights with the Series A Convertible Preferred Stock (the "Parity Liquidation Stock") in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation price of the shares of the Series A Convertible Preferred Stock and any Parity Liquidation Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities, or other property in and of itself will be considered a liquidation, dissolution, or winding up of the Corporation.

      Section 4. No Sinking Fund.

      The shares of Series A Convertible Preferred Stock shall not be subject to the operation of a purchase, retirement, or sinking fund.

      Section 5. Optional Redemption.

      If at any time after 180 days after the Issuance Date (as defined in Section 6(b)), the Market Price (as defined below) of the Corporation's Common Stock shall have been in excess of $5.00 and (i) so long as the Corporation is in compliance in all material respects with all of its obligations to the holders of shares of Series A Convertible Preferred Stock and (ii) the Corporation's Common Stock is traded on a national securities exchange or the Nasdaq National Market the Corporation shall have the right, exercisable on not less than 15 days or more than 30 days written notice to the holders of record of the shares of Series A Convertible Preferred Stock to be redeemed, at any time on or after 180 days after the Issuance Date to redeem all, and from time to time to redeem any part of not less than 50 shares (or such lesser number of shares of Series A Convertible Preferred Stock as shall remain outstanding at the time of exercise of such redemption right), of Series A Convertible Preferred Stock in accordance with this Section 5. Any notice of redemption (a "Notice of Redemption") under this Section shall be delivered to the holders of the shares of Series A Convertible Preferred Stock at their addresses appearing on the records of the Corporation; provided, however, that any failure or defect in the giving of notice to any such holder shall not affect the validity of notice to or the redemption of shares of Series A Convertible Preferred Stock of any other holder. Any Notice of Redemption shall state (1) that the Corporation is exercising its right to redeem all or a portion of the outstanding shares of Series A Convertible Preferred Stock pursuant to this Section 5, (2) the number of shares of Series A Convertible Preferred Stock held by such holder which are to be redeemed, (3) the calculation of the Redemption Price (as defined below) per share of Series A Convertible Preferred Stock, determined in accordance herewith, and (4) the date of redemption of such shares of Series A Convertible Preferred Stock, determined in accordance with this Section (the "Redemption Date"). On the Redemption Date and after receipt by the Corporation of certificates for shares of Series A Preferred Stock to be redeemed pursuant to this Section 5, the Corporation shall make payment of the applicable Redemption Price to each holder of shares of Series A

Convertible Preferred Stock to be redeemed to or upon the order of such holder as specified by such holder in writing to the Corporation at least one business day prior to the Redemption Date. If the Corporation exercises its right to redeem all or a portion of the outstanding shares of Series A Convertible Preferred Stock the Corporation shall make payment to the holders of the shares of Series A Convertible Preferred Stock to be redeemed in respect of each share of Series A Convertible Preferred Stock to be redeemed of an amount equal to the Redemption Price. Upon redemption of less than all of the shares of Series A Convertible Preferred Stock evidenced by a particular certificate, promptly, but in no event later than three business days after surrender of such certificate to the Corporation, the Corporation shall issue and deliver to the holder of record of the surrendered certificate (or such holder's assignee) a replacement certificate for the shares of Series A Convertible Preferred Stock that have not been redeemed. Only whole shares of Series A Convertible Preferred Stock may be redeemed. If the Corporation exercises its right to redeem less than all outstanding shares of Series A Convertible Preferred Stock, then such redemption shall be made, as nearly as practical, pro rata among the holders of record of the Series A Convertible Preferred Stock. No share of Series A Convertible Preferred Stock as to which the holder exercises the right of conversion pursuant to Section 6 may be redeemed by the Corporation pursuant to this
Section 5 on or after the date of exercise of such conversion right, regardless of whether the Notice of Redemption shall have been given prior to the date of exercise of such conversion right.

      If a Notice of Redemption shall have been given as provided in this
Section 5, then each holder of shares of Series A Convertible Preferred Stock called for redemption shall be entitled to all relative rights accorded by this resolution, except as described in the next two sentences, until and including the Redemption Date. The right to convert pursuant to Section 6 hereof for any shares called for redemption shall terminate on the close of business on the fourth business day prior to the Redemption Date for such shares. Shares of Series A Convertible Preferred Stock that have been called for redemption shall not be deemed to be outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter on and after the Notice of Redemption has been set to the holders thereof and a sum sufficient to redeem such shares has been irrevocably deposited or set aside to pay the Redemption Price to the holders of the shares upon surrender of certificates therefor. From and after the Redemption Date, the shares of Series A Convertible Preferred Stock called for redemption shall no longer be deemed to be outstanding, and all rights of holders of such shares shall cease and terminate (unless the Corporation shall default in making payment of the Redemption Price), except for the right of holders of such shares, upon surrender of the certificate or certificates therefor, to receive the Redemption Price thereof, without interest. The deposit in trust of the Redemption Price shall be irrevocable except that (i) the Corporation shall be entitled to receive the interest, if any, allowed on any money so deposited, and the holders of any redeemed shares shall have no claim to such interest and (ii) any balance of moneys so deposited by the Corporation and unclaimed by the holders of shares of Series A Convertible Preferred Stock entitled thereto at the expiration of one year from the Redemption Date shall be repaid, together with any interest thereon, to the Corporation and, after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment, without interest.

      As used in this resolution, "Market Price" shall mean the current market price per share of Common Stock on any date and shall be deemed to be the average of the closing sales prices for the 20 consecutive trading days before the day in question. The closing sales price for each day shall be (i) the last reported sales price or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or (ii) if not listed or admitted to trading on any national securities exchange, the closing sales price as reported by The Nasdaq Stock Market, Inc. or, if such firm at the time is not engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business as selected by the Board of Directors.

      As used in this resolution, "Redemption Price" means the sum of (1) $1,000, (2) an amount equal to the accrued but unpaid dividends on such share of Series A Convertible Preferred Stock, and (3) an amount equal to the accrued and unpaid interest on dividends in arrears (determined as provided in Section 2) thereon through the Redemption Date.

      Section 6. Conversion.

            (a) The holders of the Series A Convertible Preferred Stock may convert any or all of their shares of Series A Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided. Commencing on the Issuance Date and at any time thereafter, each share of Series A Convertible Preferred Stock may be converted at the office of the conversion agent for the Series A Convertible Preferred Stock that was appointed prior to issuance of the shares of Series A Convertible Preferred Stock or at such other additional office or offices, if any, as the Board of Directors may designate, initially into such number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) determined by dividing (x) the sum of (i) the Conversion Amount, (ii) accrued but unpaid dividends to the applicable Conversion Date on the share of Series A Convertible Preferred Stock being converted, and (iii) accrued but unpaid interest on the dividends in arrears on the share of Series A Convertible Preferred Stock being converted to the applicable Conversion Date at the rate provided in Section 2 by (y) $1.20 (subject to equitable adjustments for stock splits, stock dividends, combinations, recapitalizations, reclassifications and similar events occurring on or after the date of filing of this Statement of Rights and Preferences with the Secretary of State of the State of Texas), in each case subject to adjustment as hereinafter provided (the "Conversion Rate")

            (b) Certain Definitions.

      As used herein, the "Conversion Amount" initially shall be equal to $1,000.00, subject to adjustment as hereinafter provided.

      As used herein, "Conversion Date" shall mean the date on which the notice of conversion is actually received by the conversion agent, whether by mail, courier, personal service, facsimile or other means, with respect to a conversion at the option of the holder pursuant to Section 7(a).

      As used herein, "Issuance Date" means the first date of original issuance of any shares of Series A Convertible Preferred Stock.

      As used herein, "Measurement Period" means, with respect to any date, the period of five (5) consecutive trading days ending on the trading day immediately preceding such date.

            (c)   Other Provisions.

                  (1) Notwithstanding anything in this Section 6(c) to the contrary, no change in the Conversion Amount pursuant to Section 6(c) shall actually be made until the cumulative effect of the adjustments called for by this Section 6(c) since the date of the last change in the Conversion Amount would change the Conversion Amount by more than 1%. However, once the cumulative effect would result in such a change, then the Conversion Amount shall actually be changed to reflect all adjustments called for by this Section 6(c) and not previously made. Notwithstanding anything in this Section 6(c), no change in the Conversion Amount shall be made that would result in a Conversion Amount of less than the par value of the Common Stock into which shares of Series A Convertible Preferred Stock are at the time convertible.

                  (2) The holders of shares of Series A Convertible Preferred Stock at the close of business on the record date for any dividend payment to holders of Series A Convertible Preferred Stock who have surrendered shares of Series A Convertible Preferred Stock for conversion during the period between the close of business on any record date for a dividend payment and the opening of business on the corresponding dividend payment date shall not be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof after such dividend payment record date or the Corporation's default in payment of the dividend due on such dividend payment date. A holder of shares of Series A Convertible Preferred Stock on a record date for a dividend payment who (or whose transferee) tenders any of such shares for conversion into shares of Common Stock on or after such dividend payment date will receive the dividend payable by the Corporation on such shares of Series A Convertible Preferred Stock on such date, and the converting holder need not make any payment of the amount of such dividend in connection with such conversion of shares of Series A Convertible Preferred Stock. Except as provided above, no adjustment shall be made in respect of cash dividends on Common Stock or Series A Convertible Preferred Stock that may be accrued and unpaid at the date of surrender of shares of Series A Convertible Preferred Stock.

                  (3) To convert shares of Series A Convertible Preferred Stock into Common Stock, the holder thereof shall (i) surrender the certificate or certificates for such shares of Series A Convertible Preferred Stock, duly endorsed to the Corporation in blank, to the Corporation at its principal office or at the office of the agency maintained for that purpose, (ii) give written notice (the "Conversion Notice") to the Corporation at such office that such holder elects to convert shares of Series A Convertible Preferred Stock and specifying the number of shares to be converted, and (iii) state in such written notice the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall notify a holder who has given a Conversion Notice of any claim of error in such Conversion Notice within two business days after such holder gives such Conversion Notice and no such claim of error shall limit or delay performance of the Corporation's obligation to issue upon such conversion the number of shares of Common Stock which are not in dispute. A Conversion Notice shall be deemed to be in proper form unless the Corporation notifies a holder of shares of Series A Convertible Preferred Stock being converted within two business days after a Conversion Notice has been received (which notice shall specify all defects in the Conversion Notice) and any Conversion Notice containing any such defect shall nonetheless be effective on the date given if the converting holder promptly undertakes in writing to correct all such defects. Each conversion shall be deemed to have been effected at the close of business on the date on which the Corporation or such agency shall have received such surrendered Series A Convertible Preferred Stock certificate or certificates, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the record holder or holders of the shares represented thereby at such time. As soon as practicable, but in any event within five business days after such conversion, the Corporation shall issue or deliver at such office to the holder for whose account such shares of Series A Convertible Preferred Stock were so surrendered, or to such holder's nominee or nominees, certificates (bearing such legends as may be required under applicable state or federal securities laws) for the number of full shares of Common Stock to which such holder shall be entitled, plus, in lieu of any fractional share to which such holder would otherwise be entitled, cash equal to such fraction multiplied by the Market Price per share of the Common Stock as of the close of business on the date of such conversion. The holder of any shares of Series A Convertible Preferred Stock converting such shares shall pay any tax arising in connection with such conversion.

                  (4) The Corporation (and any successor corporation) shall take all action necessary so that a number of shares of the authorized but unissued Common Stock (or common stock in the case of any successor corporation) sufficient to provide for the conversion of the Series A Convertible Preferred Stock outstanding upon the basis hereinbefore provided are at all times reserved by the Corporation (or any successor corporation), free from preemptive rights, for such conversion, subject to the provisions of the next succeeding paragraph. If the Corporation shall issue any securities or make any change in its capital structure that would change the number of shares of Common Stock into which each share of the Series A Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series A Convertible Preferred Stock on the new basis. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the outstanding shares of Series A Convertible Preferred Stock, the Corporation promptly shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (5) In case of any consolidation or merger of the Corporation with any other corporation (other than a wholly-owned subsidiary of the Corporation) in which the Corporation is not the surviving corporation, or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in the case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Corporation shall make appropriate provision or cause appropriate provision to be made so that each holder of shares of Series A Convertible Preferred Stock then outstanding shall have the right thereafter to convert such shares of Series A Convertible Preferred Stock into the kind of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer, or share exchange by a holder of shares of Common Stock into which such shares of Series A Convertible Preferred Stock could have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer, or share exchange and on a basis which preserves the economic benefits of the conversion rights of the holders of shares of Series A Convertible Preferred Stock on a basis as nearly as practical as such rights exist hereunder prior thereto. If, in connection with any such consolidation, merger, sale, transfer, or share exchange, each holder of shares of Common Stock is entitled to elect to receive securities, cash, or other assets upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Series A Convertible Preferred Stock the right to elect the securities, cash, or other assets into which the Series A Convertible Preferred Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made, and the effect of failing to exercise the election). The Corporation shall not effect any such transaction unless the provisions of this paragraph have been complied with. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers, or share exchanges.

                  (6) If a holder shall have given a Conversion Notice for shares of Series A Convertible Preferred Stock, the Corporation shall issue and deliver to such person certificates for the Common Stock issuable upon such conversion within five business days after such Conversion Notice is received and the person converting shall be deemed to be the holder of record of the Common Stock issuable upon such conversion as of the date of receipt, and all rights with respect to the shares surrendered shall forthwith terminate except the right to receive the Common Stock or other securities, cash, or other assets as herein provided. If a holder shall have given a Conversion Notice as provided herein, the Corporation's obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of any action or inaction by the converting holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Corporation to the holder of record, or any set off, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the holder of any obligation to the Corporation, and irrespective of any other circumstance that might otherwise limit such obligation of the Corporation to the holder in connection with such conversion. If the Corporation fails to issue and deliver the certificates for the Common Stock to the holder converting shares of Series A Convertible Preferred Stock pursuant to the first sentence of this paragraph as and when required to do so, in addition to any other liabilities the Corporation may have hereunder and under applicable law (1) the Corporation shall pay or reimburse such holder on demand for all out-of-pocket expenses including, without limitation, fees and expenses of legal counsel incurred by such holder as a result of such failure and (2) such holder may by written notice (which may be given by mail, courier, personal service or facsimile) or oral notice (promptly confirmed in writing) given at any time prior to delivery to such holder of the certificates for the shares of Common Stock issuable upon such conversion of shares of Series A Convertible Preferred Stock, rescind such conversion, whereupon such holder shall have the right to convert such shares of Series A Convertible Preferred Stock thereafter in accordance herewith.

                  (7) No fractional shares of Common Stock shall be issued upon conversion of Series A Convertible Preferred Stock but, in lieu of any fraction of a share of Common Stock that would otherwise be issuable in respect of the aggregate number of such shares surrendered for conversion at one time by the same holder, the Corporation shall pay in cash an amount equal to the product of
(i) the arithmetic average of the Market Price of a share of Common Stock on the three consecutive trading days ending on the trading day immediately preceding the Conversion Date and (ii) such fraction of a share.

                 (8) The Conversion Amount shall be adjusted from time to time under certain circumstances, subject to the provisions of the first three sentences of the first paragraph of this Section 6(c), as follows:

                        (i) In case the Corporation shall issue rights or warrants on a pro rata basis to all holders of the Common Stock on a given record date entitling such holders to subscribe for or purchase Common Stock at a price per share less than the average daily Market Prices of the Common Stock on the 30 consecutive trading days commencing 45 trading days before such record date (the "Current Market Price"), then in each such case the Conversion Amount in effect on such record date shall be adjusted in accordance with the formula

                                C1 = C x O + N
                                   --------
                                  O + N x P/M

where

      C1 = the adjusted Conversion Amount

      C  = the current Conversion Amount

      O = the number of shares of Common Stock outstanding on the record date.

      N = the number of additional shares of Common Stock issuable pursuant to the exercise of such rights or warrants

      P = the offering price per share of the additional shares (which amount shall include amounts received by the Corporation in respect of the issuance and the exercise of such rights or warrants)

      M = the Current Market Price per share of Common Stock on the record date.

      Such adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants. If any or all such rights or warrants are not so issued or expire or terminate before being exercised, the Conversion Amount then in effect shall be readjusted appropriately.

                        (ii) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Junior Stock (as defined below) evidences of its indebtedness or assets (including securities, but excluding any rights or warrants referred to in subparagraph (i) above and any dividend or distribution paid in cash out of the retained earnings of the Corporation), then in each such case the Conversion Amount then in effect shall be adjusted in accordance with the formula

                                  C1 = C x M
                                     ----
                                     M - F

where

      C1 = the adjusted Conversion Amount

      C  = the current Conversion Amount

      M = the Current Market Price per share of Common Stock on the record date mentioned below

      F = (i) the aggregate amount of such cash dividend and/or the fair market value on the record date of the assets or securities to be distributed divided by (ii) the number of shares of Common Stock outstanding on the record date. The Board of Directors shall determine such fair market value, which determination shall be conclusive.

      Such adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution. For purposes of this subparagraph (ii), "Junior Stock" shall include any class of capital stock ranking junior as to dividends or upon liquidation to the Series A Convertible Preferred Stock.

                        (iii) All calculations hereunder shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.

                        (iv) If at any time as a result of an adjustment made pursuant to Section 6(c)(5), the holder of any Series A Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive securities, cash, or assets other than Common Stock, the number or amount of such securities or property so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms nearly equivalent as practicable to the provisions with respect to the Common Stock contained in subparagraphs (i) to (iii) above.

                  (9) Except as otherwise provided above in this Section 6, no adjustment in the Conversion Amount shall be made in respect of any conversion for share distributions or dividends theretofore declared and paid or payable on the Common Stock.

                  (10) Whenever the Conversion Amount is adjusted as herein provided, the Corporation shall send to each holder and each transfer agent, if any, for the Series A Convertible Preferred Stock and the Common Stock, a statement signed by the Chairman of the Board, the President, or any Vice President of the Corporation and by its Treasurer or its Secretary or an Assistant Secretary stating the adjusted Conversion Amount determined as provided in this Section 6, and any adjustment so evidenced, given in good faith, shall be binding upon all shareholders and upon the Corporation. Whenever the Conversion Amount is adjusted, the Corporation will give notice by mail to the holders of record of Series A Convertible Preferred Stock, which notice shall be made within 15 days after the effective date of such adjustment and shall state the adjustment and the Conversion Amount. Notwithstanding the foregoing notice provisions, failure by the Corporation to give such notice or a defect in such notice shall not affect the binding nature of such corporate action of the Corporation.

                  (11) Whenever the Corporation shall propose to take any of the actions specified in Section 6(c)(5) or in subparagraphs (i) or (ii) of Section 6(c)(8) that would result in any adjustment in the Conversion Amount under this
Section 6(c), the Corporation shall cause a notice to be mailed at least 20 days prior to the date on which the books of the Corporation will close or on which a record will be taken for such action, to the holders of record of the outstanding Series A Convertible Preferred Stock on the date of such notice. Such notice shall specify the action proposed to be taken by the Corporation and the date as of which holders of record of the Common Stock shall participate in any such actions or be entitled to exchange their Common Stock for securities or other property, as the case may be. Failure by the Corporation to mail the notice or any defect in such notice shall not affect the validity of the transaction.

                  (12) No conversion shall be effected until the expiration or termination of the waiting period imposed by the Hart-Scott-Rodino antitrust Improvements Act of 1976, as amended, if that act is applicable to the conversion.

      Section 7. Voting Rights.

      Except as otherwise required by law or expressly provided herein, shares of Series A Convertible Preferred Stock shall not be entitled to vote on any matter.

      The affirmative vote or consent of the holders of a majority of the outstanding shares of the Series A Convertible Preferred Stock, voting separately as a class, will be required for (1) any amendment, alteration, or repeal, whether by merger or consolidation or otherwise, of the Corporation's Articles of Incorporation if the amendment, alteration, or repeal materially and adversely affects the powers, preferences, or special rights of the Series A Convertible Preferred Stock, (2) the waiver of any preference, right, privilege or power of the Series A Convertible Preferred Stock or any term or condition pertaining thereto, or (3) the creation and issuance of any Senior Dividend Stock, Senior Liquidation Stock, Parity Dividend Stock or Parity Liquidation Stock; provided, however, that any increase in the authorized preferred stock of the Corporation or the creation and issuance of any stock which is both Junior Dividend Stock and Junior Liquidation Stock shall not be deemed to affect materially and adversely such powers, preferences, or special rights and any such increase or creation and issuance may be made without any such vote by the holders of Series A Convertible Preferred Stock except as otherwise required by law.

      Section 8.  Outstanding Shares.

      For purposes of this resolution, all shares of Series A Convertible Preferred Stock shall be deemed outstanding except (i) from the date of receipt by the Corporation of a Conversion Notice requesting that Series A Convertible Preferred Stock be converted into Common Stock, all shares of Series A Convertible Preferred Stock that are so converted into Common Stock; (ii) from the date of registration of transfer, all shares of Series A Convertible Preferred Stock held of record by the Corporation or any subsidiary of the Corporation, and (iii) from the Redemption Date, all shares of Series A Convertible Preferred Stock that are redeemed, so long as the Redemption Price of such shares of Series A Convertible Preferred Stock shall have been paid by the Corporation as and when required hereby.

      Section 9. Amendment Upon Conversion or Redemption of Outstanding Shares.

      When, as a result of the conversion or redemption of the Series A Convertible Preferred Stock no shares of Series A Convertible Preferred Stock remain outstanding, the Board of Directors may, at its discretion and without a vote of the shareholders of the Corporation, withdraw this designation in its entirety by providing for the filing of an applicable amendment or restatement of the Corporation's Restated Articles of Incorporation, and the Series A Convertible Preferred Stock designated hereby shall thereby return to the status of authorized but unissued and undesignated shares of Preferred Stock of the Corporation.

      IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed and this certificate to be signed by its President this ______ day of ______________, 1997.

                              EqualNet Holding Corp.



                              By:____________________________________
                                    Zane Russell, President

                                                     ANNEX C--MERGER AGREEMENT

                AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

                                    BETWEEN

                            EQUALNET HOLDING CORP.,

                           EQ ACQUISITION SUB, INC.

                            NETCO ACQUISITION, LLC

                                      AND

                           NETCO ACQUISITION CORP.


                               December 2, 1997

                               TABLE OF CONTENTS


      1.    Definitions......................................................1

      2.    The Merger.......................................................6
            (a)   Basic Transaction..........................................6
            (b)   Conversion of Shares.......................................6
            (c)   Consummation of the Merger.................................6
            (d)   Certificate of Incorporation; Bylaws.......................7
            (e)   Directors and Officers.....................................7
            (f)   Exchange of Securities.....................................7
            (g)   Exchange of Certificates...................................7
            (h)   Terms of  the Preferred Stock..............................8
            (i)   Tax Effect of Transaction..................................8
            (j)   The Closing................................................8
            (k)   Deliveries at the Closing..................................8

      3.    Representations and Warranties of EqualNet and Sub...............9
            (a)   Organization, Qualification, and Corporate Power...........9
            (b)   Authorization of Transaction...............................9
            (c)   Brokers' Fees..............................................9
            (d)   No Violation...............................................9
            (e)   Consents..................................................10
            (f)   Financial Information.....................................10
            (g)   Liabilities...............................................10
            (h)   Litigation................................................10
            (i)   Compliance with ERISA.....................................11
            (j)   Taxes; Governmental Charges...............................11
            (k)   Defaults..................................................11
            (l)   Compliance with the Law...................................11
            (m)   Investment Company Act....................................11
            (n)   Public Utility Holding Company Act........................11
            (o)   Disclosure................................................11
            (p)   Structure; Capitalization.................................12
            (q)   Environmental Matters.....................................13
            (r)   Intellectual Property and Other Intangible Assets.........13
            (s)   Insurance Coverage........................................14

      4.    Representations and Warranties of Netco Acquisition.............14
            (a)   Corporate Existence.......................................15
            (b)   Corporate Power and Authorization.........................15
            (c)   Brokers' Fees.  ..........................................15
            (d)   No Violation.  ...........................................15
            (e)   Consents..................................................15
            (f)   Financial Information.  ..................................16
            (g)   Compliance with the Law.  ................................16
            (h)   Investment Company Act.  .................................16
            (i)   Public Utility Holding Company Act........................16

            (j)   Investment................................................16
            (k)   Title.....................................................17

      5.    Pre-Closing Covenants...........................................17
            (a)   General...................................................17
            (b)   Inspection................................................18
            (c)   Notices and Consents......................................18
            (d)   Notice of Developments....................................18
            (e)   Ordinary Course...........................................18
            (f)   Changes in Employment Arrangements........................20
            (g)   Severance.................................................20
            (h)   Other Actions.............................................20
            (i)   Valid Issuance............................................21
            (j)   Government Regulations....................................21
            (k)   ERISA.....................................................21
            (l)   Corporate Existence; Maintenance of Properties............21
            (m)   Insurance.................................................22
            (n)   Further Assurances........................................22
            (o)   Notices of Certain Events.................................22
            (p)   Board Nominees............................................22
            (q)   Environmental Laws........................................22
            (r)   Registration Rights.......................................23
            (s)   Shareholder Approval; Preparation of Proxy Statements.....23
            (t)   No Solicitation...........................................23
            (u)   Listing of Common Stock...................................25
            (v)   Netco Matters.............................................25

      6.    Conditions to Obligation to Close...............................26
            (a)   Conditions to Obligation of Netco Acquisition and Netco...26
            (b)   Conditions to Obligation of EqualNet......................27

      7.    Termination.....................................................28
            (a)   Termination of Agreement..................................28
            (b)   Effect of Termination.....................................29

      8.    Remedies for Breaches of This Agreement.........................29
            (a)   Survival of Representations and Warranties................29
            (b)   Indemnification Provisions for Benefit of Netco
                  Acquisition, its members and ADV..........................29
            (c)   Indemnification Provisions for Benefit of EqualNet........30
            (d)   Matters Involving Third Parties...........................30
            (e)   Claims for Indemnification................................31
            (f)   Determination of Adverse Consequences.....................31
            (g)   Other Indemnification Provisions..........................31

      9.    Miscellaneous...................................................32
            (a)   Press Releases and Public Announcements...................32
            (b)   No Third-Party Beneficiaries..............................32
            (c)   Succession and Assignment.................................32

            (d)   Counterparts..............................................32
            (e)   Notices...................................................32
            (f)   Governing Law.............................................33
            (g)   Amendments and Waivers....................................33
            (h)   Severability..............................................33
            (i)   Expenses..................................................33
            (j)   Construction..............................................34
            (k)   Incorporation of Exhibits, Annexes, and Schedules.........34
            (l)   Warrant...................................................34
            (m)   Certain Shareholders......................................34

                AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

      This Agreement of Merger and Plan of Reorganization is entered into as of December 2, 1997, by and between EqualNet Holding Corp., a Texas corporation ("EqualNet"), EQ Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of EqualNet ("Sub"), Netco Acquisition, LLC, a Delaware limited liability company ("Netco Acquisition"), and Netco Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Netco Acquisition ("Netco"). EqualNet, Sub, Netco Acquisition and Netco are each referred to herein as a "Party" and collectively as the "PARTIES."

                                   RECITALS

      This Agreement contemplates a transaction in which Sub will merge with and into Netco, with Netco being the surviving corporation (the "Merger").

      Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.    DEFINITIONS.

            "ACCREDITED INVESTOR" has the meaning set forth in Regulation D promulgated under the Securities Act.

            "ADDITIONAL WORKING CAPITAL LOANS" has the meaning assigned to such term in the Limited Liability Company Agreement referenced in the definition of "Working Capital Loans".

            "ADV" means Advantage Fund, Ltd., a British Virgin Islands Company.

            "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

            "APPLICABLE RATE" means the corporate base rate or prime rate of interest publicly announced from time to time by Texas Commerce Bank, National Association, Houston, Texas plus 5.0% per annum.

            "ASSIGNMENT" means the Assignment and Bill of Sale dated effective as of September 24, 1997, by and among Randy Williams, Trustee of the Estate of Total National Communications, Inc. and TWG.

            "BUSINESS DAY" means any day that is not a Saturday, a Sunday, or a day that is a banking holiday under United States or Texas Law.

            "CAPITALIZED LEASE OBLIGATIONS" means all rental obligations which, under GAAP in effect on the day such obligation is incurred, are required to be capitalized on the books of EqualNet or any Subsidiary, in each case taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

            "CLOSING" has the meaning set forth in Section 2(f).

            "CLOSING DATE" has the meaning set forth in Section 2(f).

            "COMMISSION" shall mean the United States Securities and Exchange Commission.

            "CURRENT INDEBTEDNESS" means any obligation for borrowed money (including notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money) payable on demand or within a period of one year from the date of creation thereof; provided, any obligation shall be treated as Funded Indebtedness, regardless of its term, if such obligation is renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of such obligation, or may be payable out of the proceeds of a similar obligation pursuant to the terms of such obligation or of any such agreement. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of EqualNet or any Subsidiary shall be deemed to be Funded or Current Indebtedness, as the case may be, of EqualNet or such Subsidiary even though such obligation shall not be assumed by EqualNet or such Subsidiary.

            "DGL" means the General Corporation Law of the State of Delaware.

            "EQUALNET COMMON SHARE" means any share of the common stock of EqualNet, $.01 par value per share.

            "EQUALNET PREFERRED SHARES" means 2,000 shares of EqualNet Preferred Stock.

            "EQUALNET PREFERRED STOCK" means the Series A Convertible Preferred Stock, $.01 par value per share, $1,000 stated value per share, of EqualNet referenced in Section 2(d).

            "ENVIRONMENTAL LAW" means any judgment, decree, order, law, license, rule, regulation or private agreement (such as covenants, conditions, and restrictions), of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board, or authority designed to protect the environment, air, surface, water, groundwater or soil, control pollution, or regulate the exploration, manufacturing, processing, distributing, use, storage, transport or handling of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601 ET SEQ.) ("CERCLA"), the Oil Pollution Act (33 U.S.C. ss. 2701 ET

      SEQ.) ("OPA"), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 ET SEQ.) ("RCRA"), and the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 ET SEQ.) ("CWA"), as such laws have been or hereafter may be amended or supplemented, and any and all analogous present and future federal, state, and local laws in jurisdictions where EqualNet and its Subsidiaries do business.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

            "ERISA AFFILIATE" means each trade or business (whether or not incorporated) which together with EqualNet or a Subsidiary of EqualNet would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA immediately following the acquisition.

            "FUNDED INDEBTEDNESS" means and include without duplication any obligation payable more than one year from the date of the creation thereof (including the current portion of Funded Indebtedness), which under GAAP is shown on the balance sheet as a liability (including, without limitation, Capitalized Lease Obligations and excluding reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute an obligation).

            "GAAP" means generally accepted accounting principles consistently applied throughout the period or periods in question.

            "GOVERNMENTAL AUTHORITY" shall mean any foreign or domestic federal, state, county, municipal, or other governmental or regulatory authority, agency, board, body, commission, instrumentality, court, or any political subdivision thereof.

            "GOVERNMENTAL REQUIREMENT" means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other direction or requirement (including but not limited to any of the foregoing which relate to Environmental Laws, energy regulations and occupational, safety and health standards or controls) of any Governmental Authority.

            "HAZARDOUS MATERIALS" means, collectively, (i) those substances included within the definition of or identified as "hazardous substances," "hazardous materials," "toxic substances," or "solid waste" in or pursuant to, without limitation, CERCLA, OPA, RCRA, and the Occupational Health and Safety Act, and in the regulations promulgated pursuant to said laws, all as amended; (ii) any material, waste or substance which is or contains (A) petroleum, including crude oil or any fraction thereof, natural gas, or synthetic gas usable for fuel or any mixture thereof; (B) asbestos; (C) polychlorinated biphenyls; (D) designated as a "hazardous substance" pursuant to Section 307 or 311 of the CWA; (E) flammable explosives; or
      (F) radioactive materials; and (iii) any such other substances, materials and wastes which are or become regulated as hazardous or toxic under applicable local, state or federal law, or which are currently classified as hazardous or toxic under local, state or federal laws or regulations.

            "INDEBTEDNESS" means Funded Indebtedness and/or Current
      Indebtedness.

            "INDEMNIFIED PARTY" has the meaning set forth in Section 8(d).

            "INDEMNIFYING PARTY" has the meaning set forth in Section 8(d).

            "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

            "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" means any material and adverse effect on, or change to, (i) the assets, liabilities, financial condition, business, or operations of EqualNet and its Subsidiaries on a consolidated basis, or (ii) the ability of EqualNet and its Subsidiaries on a consolidated basis to carry out their business as at the date of this Agreement.

            "MCM" means MCM Partners, a Washington limited partnership.

            "NASDAQ" means The Nasdaq Stock Market, Inc.

            "NETCO" means Netco Acquisition Corp., a Delaware corporation.

            "NETCO ACQUISITION" means Netco Acquisition, LLC, a Delaware limited liability company.

            "NETCO ASSETS" means those assets described on Exhibit A.

            "NETCO MATERIAL ADVERSE EFFECT" means any material and adverse effect on, or change to, the assets, liabilities or financial condition of Netco.

            "NOTE AND WARRANT PURCHASE AGREEMENT" means that certain note and warrant purchase agreement by and among TWG, EqualNet and its Subsidiaries dated as of October 1, 1997.

            "PARTY" has the meaning set forth in the preface above.

            "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor entity thereto.

            "PENSION PLAN" means any multiemployer plan or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, which is maintained after the Acquisition for employees of EqualNet, any of its Subsidiaries or any ERISA Affiliates.

            "PERMITS" means all licenses, permits, exceptions, franchises, accreditations, privileges, rights, variances, waivers, approvals and other authorizations (including, without limitation, those relating to environmental matters) of, by or from Governmental Authorities necessary for the conduct of the business of EqualNet and its Subsidiaries immediately prior to the Closing and as proposed to be conducted by EqualNet and its Subsidiaries after the Closing.

            "PERSON" means and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

            "REGISTRATION AGREEMENT" means the Registration Rights Agreement in the form of Exhibit A.

            "RELEASE" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or into or out of any property, including the movement of Hazardous Materials through or in the air, surface water, or groundwater.

            "REMEDIAL ACTION" means any action required by any federal, state or judicial body or administration or agency acting under an Environmental Law to (i) clean up, remove or treat Hazardous Materials in the environment; (ii) prevent a Release or threat of Release or minimize the further Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or the environment; (iii) perform post-remedial monitoring and care; or (iv) cure a violation of any Environmental Law.

            "REPORTABLE EVENT" means an event described in Section 4043(b) of ERISA with respect to which the 30-day notice requirement has not been waived by the PBGC.

            "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside on the books of the taxpayer, and
      (c) purchase money liens and liens securing rental payments under capital lease arrangements.

            "SHARES" means the EqualNet Common Shares and EqualNet Preferred Shares.

            "SINGLE-EMPLOYER PENSION PLAN" means a Pension Plan which is a "single-employer plan" as defined in Section 4001 of ERISA.

            "STOCK PURCHASE AGREEMENT" means the Stock Purchase Agreement dated of even date herewith between EqualNet and TWG.

            "SUBSIDIARY" means any corporation or similar entity a majority of the stock of every class of which, except directors' qualifying shares, shall, at the time as of which any determination is being made, be owned by EqualNet, either directly or indirectly.

            "THIRD PARTY CLAIM" has the meaning set forth in Section 8(d).

            "TWG" means Willis Group, LLC, a Texas limited liability company.

            "WORKING CAPITAL LOANS" has the meaning attributed to such term in
      Article 4 of the Limited Liability Company Agreement of Netco Acquisition, LLC dated as of October 1, 1997.

2.    THE MERGER.

      (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, at the Closing Sub will be merged with and into Netco with Netco being the surviving corporation (the "Merger"). As a result of the Merger, the separate corporate existence of Sub shall cease and Netco shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation"), and all the properties, rights, privileges, powers and franchises of Netco and Sub shall vest in the Surviving Corporation, without any transfer or assignment having occurred, and all debts, liabilities and duties of Netco and Sub shall attach to the Surviving Corporation, all in accordance with the DGCL.

      (b) CONVERSION OF SHARES. Upon consummation of the Merger, all of the outstanding shares of Netco shall be transferred to EqualNet in exchange for:

            (i)   2,081,633 shares of EqualNet Common Shares;

            (ii) the number of EqualNet Common Shares equal to (A) the sum of the outstanding principal and accrued interest on all Working Capital Loans and the Additional Working Capital Loan, if any, existing as of the Closing Date divided by (B) $1.00; and

            (iii) the EqualNet Preferred Shares.

      (c) CONSUMMATION OF THE MERGER. As soon as practicable on or after the Closing, the parties will cause the Merger to be consummated by filing with the Secretary of State of Delaware a certificate of merger or other documents in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The "Effective Time" of the Merger as that term is used in this Agreement shall mean such time as the certificate of merger is duly filed with the Secretary of State of Delaware. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

      (d) CERTIFICATE OF INCORPORATION; BYLAWS. The Certificate of Incorporation and bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and bylaws of the Surviving Corporation and thereafter shall continue to be its Certificate of Incorporation and bylaws until amended as provided therein and under the DGCL.

      (e) DIRECTORS AND OFFICERS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and after the Effective Time, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

      (f) EXCHANGE OF SECURITIES. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Netco or Sub, all of the shares of Netco capital stock issued and outstanding immediately prior to the Effective Time shall be transferred by Netco Acquisition to EqualNet in exchange for the EqualNet Common Shares and the EqualNet Preferred Shares.

      (g)   EXCHANGE OF CERTIFICATES.

            (i) As soon as practicable after the Effective Time, Netco Acquisition, as the holder of the Netco capital stock certificate, shall be entitled upon surrender thereof to EqualNet or its transfer agent to receive in exchange therefor (i) a certificate or certificates representing the shares comprising the EqualNet Common Shares into which the shares of Netco capital stock so surrendered shall have been converted as aforesaid, in such denominations and registered in such names as such holder may request, and (ii) a certificate or certificates representing the 2,000 shares comprising the EqualNet Preferred Shares into which the shares of Netco capital stock so surrendered shall have been exchanged as aforesaid, in such denominations and registered in such names as such holder may request. Unless and until such certificate shall be so surrendered and exchanged, no dividends or other distributions payable to the holders of EqualNet Common Shares or EqualNet Preferred Shares, as of any time on or after the Effective Time, shall be paid on any certificate representing any of the Shares; provided, upon any such surrender and exchange of such certificate, there shall be paid to the record holders of the certificates issued and exchanged therefor the amount, without interest thereon, of dividends and other distributions, if any, that theretofore were declared and became payable after the Effective Time with respect to the number of shares of EqualNet Common Shares or EqualNet Preferred Shares issued to such holder.

            (ii) All EqualNet Common Shares and EqualNet Preferred Shares issued upon the surrender for exchange of the certificate for shares of Netco capital stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares. At and after the Effective Time, except for the transfer there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Netco capital stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates which prior to the Effective Time represented shares of Netco capital stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2(g).

            (iii) If any certificate for any of the EqualNet Common Shares or EqualNet Preferred Shares is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to EqualNet or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate for any of the EqualNet Common Shares or EqualNet Preferred Shares in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of EqualNet or its transfer agent that such tax has been paid or is not payable. Netco Acquisition shall designate at the Closing that number of the EqualNet Common Shares to be registered in each of TWG's and ADV's name and all of the EqualNet Preferred Shares to be registered in the name of MCM.

            (iv) None of EqualNet, Sub, Netco, the Surviving Corporation or their transfer agents shall be liable to a holder of any shares of Netco capital stock for any amount properly paid to a public official pursuant to applicable property, escheat or similar laws.

      (h) TERMS OF THE PREFERRED STOCK. The rights, preferences, terms and provisions of the EqualNet Preferred Stock shall be as provided in the Statement of Resolution Establishing the Series A Convertible Preferred Stock, a copy of which is attached hereto as Exhibit B (the "Series A Statement of Resolution").

      (i) TAX EFFECT OF TRANSACTION. It is the intention of the parties that the transaction contemplated by this Agreement constitute a reorganization within the meaning of Sections 368(a) of the Code. The parties agree to file all of their respective tax returns and reports in a manner consistent with such intention, and to not take any filing position inconsistent with such intention unless compelled to do so by court order or administrative decree; provided, each party shall be permitted to disclose all information required pursuant to Treas. Reg.ss. 1.368(a). Each party agrees to furnish such information and take such action as may be reasonably requested of the other party in connection with the foregoing (which action shall not include any change in the commercial terms of this Agreement and the other transactions incident thereto). In no event, however, shall EqualNet be required to incur any out-of-pocket expenses in defending such position or providing such information or taking such action, nor shall the foregoing constitute a warranty or guaranty that the transactions contemplated by this Agreement will, in fact, constitute such a reorganization.

      (j) THE CLOSING. Subject to the satisfaction of the conditions set forth herein, the closing of the transaction contemplated by this Agreement (the "Closing") shall take place on a Business Day mutually agreeable to EqualNet and Netco Acquisition within ten Business Days following the satisfaction of the conditions set forth in Section 6(a)(iii) (the "Closing Date").

      (k) DELIVERIES AT THE CLOSING. At the Closing, (i) EqualNet and Sub will deliver to Netco Acquisition and Netco the various certificates, instruments and documents referred to in Section 6(a), (ii) Netco Acquisition and Netco will deliver to EqualNet and Sub the various certificates, instruments and documents referred to in Section 6(b), and (iii) EqualNet will deliver to Netco Acquisition the stock certificates for the Shares registered in the name of the members or creditor of Netco Acquisition as designated by Netco Acquisition pursuant to Section 2(g).

3. REPRESENTATIONS AND WARRANTIES OF EQUALNET AND SUB. EqualNet and Sub represent and warrant to Netco Acquisition as of the date of this Agreement and as of the Closing Date (as though made throughout this Section 3), except as set forth in the disclosure schedule delivered by EqualNet to Netco Acquisition on the date hereof and initialed by authorized representatives of EqualNet, Sub and Netco Acquisition (the "Disclosure Schedule"). The representations and warranties of EqualNet and Sub set forth in this Section 3 shall inure to the benefit of and may be relied upon by each member or creditor of Netco Acquisition that becomes the holder of any of the Shares (such members or creditor being The Willis Group, LLC, MCM Partners and Advantage Fund, Ltd.).

      (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. EqualNet and Sub are corporations duly organized, validly existing, and in good standing under the laws of the states of Texas and Delaware, respectively. Each of EqualNet and Sub has the requisite corporate power and authority and all licenses, permits, qualifications and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it except where the failure to do so would not have a Material Adverse Effect.

      (b) AUTHORIZATION OF TRANSACTION. The boards of directors of EqualNet and Sub have duly approved this Agreement and the transactions contemplated hereby, and each of EqualNet and the Sub has requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of EqualNet and Sub, enforceable in accordance with its terms and conditions except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and except for the application of general principles of equity. Except as disclosed in
Schedule 3(b) of the Disclosure Schedule, neither EqualNet nor the Sub needs to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement.

      (c) BROKERS' FEES. Neither EqualNet nor Sub has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Netco Acquisition or Netco could become liable or obligated, and neither EqualNet nor Sub has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (d) NO VIOLATION. Except as disclosed in Schedule 3(d) of the Disclosure Schedule, neither the execution and delivery of this Agreement, the consummation of the transactions provided for herein or contemplated hereby nor the fulfillment by EqualNet or Sub of the terms hereof will (i) violate any provision of the Articles of Incorporation or the by-laws of EqualNet or the Certificate of Incorporation of bylaws of Sub, (ii) result in a default, give rise to any right of termination, cancellation, acceleration or imposition of any Indebtedness or Security Interest, or require any consent or approval (other than any consent or approval that has previously been obtained), under any of the terms, conditions or provisions of any of the Permits or any note, bond, mortgage, indenture, loan, distribution agreement, license, agreement, lease or instrument or obligation to which EqualNet or Sub is a party or by which EqualNet or Sub may be bound (except where the failure to obtain such consent or approval will not have a Material Adverse Effect), or (iii) violate any law, judgment, order, writ, injunction, decree, statute, rule, or regulation of any Governmental Authority applicable to EqualNet or Sub (except where such violation will not have a Material Adverse Effect).

      (e) CONSENTS. Except as disclosed in Section 3(e) of the Disclosure Schedule, all consents, approvals, qualifications, orders, or authorizations of, or filings with, any Governmental Authority, and all consents under any material contracts, agreements, or instruments by which EqualNet or Sub is bound or to which it is subject, which are required in connection with EqualNet's or Sub's valid execution, delivery, or performance of this Agreement and the offer, sale and delivery of the Shares have been obtained or made.

      (f)   FINANCIAL INFORMATION.

            (i) The audited consolidated balance sheet of EqualNet and its Subsidiaries as at June 30, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the 12-month period then ended, including in each case the related schedules and notes, reported on by Ernst & Young LLP, are complete and correct and fairly present in all material respects the consolidated financial position of EqualNet and its Subsidiaries as at the date thereof and the consolidated results of operations and changes in cash flows for such period, in accordance with GAAP.

            (ii) The unaudited consolidated balance sheet of EqualNet and its Subsidiaries as at September 30, 1997, and the related unaudited consolidated statements of operations, shareholders' equity and cash flows for the three-month period then ended, as included in EqualNet's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997, true copies of which have been previously delivered to Netco Acquisition, are complete and correct and fairly present in all material respects the consolidated financial position of EqualNet and its Subsidiaries as at the date thereof and the consolidated results of operations and changes in cash flows for such period in conformity with GAAP, subject only to normal year-end audit adjustments.

            (iii) Since September 30, 1997, there has been no Material Adverse Effect.

      (g) LIABILITIES. Except for liabilities incurred in the ordinary course of business, none of EqualNet or any of its Subsidiaries has any material (individually or in the aggregate) liabilities, direct or contingent (including but not limited to liability with respect to any Plan) except as disclosed or referred to in Section 3(g) of the Disclosure Schedule or in the financial statements referred to in Section 3(f). Neither EqualNet nor any of its Subsidiaries has any Funded Indebtedness other than Indebtedness disclosed in
Section 3(g) of the Disclosure Schedule.

      (h) LITIGATION. Except as disclosed in Section 3(h) of the Disclosure Schedule or as described in any report filed by EqualNet with the Commission and delivered to Netco, there is no action, suit, or proceeding, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of EqualNet, threatened against EqualNet or any of its Subsidiaries or any material property of any thereof before any court or arbitrator or any governmental or administrative body, agency or official (i) which challenges the validity of this Agreement; or (ii) which, if adversely determined, would have a Material Adverse Effect.

      (i) COMPLIANCE WITH ERISA. Each Plan is in substantial compliance with ERISA, no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 or Section 418(B) of the Code, no proceedings have been instituted to terminate any Plan, and except as disclosed in Section 3(i) of the Disclosure Schedule, none of EqualNet or any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability to or on account of a Plan under ERISA, and except as disclosed in Section 3(i) of the Disclosure Schedule, no condition exists which presents a material risk to EqualNet or any of its Subsidiaries of incurring such a liability.

      (j) TAXES; GOVERNMENTAL CHARGES. Each of EqualNet and its Subsidiaries has filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees, and other governmental charges levied upon any of them or upon any of their respective properties or income which are due and payable, including interest and penalties, or has provided adequate reserves for the payment thereof, except where the failure to so file, pay, or reserve would not have a Material Adverse Effect.

      (k) DEFAULTS. Except as disclosed in Section 3(k) of the Disclosure Schedule, none of EqualNet or any of its Subsidiaries is in default, nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default (in any respect which may have a Material Adverse Effect) under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement, or other instrument or agreement evidencing or pertaining to any Indebtedness of EqualNet or any Subsidiary, or under any material agreement or instrument to which EqualNet or any Subsidiary is a party or by which EqualNet or any Subsidiary is bound. No default hereunder has occurred and is continuing.

      (l) COMPLIANCE WITH THE LAW. None of EqualNet or any of its Subsidiaries
(i) is in violation of any Governmental Requirement or (ii) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of their respective properties or the conduct of their respective business, which violation or failure would have (in the event that such a violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

      (m) INVESTMENT COMPANY ACT. None of EqualNet or any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

      (n) PUBLIC UTILITY HOLDING COMPANY ACT. None of EqualNet or any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      (o) DISCLOSURE. EqualNet's filings made pursuant to the Securities Exchange Act of 1934, as amended and listed on Section 3(o) of the Disclosure Schedule hereto as of their respective dates, did not contain any untrue statement of a material fact and did not omit to state any material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made.

      (p)   STRUCTURE; CAPITALIZATION.

            (i) Section 3(p) of the Disclosure Schedule contains (except as noted therein) a complete and correct list of EqualNet's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by EqualNet and each other Subsidiary.

            (ii) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Section 3(p) of the Disclosure Schedule as being owned by EqualNet and its Subsidiaries have been validly issued, are fully paid and nonassessable, and are owned by EqualNet or such other Subsidiaries free and clear of any Security Interest (except as otherwise disclosed in Section 3(p) of the Disclosure Schedule).

            (iii) No Subsidiary of EqualNet is a party to, or otherwise subject to any legal restriction of any agreement (other than this Agreement and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to EqualNet or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

            (iv) As of the Closing Date and after giving effect to the transactions contemplated in this Agreement, the Stock Purchase Agreement and the Switch Agreement (i) EqualNet's authorized capital stock will consist of 55,000,000 shares, of which 50,000,000 will be designated EqualNet Common Shares and 5,000,000 shares are designated as preferred stock (2,000 of which will be designated as Series A Convertible Preferred Stock, $.01 par value per share); (ii) 14,269,357 of EqualNet Common Shares, issued and outstanding and

      5,450,677 shares are or will be reserved for issuance in connection with EqualNet's outstanding warrants and stock options all of which, when issued in accordance with the terms of such warrants and stock options, will be validly issued, fully paid, and non-assessable; (iii) no shares are owned or held by or for the account of EqualNet or any of its Subsidiaries (except as disclosed in the financial statements described in Section 3(f)); (iv) except as disclosed on Section 3(p) of the Disclosure Schedule", neither EqualNet nor any of its Subsidiaries has outstanding any stock or other securities convertible into or exchangeable for any shares of capital stock, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock which have not been waived (other than as contemplated by this Agreement); and (v) except as disclosed in Section 3(p) of the Disclosure Schedule", neither EqualNet nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital stock.

      (q)   ENVIRONMENTAL MATTERS.

            (i) Neither any property of any of EqualNet or any of its Subsidiaries nor the operations conducted thereon violate any order of any court or Governmental Authority or Environmental Laws which violations could reasonably be expected to result in liability in excess of $250,000 or which could reasonably be expected to result in obligations in excess of $250,000 for required Remedial Action, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

            (ii) Without limitation of clause (i) above, no property of any of EqualNet or any of its Subsidiaries nor the operations currently conducted thereon or by any prior owner or operator of such property or operation, are in violation of or subject to any existing, pending or, to the knowledge of EqualNet, threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any obligations for required Remedial Action under Environmental Laws which could reasonably be expected to result in liability in excess of $250,000, or which could reasonably be expected to result in obligations for required Remedial Action in excess of $250,000 assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

            (iii) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all property of EqualNet and its Subsidiaries, including but not limited to past or present treatment, storage, disposal or release of Hazardous Materials into the environment, have been duly obtained or filed, except where the failure to so obtain or file would not have a Material Adverse Effect.

      (r)   INTELLECTUAL PROPERTY AND OTHER INTANGIBLE ASSETS.

            (i) EqualNet and its Subsidiaries (i) own or have the right to use, free and clear of all liens, claims, and restrictions, all patents, trademarks, service marks, trade names, and copyrights, and all applications, licenses, and rights with respect to the foregoing, and all trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs, and technical data and information (collectively, "Intellectual Property") used and sufficient for use in the conduct of its business as now conducted and/or as presently proposed to be conducted (including, without limitation, the development, manufacture, operation, and sale of all products and services sold or proposed to be sold by EqualNet and its Subsidiaries during the next 24 months following the date of this Agreement) without infringing upon or violating any right, lien, or claim of others, including, without limitation, former employees and former employers of its past and present employees, and (ii) except as described in Section 3(r) of the Disclosure Schedule", is not obligated or under any liability whatsoever to make any payments by way of royalties, fees, or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright, or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

            (ii) Any and all Intellectual Property of any kind, relating to the business of EqualNet and its Subsidiaries currently being developed, or developed in the future, by any employee of EqualNet and its Subsidiaries while in the employ of EqualNet and its Subsidiaries shall be the property solely of EqualNet and its Subsidiaries. EqualNet and its Subsidiaries have taken security measures to protect the secrecy, confidentiality, and value of all Intellectual Property, which measures are reasonable and customary in the industry in which EqualNet and its Subsidiaries operate. EqualNet and its Subsidiaries' employees and other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed the Intellectual Property (the "Technical Employees"), or who have knowledge of or access to information about the Intellectual Property, have entered into a written agreement with EqualNet or its Subsidiaries, in form and substance satisfactory to EqualNet's management (the "Proprietary Information Agreement") regarding ownership and treatment of the Intellectual Property.

            (iii) Except as described in Section 3(r) of the Disclosure Schedule, none of EqualNet or its Subsidiaries has received any communications alleging that EqualNet or such Subsidiary has violated, or by conducting its business as proposed would violate, any of the patents, trademarks, service marks, trade names, copyrights, or trade secrets or other proprietary rights of any other Person or entity. None of EqualNet's and its Subsidiaries' employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of EqualNet or its Subsidiaries or that would conflict with EqualNet's or its Subsidiaries' business as presently conducted and as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of EqualNet's or its Subsidiaries' business by the employees of EqualNet and its Subsidiaries, nor the conduct of EqualNet's or its Subsidiaries' business as proposed to be conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated. It is not, and will not become, necessary to utilize any inventions of any of EqualNet's or its Subsidiaries' employees (or people EqualNet and its Subsidiaries currently intends to hire) made prior to their employment by EqualNet and its Subsidiaries other than those that have been assigned to EqualNet and its Subsidiaries pursuant to the Proprietary Information Agreement signed by such employee.

      (s) INSURANCE COVERAGE. The properties of EqualNet and its Subsidiaries are insured in amounts deemed adequate by EqualNet's management against risks usually insured against by Persons operating businesses similar to those of EqualNet and its Subsidiaries in the localities where such properties are located.

4. REPRESENTATIONS AND WARRANTIES OF NETCO ACQUISITION.

      Netco Acquisition represents and warrants to EqualNet that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Section 4).

      (a) CORPORATE EXISTENCE. Netco is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Netco Acquisition is a limited liability company duly organized, legally existing, and in good standing under the laws of the State of Delaware. Netco Acquisition is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business activities or its ownership or leasing of property makes such qualification necessary.

      (b) CORPORATE POWER AND AUTHORIZATION. Netco's board of directors and stockholders have duly approved this Agreement and the transactions contemplated hereby. Netco Acquisition's members have duly approved this Agreement and the transactions contemplated hereby. Netco has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Netco Acquisition has the requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. All action on Netco's and Netco Acquisition's part requisite for the due execution, delivery, and performance of this Agreement has been duly and effectively taken. This Agreement constitutes the valid and legally binding obligation of Netco Acquisition and Netco, enforceable in accordance with its terms and conditions except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditor's rights generally and except for the application of general principles of equity. Neither Netco Acquisition nor Netco needs to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement.

      (c) BROKERS' FEES. Neither Netco nor Netco Acquisition has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which EqualNet or Sub could become liable or obligated, and neither Netco nor Netco Acquisition has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (d) NO VIOLATION. Neither the execution and delivery of this Agreement, the consummation of the transactions provided for herein or contemplated hereby nor the fulfillment by Netco or Netco Acquisition of the terms hereof will (i) violate any provision of the Certificate of Incorporation or bylaws of Netco or the Certificate of Formation or Limited Liability Company Agreement of Netco Acquisition, (ii) result in a default, give rise to any right of termination, cancellation, acceleration or imposition of any Indebtedness or Security Interest, or (iii) violate any law, judgment, order, writ, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to Netco Acquisition or Netco (except where the failure to obtain such consent or approval will not have a Netco Material Adverse Effect and except such consents, approvals, permits and licenses as are required to effectively transfer or required to use or operate the Netco Assets).

      (e) CONSENTS. All consents, approvals, qualifications, orders or authorizations of, or filings with, any Governmental Authority, and all consents under any material contracts, agreements or instruments by which Netco Acquisition or Netco is bound or to which either is subject, which are required in connection with Netco Acquisition and Netco's valid execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby have been obtained or made, except such consents, approvals, permits and licenses as are required to effectively transfer or operate the Netco Assets.

      (f) FINANCIAL INFORMATION. Netco holds the Netco Assets. Netco has no indebtedness for borrowed monies or other Liabilities other than Liabilities (excluding indebtedness for borrowed monies) described in Schedule 4(f).

      (g) COMPLIANCE WITH THE LAW. Neither Netco Acquisition nor Netco (i) is in violation of any Governmental Requirement, except such consents, approvals, permits and licenses as are required to effectively transfer or required to use or operate the Netco Assets or (ii) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of their respective properties or the conduct of their respective business, which violation or failure would have (in the event that such violation or failure were asserted by any Person through appropriate action) a Netco Material Adverse Effect; provided, Netco Acquisition makes no representation regarding whether any violation of any Governmental Requirement has occurred with respect to the ownership, use or the operation of the Netco Assets by Netco or any other entity or whether any license, permit, franchise or other governmental authorization is required for the ownership or operation of the Netco

Assets (none of which have been obtained nor are intended to be obtained prior to the Closing by Netco or Netco Acquisition).

      (h) INVESTMENT COMPANY ACT. Neither Netco Acquisition nor Netco is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

      (i) PUBLIC UTILITY HOLDING COMPANY ACT. Neither Netco Acquisition nor Netco is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      (j) INVESTMENT. As referenced on the signature pages to this Agreement, TWG, MCM and ADV are joining in this Agreement solely for the purpose of making the representations, covenants and agreements set forth in this Section 4(j) and the additional agreements set forth on such signature pages.

            (i) The Shares are being acquired by each of Netco Acquisition, TWG, MCM and ADV for its own account and not with a view to the public resale or distribution of all or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act.

            (ii) Each of Netco Acquisition, TWG, MCM and ADV acknowledges that the Shares have not been registered under the Securities Act.

            (iii) Each of Netco Acquisition, TWG, MCM and ADV is an "accredited investor" within the meaning of Rule 501 under Regulation D promulgated under the Securities Act, is experienced in evaluating investments in companies such as EqualNet, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the entire economic risk of its investment. Each of Netco Acquisition, TWG, MCM and ADV has made its own evaluation of its investment in the Shares, based upon such information as is available to it and without reliance upon EqualNet or any other person or entity, and each of Netco Acquisition, TWG, MCM and ADV agrees that neither EqualNet nor any other person or entity has any obligation to furnish any additional information to Netco Acquisition except as expressly set forth herein.

            (d) Each of Netco Acquisition, TWG, MCM and ADV acknowledges that the Shares may not be sold, transferred, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Shares must be held indefinitely.

            (e) Each of Netco Acquisition, TWG, MCM and ADV agrees that the Shares shall bear legends in substantially the following form:

            "THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. ANY SALE PURSUANT TO CLAUSE (ii) OF THE PRECEDING SENTENCE MUST BE ACCOMPANIED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE IN CONNECTION WITH SUCH SALE."

      (k) TITLE. Netco owns the Netco Assets free and clear of any Security Interest except for any Security Interest in favor of or created by EqualNet or any Affiliate of EqualNet and any prior assignment, transfer or lease of any of the Netco Assets to or by EqualNet or any Affiliate to EqualNet.

5.    PRE-CLOSING COVENANTS.

      The Parties agree as follows with respect to the period between the execution of this Agreement (or such earlier time as may be indicated) and the earlier to occur of the Closing or the termination of this Agreement pursuant to
Section 7:

      (a) GENERAL. Each of the Parties will use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6).

      (b) INSPECTION. EqualNet and Netco Acquisition each agree to permit the other, and its officers, directors, employees, accountants, counsel and other authorized representatives, during normal business hours, to inspect its records and to consult with its officers, employees, attorneys, and agents for the purpose of determining the accuracy of the representations and warranties hereinabove made and the compliance with covenants contained in this Agreement; provided, however, that any non-public information obtained regarding EqualNet shall be protected and treated as strictly confidential. EqualNet and Netco Acquisition each agrees that it and its officers and representatives shall hold all data and information obtained with respect to the other party hereto in confidence and each further agrees that it will not use such data or information or disclose the same to others, except to the extent such data or information either are, or become, published or a matter of public knowledge.

      (c) NOTICES AND CONSENTS. To the extent, if any, noted in Section 3(c) of the Disclosure Schedule as being required, EqualNet will give any notices to third parties, and will use and cause EqualNet to use all reasonable efforts to obtain the required consent of its shareholders and any third-parties.

      (d) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other of any material adverse development causing a breach of or constituting an intervening event with respect to any of its own representations and warranties in Sections 3 and 4. No disclosure by any Party pursuant to this
Section 5(c), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      (e) ORDINARY COURSE. Except as set forth in Schedule 5(e) hereof and except for transactions to which Netco Acquisition and Netco or their affiliates are a party or as otherwise specifically contemplated by the terms of this Agreement, EqualNet shall and shall cause its Subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Closing Date. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement and the Schedules hereto, EqualNet shall not, and shall not permit any of its Subsidiaries to:

            (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned Subsidiary of EqualNet to EqualNet or to another direct or indirect wholly owned Subsidiary of EqualNet, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of EqualNet or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than in connection with the exercise of outstanding stock options and warrants and satisfaction of withholding obligations under outstanding stock options and restricted stock;

            (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than, in the case of EqualNet, the issuance of shares of Common Stock upon the exercise of stock options and warrants outstanding on the date of this Agreement in accordance with their current terms;

            (iii) amend its Articles of Incorporation, By-laws or other comparable charter or organizational document other than as contemplated in the Stock Purchase Agreement;

            (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (B) any assets that, in each case, would be material, individually or in the aggregate, to EqualNet and its Subsidiaries taken as a whole, except purchases in the ordinary course of business consistent with past practice;

            (v) sell, lease, mortgage, pledge, grant a Security Interest in or otherwise encumber or dispose of any of its properties or assets, except
      (A) sales or leases in the ordinary course of business consistent with past practice and (B) other immaterial transactions not in excess of $250,000 in the aggregate;

            (vi) (A) incur indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of EqualNet or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings under currently existing revolving credit facilities incurred in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other Person that would be material, individually or in the aggregate, to EqualNet and its Subsidiaries taken as a whole, other than by EqualNet to any direct or indirect wholly owned Subsidiary of EqualNet;

            (vii) make or incur any new capital expenditure, which, singly or in the aggregate with all other capital expenditures, would exceed $250,000;

            (viii) make any material election relating to Taxes or settle or compromise any material tax liability;

            (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of EqualNet included in the Commission Documents or incurred in the ordinary course of business consistent with past practice;

            (x) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which EqualNet or any of its Subsidiaries is a party;

            (xi) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

            (xii) enter into any new collective bargaining agreement;

            (xiii) change any material accounting principle used by it, except as required by regulations promulgated by the Commission or as mandated by the

      American Institute of Certified Public Accountants or similar accounting boards or bodies;

            (xiv) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises: (A) of litigation where the amount paid in settlement or compromise does not exceed $100,000, or (B) in consultation and cooperation with Netco, and, with respect to any such settlement, with the prior written consent of Netco Acquisition, which consent shall not be unreasonably withheld;

            (xv) except for those contracts and agreements entered into in the ordinary course of business or with the prior written consent of Netco Acquisition, which consent shall not be unreasonably withheld or delayed, enter into any joint venture or partnership contract or agreement; or

            (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

      (f) CHANGES IN EMPLOYMENT ARRANGEMENTS. Neither EqualNet nor any of its Subsidiaries shall adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee, increase the compensation or fringe benefits of any officer of EqualNet or any of its Subsidiaries, or, except as provided in an existing benefit plan or in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement.

      (g) SEVERANCE. Neither EqualNet nor any of its Subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

      (h) OTHER ACTIONS. EqualNet shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result (i) in any of the representations and warranties of EqualNet set forth in this Agreement becoming untrue or (ii) in any of the covenants contained in this Agreement becoming unperformable. Pending the Closing, EqualNet will promptly advise Netco Acquisition and Netco of any action or event of which it becomes aware which has the effect of making incorrect any of such representations or warranties or which has the effect of rendering unperformable any of such covenants.

      (i) VALID ISSUANCE. EqualNet covenants that the Shares to be issued by EqualNet pursuant to Section 2(b) will, upon the effectiveness of the Merger in accordance with the terms hereof and upon delivery of certificates representing such Shares, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

      (j) GOVERNMENT REGULATIONS. EqualNet covenants that it will comply, and will cause each of its Subsidiaries to comply, with all applicable governmental restrictions and regulations, the failure to comply with which would have a material adverse effect on the business or financial condition of EqualNet and its Subsidiaries taken as a whole, and obtain and maintain in good standing all licenses, permits and approvals from any and all governments, governmental commissions, boards or agencies of jurisdictions in which it or any of its Subsidiaries carries on business required in respect of the operations of EqualNet or any of its Subsidiaries, the failure to comply with which would have a Material Adverse Effect.

      (k) ERISA. Promptly (and in any event within 30 days) after EqualNet or any of its Subsidiaries knows or has reason to know that a Reportable Event with respect to any Pension Plan has occurred, that any Pension Plan is or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA or that EqualNet or any of its Subsidiaries will or may incur any liability to or on account of a Pension Plan under Sections 4062, 4063, 4064, 4201 or 4204 of ERISA, EqualNet will deliver to Netco Acquisition and Netco a certificate of the chief financial officer of EqualNet setting forth information as to such occurrence and what action, if any, EqualNet is required or proposes to take with respect thereto, together with any notices concerning such occurrences which are (a) required to be filed by EqualNet or the plan administrator of any such Pension Plan controlled by EqualNet or its Subsidiaries, with the PBGC or (b) received by EqualNet or its Subsidiaries from any plan administrator of a multiemployer or other Pension Plan not under their control. EqualNet shall furnish to Netco Acquisition and Netco a copy of each annual report (Form 5500 Series) of any Pension Plan received or prepared by EqualNet or any of its Subsidiaries. Each annual report and any notice required to be delivered hereunder shall be delivered no later than 10 days after the later of the date such report or notice is filed with the Internal Revenue Service or the PBGC or the date such report or notice is received by EqualNet or any of its Subsidiaries, as the case may be.

      (l) CORPORATE EXISTENCE; MAINTENANCE OF PROPERTIES. EqualNet covenants that it (i) will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect the corporate existence and material rights of EqualNet and all of its Subsidiaries, (ii) will cause its properties and the properties of its Subsidiaries used or useful in the conduct of their respective businesses to be maintained and kept in good condition, repair and working order and will use commercially reasonable efforts to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto, and (iii) will, and will cause each of its Subsidiaries to, qualify and remain qualified to conduct business in each jurisdiction where the nature of the business or the ownership of property by EqualNet or such Subsidiary may require such qualification and where the failure to so qualify would have a Material Adverse Effect.

      (m) INSURANCE. EqualNet covenants that it will maintain, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, funds or underwriters, insurance for EqualNet and its Subsidiaries of the kinds, covering the risks and in the relative proportionate amounts usually carried by companies conducting business activities similar to those of EqualNet and its Subsidiaries.

      (n) FURTHER ASSURANCES. EqualNet covenants that it shall cooperate with Netco Acquisition and Netco and execute such further instruments and documents as Netco Acquisition and Netco shall reasonably request to carry out to the satisfaction of Netco Acquisition and Netco the transactions contemplated by this Agreement.

      (o) NOTICES OF CERTAIN EVENTS. EqualNet shall promptly give notice to Netco Acquisition and Netco (i) of any default or event of default that has not been cured within any applicable grace period under any (y) Indebtedness of EqualNet or any of its Subsidiaries, or (z) contractual obligation of EqualNet or any of its Subsidiaries or (ii) of any pending or threatened litigation, investigation or proceeding to which EqualNet or any of its Subsidiaries is or is threatened to be a party and of which EqualNet has been given notice; provided that any such default as specified in clause (z) above, litigation, investigation or proceeding would have a Material Adverse Effect. Any notice delivered pursuant to this Section 5(o) shall be accompanied by an officer's certificate specifying the details of the occurrence referred to therein and stating what action EqualNet proposes to take with respect thereto.

      (p) BOARD NOMINEES. Effective as of the Closing, in addition to the covenant in Section 5.J of the Stock Purchase Agreement, the directors of EqualNet shall elect one new director who shall have been nominated by MCM Partners, a Washington limited partnership, subject to the directors of EqualNet approving the individual so nominated by MCM Partners, and if such approval is not given, then MCM Partners shall have the right to nominate additional individuals to serve as such director until such approval is obtained. EqualNet's board of directors shall not unreasonably withhold or delay the approval of the individual(s) so nominated by MCM Partners. Such director shall serve a term expiring at the next shareholders meeting of EqualNet applicable to the class to which such director is elected.

      (q) ENVIRONMENTAL LAWS. EqualNet and its Subsidiaries shall comply with all applicable Environmental Laws the failure to comply with which would have a Material Adverse Effect. If EqualNet or any Subsidiary shall receive written notice that there exists a violation of Environmental Law with respect to its operations or any real property owned, formerly owned, used, or leased thereby, which violation could have a Material Adverse Effect, EqualNet shall immediately notify in writing Netco Acquisition and Netco. Furthermore, if EqualNet or any Subsidiary shall receive written notice that there exists a violation of Environmental Law with respect to its operations or any real property owned, formerly owned, used or leased thereby, which violation could have a Material Adverse Effect, EqualNet shall within the time period permitted by the applicable governmental authority (unless otherwise contested by EqualNet in good faith) remove or remedy such violation in accordance with all applicable Environmental Laws unless the Board of Directors of EqualNet makes a good faith determination that it would be in the best interest of EqualNet to delay the remedy of such violation, so long as no Material Adverse Effect is suffered by EqualNet or its Subsidiaries during such delay.

      (r) REGISTRATION RIGHTS. At the Closing EqualNet will grant to MCM and ADV certain registration rights pursuant to the Registration Agreement.

      (s)   SHAREHOLDER APPROVAL; PREPARATION OF PROXY STATEMENTS.

            (i) EqualNet shall, as soon as practicable following the execution and delivery of this Agreement duly call, give notice of, convene and hold a meeting of EqualNet's shareholders (the "Shareholders Meeting") for the following purposes: (i) approving this Agreement, the issuance of the Shares and the transactions contemplated hereby, (ii) ratifying the Note and Warrant Purchase Agreement and the transactions contemplated thereby,
      (iii) approving the Stock Purchase Agreement and the issuance of EqualNet Common Shares thereunder, (iv) approving the Switch Agreement, (v) approving an amendment to the Company's Articles of Incorporation to increase the aggregate number of authorized EqualNet Common Shares to 55,000,000, and (vi) approving the other related transactions. EqualNet will, through its officers and its Board of Directors, unanimously recommend to its shareholders the approval and adoption of the foregoing transactions.

            (ii) Promptly following the date of this Agreement, EqualNet shall prepare and file with the Commission a proxy statement relating to the Shareholders Meeting (such proxy statement as amended or supplemented from time to time, the "Proxy Statement"). Netco Acquisition and Netco shall have the right to review and approve the Proxy Statement prior to EqualNet filing the Proxy Statement with the Commission, which approval shall not be unreasonably withheld. EqualNet will use commercially reasonable efforts to cause the Proxy Statement to be mailed to EqualNet's shareholders as promptly as practicable. EqualNet will notify Netco Acquisition and Netco promptly of the receipt of any written or oral comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Netco Acquisition and Netco with copies of all correspondence between EqualNet or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to the Proxy Statement.

            (iii) EqualNet will cause its transfer agent to make stock transfer records relating to EqualNet available to the extent reasonably necessary to effectuate the intent of this Agreement.

      (t) NO SOLICITATION. (i) EqualNet shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of EqualNet or any investment banker, attorney or other advisor, agent or representative of EqualNet or any of its Subsidiaries to, directly or indirectly, (1) solicit, initiate or encourage the submission of any takeover proposal, (2) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any takeover proposal, or (3) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably be expected to lead to, any takeover proposal; provided, in the case of this clause (3), that prior to the vote of shareholders of EqualNet for approval of the matters referred to in
Section 5(s) (and not thereafter if such matters are approved thereby) to the extent required by the fiduciary obligations of the Board of Directors of EqualNet, determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, EqualNet, in response to an unsolicited superior proposal and a request for information pursuant thereto, may furnish information to any person or "group" within the meaning of Section 13(d)(3) of the Exchange Act pursuant to a confidentiality agreement. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of EqualNet or any of its Subsidiaries or any investment banker, attorney or other advisor, agent or representative of EqualNet, whether or not such Person is purporting to act on behalf of EqualNet or otherwise, shall be deemed to be a material breach of this Agreement by EqualNet. For purposes of this Section 5(t), "takeover proposal" means (x) any proposal, other than a proposal by TWG or any of its Affiliates, for a merger or other business combination involving EqualNet, (y) any proposal or offer, other than a proposal or offer by TWG or any of its Affiliates, to acquire from EqualNet or any of its Affiliates in any manner, directly or indirectly, an equity interest in EqualNet or any Subsidiary, any voting securities of EqualNet or any Subsidiary or a material amount of the assets of EqualNet and its Subsidiaries, taken as a whole, or (z) any proposal or offer, other than a proposal or offer by TWG or any of its Affiliates, to acquire from the shareholders of EqualNet by tender offer, exchange offer or otherwise more than 20% of the outstanding shares of Common Shares.

            (ii) Neither the Board of Directors of EqualNet nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Section 7, (1) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Netco Acquisition or Netco the approval or recommendation by the Board of Directors of EqualNet or any such committee thereof of this Agreement or take any action having such effect; provided, a statement by the Board of Directors of EqualNet to its shareholders as contemplated by Rule 14e-2(a) of the Exchange Act following Netco Acquisition's and Netco's receipt of a Notice of Superior Proposal (defined below) shall not be deemed to constitute a withdrawal or modification of its recommendation of this Agreement, or (2) approve or recommend, or propose to approve or recommend, any takeover proposal. Notwithstanding the foregoing, in the event that the Board of Directors of EqualNet receives a takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel), it determines to be a superior proposal, the Board of Directors of EqualNet may withdraw or modify its approval or recommendation of this Agreement and may (subject to the following sentence) terminate this Agreement, in each case at any time after midnight on the fifth Business Day following Netco Acquisition's and Netco's receipt of written notice (a "Notice of Superior Proposal") advising Netco Acquisition and Netco that the Board of Directors of EqualNet has received a takeover proposal that it has determined to be a superior proposal, specifying the material terms and conditions of such superior proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the Person making such superior proposal. EqualNet may terminate this Agreement pursuant to the preceding sentence only if the shareholders of EqualNet have not yet voted upon the matters set forth in
Section 5(s). Any of the foregoing to the contrary notwithstanding, EqualNet may engage in discussions with any Person or group that has made an unsolicited takeover proposal for the limited purpose of determining whether such proposal is a superior proposal. Nothing contained herein shall prohibit EqualNet from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) following Netco Acquisition and Netco's receipt of a Notice of Superior Proposal.

            (iii) For purposes of this Section 5(t), a "superior proposal" means any BONA FIDE takeover proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the EqualNet Common Shares then outstanding or all or substantially all of the assets of EqualNet and its Subsidiaries, and otherwise on terms that a majority of the disinterested members of the Board of Directors of EqualNet determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation, a copy of which shall be provided to Netco Acquisition and Netco) to be more favorable to EqualNet's shareholders than the transactions contemplated by this Agreement, the Stock Purchase Agreement and the Switch Agreement.

            (iv) In addition to the obligations of EqualNet set forth in clause
(ii) above, EqualNet shall promptly advise Netco Acquisition and Netco orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such inquiry or takeover proposal (including the financing for such proposal and a copy of such documents conveying such proposal), and the identity of the Person making any such takeover proposal or inquiry.

      (u) LISTING OF COMMON STOCK. EqualNet warrants to and agrees with Netco Acquisition that it will use commercially reasonable efforts to cause the EqualNet Common Shares to be issued pursuant to the Merger or upon conversion of the EqualNet Preferred Shares to be approved for listing, subject to official notice of issuance, on the NASDAQ National Market as of the Closing Date.

      (v) NETCO MATTERS. Netco Acquisition shall not permit Netco to:

            (i)   amend its Certificate of Incorporation or bylaws;

            (ii) declare, set aside or pay any dividends on, or make any other distributions in respect of any of Netco's capital stock, or split, combine or reclassify any of Netco's capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Netco's capital stock;

            (iii) issue, sell, pledge or otherwise encumber any shares of Netco's capital stock;

            (iv) Netco shall not acquire any assets other than the Netco Assets;

            (v) Netco shall not incur any Liabilities other than in connection with the transfer, operation or use of the Netco Assets;

            (vi) Netco shall not sell, lease, mortgage, pledge, grant a Security Interest in or otherwise encumber or dispose of any of the Netco Assets, other than any lease or assignment of the Netco Assets to EqualNet or any Affiliate of EqualNet;

            (vii) Netco shall not incur any indebtedness for borrowed money or guarantee any indebtedness of another Person;

            (viii) Netco shall not make or incur any capital expenditure other than in connection with the maintenance, operation or use of the Netco Assets;

            (ix) Netco shall not adopt a plan of complete or partial liquidation or take any other action that would prevent it from consummating the transactions contemplated by this Agreement; and

            (x) Netco shall not engage any employees.

6. CONDITIONS TO OBLIGATION TO CLOSE.

      (a) CONDITIONS TO OBLIGATION OF NETCO ACQUISITION AND NETCO. The obligation of Netco Acquisition and Netco to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

            (i) The representations and warranties set forth in Section 3 shall be true and correct in all material respects at and as of the Closing Date.

            (ii) EqualNet and Sub shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing.

            (iii) EqualNet shall have procured all of the consents of third parties required in connection with the consummation of the transactions contemplated by this Agreement, and EqualNet shall have procured the approval of its shareholders at the Shareholders Meeting for the matters set forth in Section 5(r).

            (iv) The closing under that certain Stock Purchase Agreement dated November 21, 1997, between EqualNet and TWG, and the closing under that certain Switch Agreement dated November 21, 1997, between TWG, EqualNet and Sub, shall have occurred or be occurring simultaneous with the Closing hereunder.

            (v) The offering and sale of the Shares under this Agreement shall have complied with all applicable requirements of federal and state securities laws.

            (vi) Subsequent to the date hereof, no legislation, order, rule, ruling or regulation shall have been enacted or made by or on behalf of any governmental body, department or agency of the United States, nor shall any legislation have been introduced and favorably reported for passage to either House of Congress by any committee of either such House to which such legislation has been referred for consideration, nor shall any decision of any court of competent jurisdiction within the United States have been rendered which would materially and adversely affect an investment in the Shares. There shall be no action, suit, investigation or proceeding pending, or to EqualNet's or Netco Acquisition's knowledge, threatened, against or affecting EqualNet or any of its Subsidiaries or Netco Acquisition or any of its members, or any of their respective properties or rights, or any of their affiliates, associates, officers or directors, before any court, arbitrator or administrative or governmental body which (i) seeks to restrain, enjoin, prevent the consummation of or otherwise adversely affect the transactions contemplated by this Agreement or (ii) questions the validity or legality of any such transaction or seeks to recover damages or to obtain other relief in connection with any such transaction, and to EqualNet's or Netco Acquisition's knowledge there shall be no valid basis for any such action, proceeding or investigation.

            (vii) EqualNet shall have duly received all authorizations, consents, approvals, licenses, franchises, permits and certificates by or of all federal, state and local governmental authorities, by any third parties pursuant to the terms of any agreement to which EqualNet is a party or by the National Association of Securities Dealers, Inc. or any other body or agency with jurisdiction, by contract or otherwise, over EqualNet, necessary for the issuance of the Shares by EqualNet and the consummation of the transactions contemplated hereby, and all thereof shall be in full force and effect at the time of the Closing.

            (viii) The nominee designated by MCM Partners pursuant to Section 5(p) shall have been appointed to EqualNet's Board of Directors effective upon the Closing.

            (ix) There shall not have occurred any Material Adverse Change with respect to EqualNet and its Subsidiaries since the date hereof.

            (x) EqualNet shall have delivered to Netco Acquisition and Netco a certificate to the effect that each of the conditions specified above in
      Section 6(a)(i)-(ix) is satisfied in all respects.

            (xi) Netco Acquisition and Netco shall have received from Fulbright & Jaworski, L.L.P., counsel to EqualNet and Sub, an opinion in form and substance as set forth in Exhibit C attached hereto, addressed to Netco Acquisition, and dated as of Closing Date.

            (xii) MCM and ADV shall have been delivered the Registration Agreement executed by EqualNet.

            (xiii) The EqualNet Common Shares issued pursuant to the Merger or upon the conversion of the EqualNet Preferred Shares shall have been approved for listing, subject to official notice of issuance, on the NASDAQ National Market as of the Closing Date.

All actions to be taken by EqualNet in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Netco Acquisition and Netco. Netco Acquisition and Netco may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

      (b) CONDITIONS TO OBLIGATION OF EQUALNET. The obligations of EqualNet and Sub to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

            (i) The representations and warranties set forth in Section 4 shall be true and correct in all material respects at and as of the Closing Date.

            (ii) Netco Acquisition and Netco shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

            (iii) EqualNet shall have obtained the approval of its shareholders at the Shareholders Meeting for the matters set forth in Section 5(s).

            (iv) The closing under that certain Stock Purchase Agreement dated November 21, 1997, between EqualNet and TWG, and the closing under that certain Switch Agreement dated November 21, 1997, between EQ Acquisition Sub, Inc., EqualNet, TWG and Sub, shall have occurred or be occurring simultaneous with the Closing hereunder.

            (v) There shall be no action, suit, investigation or proceeding pending, or to EqualNet's or Netco Acquisition's knowledge, threatened, against or affecting EqualNet or any of its Subsidiaries or Netco Acquisition or any of its members, or any of their respective properties or rights, or any of their affiliates, associates, officers or directors, before any court, arbitrator or administrative or governmental body which
      (i) seeks to restrain, enjoin, prevent the consummation of or otherwise adversely affect the transactions contemplated by this Agreement or (ii) questions the validity or legality of any such transaction or seeks to recover damages or to obtain other relief in connection with any such transaction.

            (vi) Netco Acquisition and Netco shall have delivered to EqualNet a certificate to the effect that each of the conditions specified above in
      Section 6(b)(i)-(ii) is satisfied in all respects.

            (vii) EqualNet shall have received from Vinson & Elkins L.L.P., counsel to Netco Acquisition and Netco, an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to EqualNet and dated as of the Closing Date.

            (viii) Netco Acquisition and Netco shall have executed and delivered to EqualNet the Merger Agreement.

      All actions to be taken by Netco Acquisition and Netco in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to EqualNet. EqualNet may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

7.    TERMINATION.

      (a) TERMINATION OF AGREEMENT. This Agreement may be terminated only as provided below:

            (i) EqualNet, Sub, Netco Acquisition and Netco may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) Either EqualNet, Sub, Netco Acquisition or Netco may terminate this Agreement by giving written notice to the other parties prior to the Closing if the shareholders of EqualNet fail to give any required approval of this Agreement and the transactions contemplated hereby upon a vote at the Shareholders Meeting or at any adjournment thereof;

            (iii) Netco Acquisition and Netco may terminate this Agreement by giving written notice to EqualNet and Sub at any time prior to the Closing
      (A) in the event EqualNet or Sub has breached any representation, warranty or covenant on their part contained in this Agreement in any material respect, Netco Acquisition and Netco have notified EqualNet or Sub of the breach or occurrence, and the breach or occurrence has continued without cure for a period until the earlier of 15 days after the notice of breach or the scheduled Closing Date or (B) if the Closing shall not have occurred on or before February 1, 1998, by reason of the failure of any condition precedent under Section 6(a) (unless the failure results primarily from Netco Acquisition or Netco breaching any representation, warranty or covenant on its part contained in this Agreement); and

            (iv) EqualNet and Sub may terminate this Agreement by giving written notice to Netco Acquisition or Netco at any time prior to the Closing (A) in the event Netco Acquisition or Netco has breached any representation, warranty or covenant on their part contained in this Agreement in any material respect, EqualNet has notified Netco Acquisition and Netco of the breach, and the breach has continued without cure for a period until the earlier of 15 days after the notice of breach or the scheduled Closing Date or (B) if the Closing shall not have occurred on or before February 1, 1998, by reason of the failure of any condition precedent under Section 6(b) (unless the failure results primarily from EqualNet or Sub breaching any representation, warranty or covenant on his part contained in this Agreement).

      (b) EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 7(a), all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party for any breach of a covenant or for any knowing and willful breach of any representation or warranty).

8.    REMEDIES FOR BREACHES OF THIS AGREEMENT.

      (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in Sections 3 and 4 shall survive the Closing hereunder for a period of four years from the date of this Agreement.

      (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF NETCO ACQUISITION, ITS MEMBERS AND ADV. If any representation or warranty set forth in Section 3 or any covenant or agreement set forth herein made by EqualNet or Sub is breached, then EqualNet agrees to indemnify Netco Acquisition and any member of Netco Acquisition or ADV that becomes a holder of any of the Shares from and against any Adverse Consequences that Netco Acquisition and each such member or ADV may suffer through and after the date of the claim for indemnification to the extent resulting from, arising out of, relating to, or caused by such breach.

      (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF EQUALNET. If Netco Acquisition or Netco breaches any of its representations and warranties in
Section 4 or any covenant or agreement set forth herein made by Netco Acquisition and Netco, then Netco Acquisition agrees to indemnify EqualNet from and against any Adverse Consequences EqualNet may suffer through and after the date of the claim for indemnification to the extent resulting from, arising out of, relating to, or caused by such breach.

      (d)   MATTERS INVOLVING THIRD PARTIES.

            (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (ii) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the former's choice reasonably satisfactory to the Indemnified Party so long as (1) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has give notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (2) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (3) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (4) settlement of, or an adverse judgment with respect to, the Third Party Claim is not in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (5) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

            (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii), (1) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (2) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (3) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

            (iv) In the event any of the conditions in Section 8(d)(ii) is or becomes unsatisfied, however, (1) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (2) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (3) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

      (e)   CLAIMS FOR INDEMNIFICATION.

            (i) Whenever any claim shall arise for indemnification under Section 8(b) or 8(c), the Indemnified Party shall describe such claim in a written notice ("Notice of Claim") to the Indemnifying Party (and for purposes of this Section 9(e), a notice given pursuant to Section 9(d) shall constitute a "Notice of Claim") and, when known, specify the facts constituting the basis for such claim and the amount or an estimate of the amount of such claim.

            (ii) Following the receipt by the Indemnifying Party of each Notice of Claim, the Indemnifying Party may give the Indemnified Party written notice ("Notice of Objection") (1) attaching a copy of such Notice of Claim, (2) stating that, in the opinion of the Indemnifying Party, the claim described in such Notice of Claim is invalid (either in whole or in specified part), (3) giving the reasons for the alleged invalidity, and
      (4) stating that, based on such alleged invalidity, the Indemnifying Party objects to the payment of any portion of the amount claimed pursuant to such Notice of Claim. If a Notice of Objection alleges that a Notice of Claim is only partially invalid, the Indemnifying Party within 30 days of the receipt of such Notice of Claim, agrees to deliver to the Indemnified Party that portion of the amount claimed pursuant to such Notice of Claim as to which no objection is made.

      (f) DETERMINATION OF ADVERSE CONSEQUENCES. There shall be taken into account the time cost of money (using the Applicable Rate as the discount rate) and appropriate adjustments shall be made for tax consequences and insurance in determining Adverse Consequences for purposes of this Section 8.

      (g) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of this Agreement.

9.    MISCELLANEOUS.

      (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Netco Acquisition and EqualNet; provided, either Party may make any public disclosure it believes in good faith is required by applicable law or the requirements of NASDAQ.

      (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns except for the members of Netco Acquisition and ADV with respect to and as contemplated by Sections 3 and 8.

      (c) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of other Parties.

      (d) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (e) NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be sent by (i) personal delivery (including courier service), (ii) telecopier during normal business hours to the number indicated, or (iii) registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below (any communication shall be deemed given upon receipt):

            IF TO EQUALNET OR SUB:

            1250 Wood Branch Park Drive
            Houston, TX 77079-1212
            Attention:  General Counsel
            Telecopier No.:  281-529-4686

            WITH A COPY TO:

            Fulbright & Jaworski L.L.P.
            1301 McKinney, Suite 5100
            Houston, Texas  77010
            Attention: Robert F. Gray, Jr.
            Telecopier No.:  713-651-5246

            IF TO NETCO OR NETCO ACQUISITION:

            5005 Woodway, Suite 350
            Houston, Texas 77056
            Attention: Mark Willis and Jim Harris
            Telecopier No.: 713-626-8333

            WITH A COPY TO:

            MCM Partners
            10500 NE 8th, Suite 1920
            Bellevue, Washington 98004-4332
            Attention: Chris Purrier and Howard Coleman
            Telecopier No.:  425-462-4645

            AND:

            Vinson & Elkins L.L.P.
            1001 Fannin, Suite 2300
            Houston, Texas 77002-6760
            Attention:  Rell Tipton
            Telecopier No.:  713-615-5553

Any Party may change its telecopier number or its address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      (f) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

      (g) AMENDMENTS AND WAIVERS. No amendments of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (h) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforce-ability of the offending term or provision in any other situation or in any other jurisdiction.

      (i) EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

      (j) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

      (k) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      (l) WARRANT. Contemporaneous with the execution hereof, EqualNet shall execute and deliver to Netco Acquisition the Warrant Agreement in the form of Exhibit G attached hereto and a duly completed Warrant Certificate in the form attached as Exhibit A to the such Warrant Agreement.

      (m) CERTAIN SHAREHOLDERS. By December 10, 1997, EqualNet shall deliver to Netco Acquisition the form of agreement attached as Exhibit H hereto duly executed by the indicated shareholders.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                             EQUALNET HOLDING CORP.

                              By: /S/ ZANE RUSSELL
                               Name: ZANE RUSSELL
                                    Title: CEO


                            EQ ACQUISITION SUB, INC.


                            By: /S/ MICHAEL L. HLINAK
                             Name: MICHAEL L. HLINAK
                                    Title: COO


                             NETCO ACQUISITION CORP.


                               By: /S/ MARK WILLIS
                                Name: MARK WILLIS
                                  Title: PRES.


                             NETCO ACQUISITION, LLC


                             By: /S/ JAMES T. HARRIS
                              Name: JAMES T. HARRIS
                                Title: SECRETARY

      [signature page to Agreement of Merger and Plan of Reorganization]
                            x x x x x x x x x x x x

      TWG, MCM and ADV are joining in this Agreement solely for the purpose of making the representations and agreements set forth in Section 4(j) and the agreements set forth in the following provisions of this paragraph. As to each representation and agreement set forth in Section 4(j), each of TWG, MCM and ADV hereby (a) make such representation only as to itself and (where applicable) the Shares acquired by it and (b) make such agreements only as to itself and (where applicable) the Shares acquired by it. As an inducement to EqualNet and Sub to enter into this Agreement, ADV agrees to make to Netco Acquisition and Netco the Working Capital Loans and Additional Working Capital Loan contemplated and as required on its part by Section 4.03 of the Limited Liability Company Agreement of Netco Acquisition (up to an aggregate principal amount of $1,500,000), and at the Closing ADV agrees to convert such Working Capital Loans and Additional Working Capital Loan made by ADV into and in exchange for the EqualNet Common Shares to be issued pursuant to Section 2(b)(ii) of this Agreement with respect to the Working Capital Loans and Additional Working Capital Loan made by ADV. As an inducement to EqualNet and Sub to enter into this Agreement, TWG agrees to make to Netco Acquisition the Working Capital Loans contemplated and required on its part by Section 4.03 of the Limited Liability Company Agreement of Netco Acquisition (up to an aggregate principal amount of $1,500,000), and at the Closing TWG agrees to convert such Working Capital Loans made by TWG into and in exchange for the EqualNet Common Shares to be issued pursuant to Section 2(b)(ii) of this Agreement with respect to the Working Capital Loans made by TWG.


                                     WILLIS GROUP, LLC


                                    By: /S/ MARK WILLIS
                                    Name: MARK WILLIS
                                    Title: PRES.


      [signature page to Agreement of Merger and Plan of Reorganization]

                                    MCM PARTNERS


                                    By: /S/ DONALD R. MORKEN
                                    Name: DONALD R. MORKEN
                                    Title: GENERAL PARTNER OF MCM PARTNERS


                                    ADVANTAGE FUND, LTD.


                                    By: /S/ ARNO DE GROOT
                                    Name: ARNO DE GROOT
                                    Title: PRESIDENT

      [signature page to Agreement of Merger and Plan of Reorganization]

                                              ANNEX D--STOCK PURCHASE AGREEMENT

                                   STOCK PURCHASE AGREEMENT


                                         By and Among


                                    THE WILLIS GROUP, LLC


                                              and


                                    EQUALNET HOLDING CORP.


                                 Dated as of December 2, 1997

                                       TABLE OF CONTENTS

                                                                            Page


1.      Definitions.  .........................................................1

2.      Purchase and Sale of Common Stock; Closing.............................4
        2A.    Purchase and Sale of Common Stock...............................4
        2B.    Closing.........................................................5

3.      Purchaser's Conditions of Closing......................................5
        3A.    Opinion of the Company's Counsel................................5
        3B.    Representations and Warranties..................................5
        3C.    Charter Documents and By-Laws...................................5
        3D.    Purchase Permitted by Applicable Laws...........................5
        3E.    Letter of Accountants; Accompanying Officer's Certificate.......5
        3F.    Shareholder Approval............................................6
        3G.    Compliance with Securities Laws.................................6
        3H.    No Adverse U.S. Legislation, Action or Decision.................6
        3I.    Approvals and Consents..........................................6
        3J.    Board Nominees..................................................6
        3K.    No Material Adverse Change.  There shall not have occurred any Material Adverse Change with respect to the Company since the date hereof.................................................6
        3L.    Network Transactions............................................6

4.      Company's Conditions of Closing........................................7
        4A.    Representations and Warranties..................................7
        4B.    Purchase of Shares..............................................7
        4C.    Shareholder Approval............................................7
        4D.    No Adverse Action or Decision...................................7
        4E.    Network Transactions............................................7

5.      Affirmative Covenants..................................................7
        5A.    Conduct of Business of the Company..............................7
        5B.    Valid Issuance.................................................10
        5C.    Government Regulations.........................................10
        5D.    ERISA..........................................................10
        5E.    Corporate Existence; Maintenance of Properties.................11
        5F.    Insurance......................................................11
        5G.    Further Assurances.............................................11
        5H.    Securities Act Registration Statements.........................11
        5I.    Notices of Certain Events......................................12
        5J.    Board Nominees.................................................12

                                            (i)

        5K.    Environmental Laws.............................................12
        5L.    Registration Rights............................................12
        5M.    Shareholder Approval; Preparation of Proxy Statements..........13
        5N.    No Solicitation................................................13
        5O.    Listing of Common Stock........................................15

6.      Representations and Warranties........................................15
        6A.    Corporate Existence............................................15
        6B.    Corporate Power and Authorization..............................15
        6C.    Board Recommendation...........................................15
        6D.    Binding Obligations............................................16
        6E.    No Violation...................................................16
        6F.    Consents.......................................................16
        6G.    Financial Information..........................................16
        6H.    Liabilities....................................................17
        6I.    Litigation.....................................................17
        6J.    Compliance with ERISA..........................................17
        6K.    Taxes; Governmental Charges....................................17
        6L.    Defaults.......................................................17
        6M.    Compliance with the Law........................................18
        6N.    Investment Company Act.........................................18
        6O.    Public Utility Holding Company Act.............................18
        6P.    Fees and Commissions...........................................18
        6Q.    Disclosure.....................................................18
        6R.    Structure; Capitalization......................................18
        6S.    Environmental Matters..........................................19
        6T.    Intellectual Property and Other Intangible Assets..............20
        6U.    Insurance Coverage.............................................21

7.      Representations and Warranties of Purchaser...........................21
        7A.    Purchase for Investment........................................21
        7B.    Authorization; No Conflict.....................................22

8.      Termination, Amendment and Waiver.....................................22
        8A.    Termination....................................................22
        8B.    Effect of Termination..........................................23

9.      Miscellaneous.........................................................23
        9A.    Fees and Expenses..............................................23
        9B.    Amendment......................................................23
        9C.    Extension; Waiver..............................................23
        9D.    Assignment.....................................................24
        9E.    Survival of Representations and Warranties.....................24
        9F.    Successors and Assigns; No Third Party.........................24
        9G.    Notices........................................................24
        9H.    Descriptive Headings...........................................24
        9I.    Satisfaction Requirement.......................................24

                                            (ii)

        9J.    Governing Law; Consent to Jurisdiction.........................25
        9K.    Remedies.......................................................25
        9L.    Entire Agreement...............................................25
        9M.    Severability...................................................25
        9N.    Counterparts...................................................25
        9O.    Brokerage......................................................25

                                      (iii)

                            STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of December 2, 1997, by and among WILLIS GROUP, LLC, a Texas limited liability company (the "Purchaser"), and EQUALNET HOLDING CORP., a Texas corporation (the "Company").

                                    RECITALS

        Purchaser desires to purchase from the Company, and the Company desires to issue and sell to Purchaser, subject to the terms and conditions set forth herein, 4,000,000 shares of Common Stock (as hereinafter defined) of the Company.

                                   AGREEMENTS

        In consideration of the recitals and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


        1. DEFINITIONS. For the purpose of this Agreement, and in addition to terms defined elsewhere in this Agreement, the following terms shall have the following meanings. In addition, all terms of an accounting character not specifically defined herein shall have the meanings assigned thereto by accounting principles generally accepted in the United States of America.

        "AFFILIATE" shall mean, with respect to any Person, a Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person, except a Subsidiary of such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

        "BUSINESS DAY" shall mean any day which is not a Saturday, Sunday or day on which banks are authorized by law to close in the States of New York and Texas.

        "CAPITALIZED LEASE OBLIGATIONS" shall mean all rental obligations which, under GAAP in effect on the day such obligation is incurred, are required to be capitalized on the books of the Company or any Subsidiary, in each case taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

        "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

        "COMMISSION" shall mean the United States Securities and Exchange Commission.

        "CURRENT INDEBTEDNESS" shall mean any obligation for borrowed money (including notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money) payable on demand or within a period of one year from the date of creation thereof; PROVIDED that any obligation shall be treated as Funded Indebtedness, regardless of its term, if such obligation is renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of such obligation, or may be payable out of the proceeds of a similar obligation pursuant to the terms of such obligation or of any such agreement. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company or any Subsidiary shall be deemed to be Funded or Current Indebtedness, as the case may be, of the Company or such Subsidiary even though such obligation shall not be assumed by the Company or such Subsidiary.

         "ENVIRONMENTAL LAW" shall mean any judgment, decree, order, law, license, rule, regulation or private agreement (such as covenants, conditions, and restrictions), of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board, or authority designed to protect the environment, air, surface, water, groundwater or soil, control pollution, or regulate the exploration, manufacturing, processing, distributing, use, storage, transport or handling of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601 ET SEQ.) ("CERCLA"), the Oil Pollution Act (33 U.S.C. ss. 2701 ET SEQ.) ("OPA"), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 ET SEQ.) ("RCRA"), and the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 ET SEQ.) ("CWA"), as such laws have been or hereafter may be amended or supplemented, and any and all analogous present and future federal, state, and local laws in jurisdictions where the Company and its Subsidiaries do business.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

        "ERISA AFFILIATE" shall mean each trade or business (whether or not incorporated) which together with the Company or a Subsidiary of the Company would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA immediately following the acquisition.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

        "FUNDED INDEBTEDNESS" shall mean and include without duplication any obligation payable more than one year from the date of the creation thereof (including the current portion of Funded Indebtedness), which under GAAP is shown on the balance sheet as a liability (including, without limitation, Capitalized Lease Obligations and excluding reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute an obligation).

        "GAAP" shall mean generally accepted accounting principles consistently applied throughout the period or periods in question.

         "GOVERNMENTAL AUTHORITY" shall mean any foreign or domestic federal, state, county, municipal, or other governmental or regulatory authority, agency, board, body, commission, instrumentality, court, or any political subdivision thereof.

         "GOVERNMENTAL REQUIREMENT" shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other direction or requirement (including but not limited to any of the foregoing which relate to

Environmental Laws, energy regulations and occupational, safety and health standards or controls) of any Governmental Authority.

        "HAZARDOUS MATERIALS" shall mean, collectively, (i) those substances included within the definition of or identified as "hazardous substances," "hazardous materials," "toxic substances," or "solid waste" in or pursuant to, without limitation, CERCLA, OPA, RCRA, and the Occupational Health and Safety Act, and in the regulations promulgated pursuant to said laws, all as amended;
(ii) any material, waste or substance which is or contains (A) petroleum, including crude oil or any fraction thereof, natural gas, or synthetic gas usable for fuel or any mixture thereof; (B) asbestos; (C) polychlorinated biphenyls; (D) designated as a "hazardous substance" pursuant to Section 307 or 311 of the CWA; (E) flammable explosives; or (F) radioactive materials; and
(iii) any such other substances, materials and wastes which are or become regulated as hazardous or toxic under applicable local, state or federal law, or which are currently classified as hazardous or toxic under local, state or federal laws or regulations.

        "INDEBTEDNESS" shall mean Funded Indebtedness and/or Current
Indebtedness.

        "LIEN" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or like instrument under the laws of any jurisdiction).

        "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" means any material and adverse effect on, or change to, (i) the assets, liabilities, financial condition, business, or operations of the Company and its Subsidiaries on a Consolidated basis, or (ii) the ability of the Company and its Subsidiaries on a Consolidated basis to carry out their business as at the date of this Agreement.

         "NASDAQ" shall mean the Nasdaq Stock Market, Inc., National Market System.

         "NETWORK AGREEMENT AND PLAN OF REORGANIZATION" shall mean that certain agreement by and among the Company, EQ Acquisition Sub, Inc., Netco Acquisition, L.L.C. and Netco Acquisition Co., dated as of the date of this Agreement.

         "SWITCH AGREEMENT" shall mean that certain agreement by and among the Company, EQ Acquisition Sub, Inc. and the Purchaser dated as of the date of this Agreement.

        "NOTE AND WARRANT PURCHASE AGREEMENT" shall mean that certain agreement by and among the Purchaser, the Company and its Subsidiaries dated as of October 1, 1997.

        "OFFICER'S CERTIFICATE" shall mean a certificate signed in the name of the delivering party, by its President, one of its Vice Presidents, its Treasurer or other authorized officer so designated by the receiving party.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor entity thereto.

        "PENSION PLAN" shall mean any multiemployer plan or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, which is maintained after the Acquisition for employees of the Company, any of its Subsidiaries or any ERISA Affiliates.

        "PERMITS" shall mean all licenses, permits, exceptions, franchises, accreditations, privileges, rights, variances, waivers, approvals and other authorizations (including, without limitation, those relating to environmental matters) of, by or from Governmental Authorities necessary for the conduct of the business of the Company and its Subsidiaries immediately prior to the Closing and as proposed to be conducted by the Company and its Subsidiaries after the Closing.

        "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a limited liability company and a government or any department or agency thereof.

        "RELEASE" shall mean release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or into or out of any property, including the movement of Hazardous Materials through or in the air, surface water, or groundwater.

        "REMEDIAL ACTION" shall mean any action required by any federal, state or judicial body or administration or agency acting under an Environmental Law to (i) clean up, remove or treat Hazardous Materials in the environment; (ii) prevent a Release or threat of Release or minimize the further Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or the environment; (iii) perform post-remedial monitoring and care; or (iv) cure a violation of any Environmental Law.

        "REPORTABLE EVENT" shall mean an event described in Section 4043(b) of ERISA with respect to which the 30-day notice requirement has not been waived by the PBGC.

        "RESPONSIBLE OFFICER" shall mean the President, any Vice President (of whatever designation), the Treasurer or the Secretary or any officers performing functions similar to those performed by the persons who at the time shall be such officers.

        "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

        "SINGLE-EMPLOYER PENSION PLAN" shall mean a Pension Plan which is a "single-employer plan" as defined in Section 4001 of ERISA.

        "SUBSIDIARY" shall mean any corporation or similar entity a majority of the stock of every class of which, except directors' qualifying shares, shall, at the time as of which any determination is being made, be owned by the Company, either directly or indirectly.

        2.      PURCHASE AND SALE OF COMMON STOCK; CLOSING.

        2A. PURCHASE AND SALE OF COMMON STOCK. The Company, subject to the terms and conditions herein set forth, hereby agrees to sell to the Purchaser and, subject to the terms and conditions herein set forth, the Purchaser agrees to purchase from the Company, 4,000,000 shares (the "Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock") at a purchase price of $1.00 per share, which will represent approximately 41%, together with other Common Stock, warrants and convertible notes which will be held by Purchaser on the Closing Date, of the Company's outstanding Common Stock on a fully diluted basis on the Closing Date.

        2B. CLOSING. The purchase and delivery of the Shares shall take place at a closing (the "Closing") at the offices of Vinson & Elkins L.L.P., Houston, Texas, at 10:00 a.m., local time, on January 28, 1998, or at such other time and place or on such other business day thereafter as the parties hereto may agree (herein called the "Closing Date"). On the Closing Date, the Company will deliver the Shares in definitive form, and in such authorized denominations as the Purchaser may request (such request to be in writing and delivered to the Company at least forty-eight hours prior to the Closing), against receipt of the purchase price therefor by wire transfer of immediately available funds, to the Company, or by such other payment method as is mutually agreed to by the Purchaser and the Company.

        3. PURCHASER'S CONDITIONS OF CLOSING. The Purchasers' obligation to purchase and pay for the Shares is subject to the satisfaction or waiver, on or before the Closing Date, of the conditions contained in Paragraphs 3A through 3L.

        3A. OPINION OF THE COMPANY'S COUNSEL. The Purchaser shall have received from Fulbright & Jaworski L.L.P., special counsel for the Company, a legal opinion addressed to the Purchaser and dated the Closing Date substantially in the form attached hereto as Exhibit A.

        3B. REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Paragraph 6 hereof shall be true in all material respects on and as of the Closing Date, except to the extent of changes caused by the transactions herein contemplated; and the Company shall have delivered to the Purchaser an Officer's Certificate, dated the Closing Date, to such effect.

        3C. CHARTER DOCUMENTS AND BY-LAWS. The Purchaser shall have received a certificate, dated the Closing Date, of the Secretary of the Company attaching
(i) a true and complete copy of the Company's Articles of Incorporation with all amendments thereto, as filed with the Secretary of State of the State of Texas,
(ii) a true and complete copy of the Company's By-Laws in effect as of such date, (iii) certificates of good standing of the appropriate officials of the jurisdiction of incorporation of the Company, and (iv) resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the issuance of the Shares.

        3D. PURCHASE PERMITTED BY APPLICABLE LAWS. The purchase of and payment for the Shares shall not be prohibited by any applicable law or governmental regulation (including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System) and such purchase and payment shall not in and of themselves subject the Purchaser to any material tax, penalty, liability or other materially onerous condition under or pursuant to any applicable law or governmental regulation.

        3E. LETTER OF ACCOUNTANTS; ACCOMPANYING OFFICER'S CERTIFICATE. The Purchaser shall have received a certificate from the chief financial officer or chief executive officer of the Company, dated the Closing Date, to the effect that the interim financial statements at or for the period ended September 30, 1997, have been prepared using the same accounting policies as those used in preparing the financial statements for the year ended June 30, 1997 (except as such policies were otherwise required to be changed or modified by the Company during the interim period by an appropriate Governmental Authority or the American Institute of Certified Public Accountants ("AICPA") or similar accounting boards or bodies), and that since June 30, 1997, such policies have been used in maintaining the Company's accounting books and records.

         3F. SHAREHOLDER APPROVAL. The Company shall have obtained the approval of its shareholders at the Shareholders Meeting (as defined herein) for the matters set forth in Paragraph 5M.

        3G. COMPLIANCE WITH SECURITIES LAWS. The offering and sale of the Shares under this Agreement shall have complied with all applicable requirements of federal and state securities laws.

        3H. NO ADVERSE U.S. LEGISLATION, ACTION OR DECISION. Subsequent to the date hereof, no legislation, order, rule, ruling or regulation shall have been enacted or made by or on behalf of any governmental body, department or agency of the United States, nor shall any legislation have been introduced and favorably reported for passage to either House of Congress by any committee of either such House to which such legislation has been referred for consideration, nor shall any decision of any court of competent jurisdiction within the United States have been rendered which would materially and adversely affect an investment in the Shares. There shall be no action, suit, investigation or proceeding pending, or to the Company's knowledge, threatened, against or affecting the Company or any of its Subsidiaries, or any of their respective properties or rights, or any of their affiliates, associates, officers or directors, before any court, arbitrator or administrative or governmental body which (i) seeks to restrain, enjoin, prevent the consummation of or otherwise adversely affect the transactions contemplated by this Agreement or (ii) questions the validity or legality of any such transaction or seeks to recover damages or to obtain other relief in connection with any such transaction, and to the Company's knowledge there shall be no valid basis for any such action, proceeding or investigation.

        3I. APPROVALS AND CONSENTS. The Company shall have duly received all authorizations, consents, approvals, licenses, franchises, permits and certificates by or of all federal, state and local governmental authorities, by any third parties pursuant to the terms of any agreement to which the Company is a party or by the National Association of Securities Dealers, Inc. or any other body or agency with jurisdiction, by contract or otherwise, over the Company, necessary for the issuance of the Shares by the Company and the consummation of the transactions contemplated hereby, and all thereof shall be in full force and effect at the time of the Closing. The Company shall have delivered to the Purchaser an Officer's Certificate, dated the Closing Date, to such effect.

         3J. BOARD NOMINEES. The nominees designated by the Purchaser shall have been appointed to the Company's Board of Directors effective upon the Closing.

         3K. NO MATERIAL ADVERSE CHANGE. There shall not have occurred any Material Adverse Change with respect to the Company since the date hereof.

         3L. NETWORK TRANSACTIONS. The Company shall have simultaneously closed the transactions pursuant to the Network Agreement and Plan of Reorganization and the Switch Agreement.

        4. COMPANY'S CONDITIONS OF CLOSING. The Company's obligations to sell the Shares hereunder is subject to the satisfaction or waiver, on or before the Closing Date, of the conditions contained in Paragraphs 4A through 4E.

        4A. REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Paragraph 7 hereof shall be true in all material respects on and as of the Closing Date; and the Purchaser shall have delivered to the Company an Officer's Certificate, dated the Closing Date, to such effect.

         4B. PURCHASE OF SHARES. The Purchaser shall have purchased and paid for the Shares.

         4C. SHAREHOLDER APPROVAL. The Company shall have obtained the approval of its shareholders at the Shareholders Meeting (as defined herein) for the matters set forth in Paragraph 5M.

         4D. NO ADVERSE ACTION OR DECISION. There shall be no action, suit, investigation or proceeding pending, or to the Company's knowledge, threatened, against or affecting the Company or any of its Subsidiaries, or any of their respective properties or rights, or any of their affiliates, associates, officers or directors, before any court, arbitrator or administrative or governmental body which (i) seeks to restrain, enjoin, prevent the consummation of or otherwise adversely affect the transactions contemplated by this Agreement or (ii) questions the validity or legality of any such transaction or seeks to recover damages or to obtain other relief in connection with any such transaction.

        4E. NETWORK TRANSACTIONS. The Company shall have simultaneously closed the transactions pursuant to the Network Agreement and Plan of Reorganization and the Network Switches Agreement and Plan of Reorganization.

         4F. LISTING. The Shares shall have been approved for listing, subject to official notice of issuance, on the NASDAQ National Market as of the Closing Date.

        5. AFFIRMATIVE COVENANTS. All covenants contained herein shall be given independent effect.

         5A. CONDUCT OF BUSINESS OF THE COMPANY.

        (a) ORDINARY COURSE. Except as set forth in SCHEDULE 5(A)(a), during the period from the date of this Agreement to the Closing Date (except for transactions to which Purchaser or its affiliates are a party or as otherwise specifically contemplated by the terms of this Agreement), the Company shall and shall cause its Subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Closing Date. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement and the Schedules hereto, the Company shall not, and shall not permit any of its Subsidiaries to:

                (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than in connection with the exercise of outstanding stock options and warrants and satisfaction of withholding obligations under outstanding stock options and restricted stock;

                (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than, in the case of the Company, the issuance of shares of Common Stock upon the exercise of stock options and warrants outstanding on the date of this Agreement in accordance with their current terms;

                (iii) amend its Articles of Incorporation, By-laws or other comparable charter or organizational document;

                (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (B) any assets that, in each case, would be material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except purchases in the ordinary course of business consistent with past practice;

                (v) sell, lease, mortgage, pledge, grant a Lien on or otherwise encumber or dispose of any of its properties or assets, except (A) sales or leases in the ordinary course of business consistent with past practice and (B) other immaterial transactions not in excess of $250,000 in the aggregate;

                (vi) (A) incur indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings under currently existing revolving credit facilities incurred in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other Person that would be material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company;

                (vii) make or incur any new capital expenditure (other than purchases in the ordinary course of business), which, singly or in the aggregate with all other expenditures, would exceed $100,000;

                (viii) make any material election relating to Taxes or settle or compromise any material Tax liability;

                (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Commission Documents or incurred in the ordinary course of business consistent with past practice;

                (x) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

                (xi) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

                (xii) enter into any new collective bargaining agreement;

                (xiii) change any material accounting principle used by it, except as required by regulations promulgated by the Commission or as mandated by AICPA or similar accounting boards or bodies;

                (xiv) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises: (A) of litigation where the amount paid in settlement or compromise does not exceed $100,000, or (B) in consultation and cooperation with the Purchaser, and, with respect to any such settlement, with the prior written consent of the Purchaser, which shall not be unreasonably withheld or delayed;

                (xv) except for those contracts and agreements entered into in the ordinary course of business with the consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, enter into any joint venture or partnership contract or agreement; or

                (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

        (b) CHANGES IN EMPLOYMENT ARRANGEMENTS. During the period from the date of this Agreement to the Closing Date, neither the Company nor any of its Subsidiaries shall adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee, increase the compensation or fringe benefits of any officer of the Company or any of its Subsidiaries, or, except as provided in an existing benefit plan or in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement.

        (c) SEVERANCE. During the period from the date of this Agreement to the Closing Date, neither the Company nor any of its Subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

        (d) OTHER ACTIONS. During the period from the date of this Agreement to the Closing Date, the Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result (i) in any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) in any of the covenants contained in this Agreement becoming unperformable. Pending the Closing, the Company will promptly advise the Purchaser of any action or event of which they become aware which has the effect of making incorrect any of such representations or warranties or which has the effect of rendering unperformable any of such covenants.

        5B. VALID ISSUANCE. The Company covenants that the Shares will, upon issuance and upon full payment therefor in accordance with the terms hereof, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

        5C. GOVERNMENT REGULATIONS. The Company covenants that it will comply, and will cause each of its Subsidiaries to comply, with all applicable governmental restrictions and regulations, the failure to comply with which would have a material adverse effect on the business or financial condition of the Company and its Subsidiaries taken as a whole, and obtain and maintain in good standing all licenses, permits and approvals from any and all governments, governmental commissions, boards or agencies of jurisdictions in which it or any of its Subsidiaries carries on business required in respect of the operations of the Company or any of its Subsidiaries, the failure to comply with which would have a material adverse effect on the business or financial condition of the Company and its Subsidiaries taken as a whole.

        5D. ERISA. Promptly (and in any event within 30 days) after the Company or any of its Subsidiaries knows or has reason to know that a Reportable Event with respect to any Pension Plan has occurred, that any Pension Plan is or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA or that the Company or any of its Subsidiaries will or may incur any liability to or on account of a Pension Plan under Sections 4062, 4063, 4064, 4201 or 4204 of ERISA, the Company will deliver to the Purchaser a certificate of the chief financial officer of the Company setting forth information as to such occurrence and what action, if any, the Company is required or proposes to take with respect thereto, together with any notices concerning such occurrences which are (a) required to be filed by the Company or the plan administrator of any such Pension Plan controlled by the Company or its Subsidiaries, with the PBGC or (b) received by the Company or its Subsidiaries from any plan administrator of a multiemployer or other Pension Plan not under their control. The Company shall furnish to the Purchaser a copy of each annual report (Form 5500 Series) of any Pension Plan received or prepared by the Company or any of its Subsidiaries. Each annual report and any notice required to be delivered hereunder shall be delivered no later than 10 days after the later of the date such report or notice is filed with the Internal Revenue

Service or the PBGC or the date such report or notice is received by the Company or any of its Subsidiaries, as the case may be.

        5E. CORPORATE EXISTENCE; MAINTENANCE OF PROPERTIES. The Company covenants that it (i) will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect the corporate existence and material rights of the Company and all of its Subsidiaries, (ii) will cause its properties and the properties of its Subsidiaries used or useful in the conduct of their respective businesses to be maintained and kept in good condition, repair and working order and will use commercially reasonable efforts to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto, and (iii) will, and will cause each of its Subsidiaries to, qualify and remain qualified to conduct business in each jurisdiction where the nature of the business or the ownership of property by the Company or such Subsidiary may require such qualification and where the failure to so qualify would have a material adverse effect on the business or financial condition of the Company and its Subsidiaries taken as a whole.

        5F. INSURANCE. The Company covenants that it will maintain, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, funds or underwriters, insurance for the Company and its Subsidiaries of the kinds, covering the risks and in the relative proportionate amounts usually carried by companies conducting business activities similar to those of the Company and its Subsidiaries.

        5G. FURTHER ASSURANCES. The Company covenants that it shall cooperate with the Purchaser and execute such further instruments and documents as the Purchaser shall reasonably request to carry out to the satisfaction of the Purchaser the transactions contemplated by this Agreement.

        5H. SECURITIES ACT REGISTRATION STATEMENTS. The Company covenants that the Purchaser shall have the right, at any time when it may be deemed to be a controlling person of the Company, to participate in the preparation of such registration statement (regardless of whether or not the Purchaser will be a selling security holder in connection with such registration statement) and to request the insertion therein of material furnished to the Company in writing which in the Purchaser's judgment should be included. In connection with any registration statement referred to in this Paragraph 5H, the Company will indemnify the Purchaser, its members, officers and directors and each person, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act, against all losses, claims, damages, liabilities and expenses caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus or any amendment thereof or supplement thereto or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any untrue statement or alleged untrue statement or omission or alleged omission contained in written information furnished to the Company by the Purchaser expressly for use in such registration statement. If, in connection with any such registration statement, the Purchaser shall furnish written information to the Company expressly for use in the registration statement, the Purchaser will indemnify the Company, its directors, each of its officers who signs such registration statement and each person, if any, who controls the Company within the meaning of the Securities Act against all losses, claims, damages, liabilities and expenses caused by any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in the registration statement or prospectus or any preliminary prospectus or any amendment thereto or supplement thereto or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or such omission or alleged omission is contained in information so furnished in writing by the Purchaser for use therein.

        5I. NOTICES OF CERTAIN EVENTS. The Company shall promptly give notice to the Purchaser (i) of any default or event of default that has not been cured within any applicable grace period under any (y) Indebtedness of the Company or any of its Subsidiaries, and (z) contractual obligation of the Company or any of its Subsidiaries or (ii) of any pending or threatened litigation, investigation or proceeding to which the Company or any of its Subsidiaries is or is threatened to be a party and of which the Company has been given notice; PROVIDED that any such default as specified in (z) above, litigation, investigation or proceeding would have a material adverse effect on the business or financial condition of the Company and its Subsidiaries taken as a whole. Any notice delivered pursuant to this Paragraph 5I shall be accompanied by an Officer's Certificate specifying the details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

        5J. BOARD NOMINEES. Effective as of the Closing, the directors of the Company shall elect four (4) new directors (representing a majority of the Company's Board of Directors), three (3) of which shall have been designated by the Purchaser, to the Company's Board of Directors. Such directors shall serve terms expiring at the annual shareholders meeting of the Company applicable to the class to which each such director is elected.

        5K. ENVIRONMENTAL LAWS. The Company and its Subsidiaries shall comply with all applicable Environmental Laws the failure to comply with which would have a material adverse effect on the business or financial condition of the Company and its Subsidiaries taken as a whole. If the Company or any Subsidiary shall receive written notice that there exists a violation of Environmental Law with respect to its operations or any real property owned, formerly owned, used, or leased thereby, which violation could have a material adverse effect on the business or financial condition of the Company and its Subsidiaries taken as a whole, the Company shall immediately notify in writing the Purchaser. Furthermore, if the Company or any Subsidiary shall receive written notice that there exists a violation of Environmental Law with respect to its operations or any real property owned, formerly owned, used or leased thereby, which violation could have a material adverse effect on the business or financial condition of the Company and its Subsidiaries taken as a whole, the Company shall within the time period permitted by the applicable governmental authority (unless otherwise contested by the Company in good faith) remove or remedy such violation in accordance with all applicable Environmental Laws unless the Board of Directors of the Company determines that it would be in the best interest of the Company to delay the remedy of such violation, so long as no material adverse effect is suffered by the Company during such delay.

        5L. REGISTRATION RIGHTS. The Company hereby grants to the Purchaser (and any transferees of the Shares) the same rights to cause the Company to register the Shares, and all other shares of the Company's Common Stock acquired by the Purchaser pursuant to the Switch Agreement or issued upon the exercise of the warrant issued to Purchaser pursuant to the Switch Agreement, under state and federal securities laws and all such other rights as set forth in SECTION 4.1.11 of the Note and Warrant Purchase Agreement at any time from and after the Closing Date;

PROVIDED, HOWEVER, that such registration rights shall be effective immediately upon the Closing Date notwithstanding whether or not the Note or Warrants under the Note and Warrant Purchase Agreement have been converted or exercised, as the case may be.

         5M. SHAREHOLDER APPROVAL; PREPARATION OF PROXY STATEMENTS.

                (a) The Company shall, as soon as practicable following the execution and delivery of this Agreement duly call, give notice of, convene and hold a meeting of the Company's shareholders (the "Shareholders Meeting") for the following purposes: (i) approving this Agreement, the issuance of the Shares and the transactions contemplated hereby, (ii) ratifying the Note and Warrant Purchase Agreement and the transactions contemplated thereby, (iii) approving the acquisition, by merger, of certain operating network assets (the "Network") from that certain Network company, of which the Purchaser is an equity holder, for consideration consisting of Common Stock, convertible preferred stock and other securities of the Company as more fully described in the Network Agreement and Plan of Reorganization relating to the purchase of the Network, (iv) approving the acquisition, by merger, of certain network switches relating to the Network (the "Network Switches") from that certain Network Switches company, of which the Purchaser is an equity holder, for consideration consisting of Common Stock, warrants to purchase Common Stock and cash as more fully described in the Switch Agreement, (v) approving an amendment to the Company's Articles of Incorporation to increase the aggregate number of authorized shares of Common Stock to 50,000,000, and (vi) approving the other related transactions. The Company will, through its officers and its Board of Directors, unanimously recommend to its shareholders the approval and adoption of the foregoing transactions.

                (b) Promptly following the date of this Agreement, the Company shall prepare and file with the Commission a proxy statement relating to the Shareholders Meeting (such proxy statement as amended or supplemented from time to time, the "Proxy Statement"). The Purchaser shall have the right to review and approve the Proxy Statement prior to the Company filing the Proxy Statement with the Commission which approval shall not be unreasonably withheld. The Company will use all commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable. The Company will notify the Purchaser promptly of the receipt of any written or oral comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply the Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to the Proxy Statement.

                (c) The Company will cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

        5N. NO SOLICITATION. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of the Company or any investment banker, attorney or other advisor, agent or representative of the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal, (ii) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any takeover proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably be expected to lead to, any takeover proposal; PROVIDED, HOWEVER, in the case of this clause (iii), that prior to the vote of shareholders of the Company for approval of the matters referred to in Paragraph 5M hereof (and not thereafter if such matters are approved thereby) to the extent required by the fiduciary obligations of the Board of Directors of the Company, determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, the Company, in response to an unsolicited superior proposal and a request for information pursuant thereto, may furnish information to any person or "group" within the meaning of Section 13(d)(3) of the Exchange Act pursuant to a confidentiality agreement. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of its Subsidiaries or any investment banker, attorney or other advisor, agent or representative of the Company, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a material breach of this Agreement by the Company. For purposes of this Paragraph 5M, "takeover proposal" means (i) any proposal, other than a proposal by the Purchaser or any of its Affiliates, for a merger or other business combination involving the Company, (ii) any proposal or offer, other than a proposal or offer by the Purchaser or any of its Affiliates, to acquire from the Company or any of its Affiliates in any manner, directly or indirectly, an equity interest in the Company or any Subsidiary, any voting securities of the Company or any Subsidiary or a material amount of the assets of the Company and its Subsidiaries, taken as a whole, or (iii) any proposal or offer, other than a proposal or offer by the Purchaser or any of its Affiliates, to acquire from the shareholders of the Company by tender offer, exchange offer or otherwise more than 20% of the outstanding shares of Common Stock.

        (b) Neither the Board of Directors of the Company nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Paragraph 8A, (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchaser the approval or recommendation by the Board of Directors of the Company or any such committee thereof of this Agreement or take any action having such effect; PROVIDED, HOWEVER, that a statement by the Board of Directors of the Company to its shareholders as contemplated by Rule 14e-2(a) of the Exchange Act following Purchaser's receipt of a Notice of Superior Proposal (defined below) shall not be deemed to constitute a withdrawal or modification of its recommendation of this Agreement, or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal. Notwithstanding the foregoing, in the event that the Board of Directors of the Company receives a takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel), it determines to be a superior proposal, the Board of Directors of the Company may withdraw or modify its approval or recommendation of this Agreement and may (subject to the following sentence) terminate this Agreement, in each case at any time after midnight on the fifth Business Day following Purchaser's receipt of written notice (a "Notice of Superior Proposal") advising Purchaser that the Board of Directors of the Company has received a takeover proposal that it has determined to be a superior proposal, specifying the material terms and conditions of such superior proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the person making such superior proposal. The Company may terminate this Agreement pursuant to the preceding sentence only if the shareholders of the Company have not yet voted upon the matters set forth in Paragraph 5M hereof. Any of the foregoing to the contrary notwithstanding, the Company may engage in discussions with any Person or group that has made an unsolicited takeover proposal for the limited purpose of determining whether such proposal is a superior proposal. Nothing contained herein shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) following Purchaser's receipt of a Notice of Superior Proposal.

        (c) For purposes of this Paragraph 5N, a "superior proposal" means any BONA FIDE takeover proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the shares of Common Stock then outstanding or all or substantially all of the assets of the Company and its Subsidiaries, and otherwise on terms that a majority of the disinterested members of the Board of Directors of the Company determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation, a copy of which shall be provided to Purchaser) to be more favorable to the Company's shareholders than the transactions contemplated by this Agreement, the Network Agreement and Plan of Reorganization and the Switch Agreement.

        (d) In addition to the obligations of the Company set forth in paragraph
(b), the Company shall promptly advise the Purchaser orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such inquiry or takeover proposal (including the financing for such proposal and a copy of such documents conveying such proposal), and the identity of the Person making any such takeover proposal or inquiry.

        5O. LISTING OF COMMON STOCK. The Company warrants and agrees for the benefit of the Purchaser that it will use commercially reasonable efforts to cause the Shares to be approved for listing, subject to official notice of issuance, on the NASDAQ National Market as of the Closing Date.

        6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Purchaser as of the date hereof and as of the Closing Date that:

         6A. CORPORATE EXISTENCE. The Company is a corporation duly organized, legally existing, and in good standing under the laws of the State of Texas.

         6B. CORPORATE POWER AND AUTHORIZATION. The Company has the requisite corporate power and authority to issue the Shares, to execute, deliver, and perform its obligations under this Agreement and, subject to approval of this Agreement by the holders of a majority of the shares of Common Stock as of the record date for the Shareholders Meeting present in person or represented by proxy, to consummate the transactions contemplated hereby. All action, except for the approval by the shareholders of the Company, on the Company's part requisite for the due issuance of the Shares and for the due execution, delivery, and performance of this Agreement has been duly and effectively taken.

         6C. BOARD RECOMMENDATION. The Board of Directors of the Company, at a meeting duly called and held, has by vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby and by Section 5M hereof are fair to and in the best interests of the shareholders of the Company and (ii) resolved to unanimously recommend that the Company's shareholders approve this Agreement and the transactions contemplated hereby and by Section 5M hereof.

        6D. BINDING OBLIGATIONS. This Agreement is enforceable in accordance with its terms (except that enforcement may be subject to (i) any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors' rights (ii) general principles in equity regardless of whether such enforcement is sought in a proceeding in equity or at law, and except to the extent enforceability of the indemnification provisions may be limited under applicable securities laws).

        6E. NO VIOLATION. Except as disclosed in SCHEDULE 6E, neither the execution and delivery of this Agreement, the consummation of the transactions provided for herein or contemplated hereby nor the fulfillment by the Company of the terms hereof will (a) violate any provision of the Articles of Incorporation or the by-laws of the Company, (b) result in a default, give rise to any right of termination, cancellation, acceleration or imposition of any Indebtedness or Lien, or require any consent or approval (other than any consent or approval that has previously been obtained), under any of the terms, conditions or provisions of any of the Permits or any note, bond, mortgage, indenture, loan, distribution agreement, license, agreement, lease, or instrument or obligation to which the Company is a party or by which the Company may be bound (except where the failure to obtain such consent or approval will not have a Material Adverse Effect), or (c) violate any law, judgment, order, writ, injunction, decree, statute, rule, or regulation of any Governmental Authority applicable to the Company (except where such violation will not have a Material Adverse Effect).

        6F. CONSENTS. Except as disclosed in SCHEDULE 6F, all consents, approvals, qualifications, orders, or authorizations of, or filings with, any Governmental Authority, and all consents under any material contracts, agreements, or instruments by which the Company is bound or to which it is subject, and required in connection with the Company's valid execution, delivery, or performance of this Agreement and the offer, sale, and delivery of the Shares and the consummation of any other transaction contemplated on the part of the Company have been obtained or made.

        6G.     FINANCIAL INFORMATION.

                (a) The Consolidated balance sheet of the Company and its Subsidiaries as at June 30, 1997, and the related Consolidated statements of operations, shareholders' equity and cash flows for the 12-month period then ended, including in each case the related schedules and notes, reported on by Ernst & Young LLP, are complete and correct and fairly present in all material respects the Consolidated financial position of the Company and its Subsidiaries as at the date thereof and the Consolidated results of operations and changes in cash flows for such period, in accordance with GAAP.

                (b) The unaudited Consolidated balance sheet of the Company and its Subsidiaries as at September 30, 1997, and the related unaudited Consolidated statements of operations, shareholders' equity and cash flows for the three-month period then ended, as included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997, true copies of which have been previously delivered to Purchaser, are complete and correct and fairly present in all material respects the Consolidated financial position of the

        Company and its Subsidiaries as at the date thereof and the Consolidated results of operations and changes in cash flows for such period in conformity with GAAP, subject only to normal year-end audit adjustments.

                (c) Since June 30, 1997, there has been no Material Adverse Effect.

        6H. LIABILITIES. Except for liabilities incurred in the ordinary course of business, none of the Company or any of its Subsidiaries has any material (individually or in the aggregate) liabilities, direct or contingent (including but not limited to liability with respect to any Plan) except as disclosed or referred to in SCHEDULE 6H or in the financial statements referred to in Paragraph 6H. Neither the Company nor any of its Subsidiaries has any Indebtedness other than Indebtedness disclosed in SCHEDULE 6H.

        6I. LITIGATION. Except as disclosed in SCHEDULE 6I or as described in any report filed by the Company with the Commission and delivered to Purchaser, there is no action, suit, or proceeding, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any material property of any thereof before any court or arbitrator or any governmental or administrative body, agency or official (i) which challenges the validity of this Agreement; or (ii) which, if adversely determined, would have a Material Adverse Effect.

        6J. COMPLIANCE WITH ERISA. Each Plan is in substantial compliance with ERISA, no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 or Section 418(B) of the Code, no proceedings have been instituted to terminate any Plan, and except as disclosed in SCHEDULE 6J, none of the Company or any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability to or on account of a Plan under ERISA, and except as disclosed in SCHEDULE 6J, no condition exists which presents a material risk to the Company or any of its Subsidiaries of incurring such a liability.

        6K. TAXES; GOVERNMENTAL CHARGES. Each of the Company and its Subsidiaries has filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees, and other governmental charges levied upon any of them or upon any of their respective properties or income which are due and payable, including interest and penalties, or has provided adequate reserves for the payment thereof, except where the failure to so file, pay, or reserve would not have a Material Adverse Effect.

        6L. DEFAULTS. Except as disclosed in SCHEDULE 6L, none of the Company or any of its Subsidiaries is in default, nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default (in any respect which may have a Material Adverse Effect) under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement, or other instrument or agreement evidencing or pertaining to any Indebtedness of the Company or any Subsidiary, or under any material agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound. No default hereunder has occurred and is continuing.

         6M. COMPLIANCE WITH THE LAW. None of the Company or any of its Subsidiaries (a) is in violation of any Governmental Requirement or (b) has failed to obtain any license, permit, franchise, or other governmental authorization necessary to the ownership of any of their respective properties or the conduct of their respective business, which violation or failure would have (in the event that such a violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

        6N. INVESTMENT COMPANY ACT. None of the Company or any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

        6O. PUBLIC UTILITY HOLDING COMPANY ACT. None of the Company or any of its Subsidiaries is a "holding company," or a "Subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "Subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        6P. FEES AND COMMISSIONS. None of the Company or any of its Subsidiaries nor, to the knowledge of any of the Company, their Affiliates has retained a finder, broker, agent, financial advisor, or other intermediary (collectively, an "INTERMEDIARY") in connection with the transactions contemplated by this Agreement, and the Company agrees to pay and to indemnify and hold harmless Purchaser from and against liability for any compensation to any Intermediary and the fees and expenses of defending against such liability or alleged liability.

        6Q. DISCLOSURE. The Company's filings made pursuant to the Exchange Act and listed on SCHEDULE 6Q hereto as of their respective dates, did not contain any untrue statement of a material fact and did not omit to state any material fact necessary in order to make the statements contained therein or herein not misleading in the light of the circumstances under which they were made.

        6R.     STRUCTURE; CAPITALIZATION.

                (a) SCHEDULE 6R contains (except has noted therein) a complete and correct list of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.

                (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in SCHEDULE 6R as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable, and are owned by the Company or such other Subsidiaries free and clear of any Lien (except as otherwise disclosed in SCHEDULE 6R.

                (c) No Subsidiary of the Company is a party to, or otherwise subject to any legal restriction of any agreement (other than this Agreement and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

                (d) As of the Closing Date and after giving effect to the transactions contemplated in this Agreement, the Network Agreement and the Switch Agreement (i) the Company's authorized capital stock will consist of 55,000,000 shares, of which 50,000,000 are designated Common Stock and 5,000,000 shares are designated preferred stock (2,000 of which will be designated as Series A Convertible Preferred Stock, $.01 par value per share); (ii) 14,269,357 shares of Common Stock, issued and outstanding and 5,450,677 shares are or will be reserved for issuance in connection with the Company's outstanding warrants and stock options all of which, when issued in accordance with the terms of such warrants and stock options, will be validly issued, fully paid, and non-assessable; (iii) no shares of Common Stock are owned or held by or for the account of the Company or any of its Subsidiaries (except as disclosed in the financial statements described in Paragraph 6G); (iv) except as disclosed on
        SCHEDULE 6R, neither the Company nor any of its Subsidiaries has outstanding any stock or other securities convertible into or exchangeable for any shares of capital stock, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock which have not been waived (other than as contemplated by this Agreement); and (v) except as disclosed in
        SCHEDULE 6R, neither the Company nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital stock.

        6S.     ENVIRONMENTAL MATTERS.

                (a) Neither any property of any of the Company or any of its Subsidiaries nor the operations conducted thereon violate any order of any court or Governmental Authority or Environmental Laws which violations could reasonably be expected to result in liability in excess of $250,000 or which could reasonably be expected to result in remedial obligations in excess of $250,000, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

                (b) Without limitation of clause (a) above, no property of any of the Company or any of its Subsidiaries nor the operations currently conducted thereon or by any prior owner or operator of such property or operation, are in violation of or subject to any existing, pending or, to the knowledge of the Company, threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws which could reasonably be expected to result in liability in excess of $250,000, or which could reasonably be expected to result in remedial obligations in excess of $250,000 assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

                (c) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all property of the Company and its Subsidiaries, including but not limited to past or present treatment, storage, disposal or release of Hazardous Materials into the environment, have been duly obtained or filed, except where the failure to so obtain or file would not have a Material Adverse Effect.

        6T.     INTELLECTUAL PROPERTY AND OTHER INTANGIBLE ASSETS.

                (a) The Company and its Subsidiaries (i) own or have the right to use, free and clear of all liens, claims, and restrictions, all patents, trademarks, service marks, trade names, and copyrights, and all applications, licenses, and rights with respect to the foregoing, and all trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs, and technical data and information (collectively, "INTELLECTUAL PROPERTY") used and sufficient for use in the conduct of its business as now conducted and/or as presently proposed to be conducted (including, without limitation, the development, manufacture, operation, and sale of all products and services sold or proposed to be sold by the Company and its Subsidiaries during the next 24 months following the date of this Agreement) without infringing upon or violating any right, lien, or claim of others, including, without limitation, former employees and former employers of its past and present employees, and (ii) except described in SCHEDULE 6T, is not obligated or under any liability whatsoever to make any payments by way of royalties, fees, or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright, or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

                (b) Any and all Intellectual Property of any kind, relating to the business of the Company and its Subsidiaries currently being developed, or developed in the future, by any employee of the Company and its Subsidiaries while in the employ of the Company and its Subsidiaries shall be the property solely of the Company and its Subsidiaries. The Company and its Subsidiaries have taken security measures to protect the secrecy, confidentiality, and value of all Intellectual Property, which measures are reasonable and customary in the industry in which the Company and its Subsidiaries operate. The Company and its Subsidiaries' employees and other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed the Intellectual Property (the "TECHNICAL EMPLOYEES"), or who have knowledge of or access to information about the Intellectual Property, have entered into a written agreement with the Company or its Subsidiaries, in form and substance satisfactory to the Company's management (the "PROPRIETARY INFORMATION AGREEMENT") regarding ownership and treatment of the Intellectual Property.

                (c) Except as described in SCHEDULE 6T, none of the Company or its Subsidiaries has received any communications alleging that the Company or such Subsidiary has violated, or by conducting its business as proposed would violate, any of the patents, trademarks, service marks, trade names, copyrights, or trade secrets or other proprietary rights of any other Person or entity. None of the Company's and its Subsidiaries' employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company or its Subsidiaries or that would conflict with the Company's or its Subsidiaries' business as presently conducted and as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's or its Subsidiaries' business by the employees of the Company and its Subsidiaries, nor the conduct of the Company's or its Subsidiaries' business as proposed to be conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated.

        It is not, and will not become, necessary to utilize any inventions of any of the Company's or its Subsidiaries' employees (or people the Company and its Subsidiaries currently intends to hire) made prior to their employment by the Company and its Subsidiaries other than those that have been assigned to the Company and its Subsidiaries pursuant to the Proprietary Information Agreement signed by such employee.

        6U. INSURANCE COVERAGE. The properties of the Company and its Subsidiaries are insured in amounts deemed adequate by the Company's management against risks usually insured against by Persons operating businesses similar to those of the Company and its Subsidiaries in the localities where such properties are located.

        7. REPRESENTATIONS AND WARRANTIES OF PURCHASER. To induce the Company to enter into this Agreement, Purchaser represents and warrants to the Company that:

        7A.     PURCHASE FOR INVESTMENT.

                (a) Purchaser is acquiring the Shares for its own account and not with a view to the public resale or distribution of all or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act. Purchaser acknowledges that it does not currently intend to assign its rights under this Agreement to any third party prior to the Closing.

                (b) Purchaser acknowledges that the Shares have not been registered under the Securities Act.

                (c) Purchaser is an "accredited investor" within the meaning of Rule 501 under Regulation D promulgated under the Securities Act, is experienced in evaluating investments in companies such as the Company, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the entire economic risk of its investment. Purchaser has made its own evaluation of its investment in the Common Stock, based upon such information as is available to it and without reliance upon the Company or any other person or entity, and Purchaser agrees that neither the Company nor any other person or entity has any obligation to furnish any additional information to Purchaser except as expressly set forth herein.

                (d) Purchaser acknowledges that the Shares may not be sold, transferred, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Shares must be held indefinitely.

                (e) Purchaser agrees that the Shares shall bear legends in substantially the following form:

                "THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE TRANSFERRED,

                EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. ANY SALE PURSUANT TO CLAUSE (ii) OF THE PRECEDING SENTENCE MUST BE ACCOMPANIED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE IN CONNECTION WITH SUCH SALE."

        7B. AUTHORIZATION; NO CONFLICT. Purchaser has all requisite power and authority to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement. This Agreement is a legal, valid, and binding obligation of Purchaser. The execution, delivery, and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not conflict with or result in a default under the terms of any material contract, agreement, obligation, commitment, or organizational document applicable to Purchaser.

         8. TERMINATION, AMENDMENT AND WAIVER.

        8A. TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of matters presented in connection with this Agreement by the shareholders of the Company:

                (a)   by mutual written consent of Purchaser and the Company;

                (b)   by either Purchaser or the Company;

                      (i) if the shareholders of the Company fail to give any
                required approval of this Agreement and the transactions contemplated hereby upon a vote at a duly held meeting of shareholders of the Company or at any adjournment thereof;

                      (ii) if the transaction contemplated by this Agreement
                shall not have been consummated on or before February 1, 1998, unless the failure to consummate the transaction contemplated by this Agreement is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; or

                      (iii) if any permanent injunction or other order of a
                court or other competent authority preventing the consummation of the transactions contemplated by this Agreement or the Network Agreement and Plan of Reorganization or Network Switches Agreement and Plan of Reorganization shall have become final and nonappealable.

                (c) by Purchaser, if the Company breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement;

                (d) by the Company, if Purchaser breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement; and

                (e) by the Company to the extent permitted under Section 5N.

        8B. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Purchaser as provided in Section 8A, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser or the Company, other than the provisions of
Section 9A.

        9.      MISCELLANEOUS.

        9A.     FEES AND EXPENSES.

                (a) The Company agrees to pay Purchaser a fee in immediately available funds of $500,000 (the "Termination Fee") promptly upon the termination of the Agreement in the event this Agreement is terminated by the Company as permitted by Section 5N. The Termination Fee shall be payable promptly upon termination of this Agreement if the foregoing events shall have occurred prior to termination.

                (b) In addition, the Company agrees, in the event that the transactions hereby contemplated shall be consummated to pay all reasonable out-of-pocket expenses of the Purchaser arising in connection with the transactions and other agreements and instruments contemplated by this Agreement, including reasonable fees and expenses of counsel incurred in connection with the preparation and negotiation of this Agreement, any other agreement or instrument to be executed and delivered in connection with this Agreement. The Company agrees to pay the Purchaser and/or their counsel, as appropriate, all such fees and expenses incurred up to and including the Closing, at the Closing.

        9B. AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after any required approval of matters presented in connection with the transaction contemplated by this Agreement by the shareholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        9C. EXTENSION; WAIVER. At any time prior to the Closing Date, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 9B, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        9D. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise before the Closing Date, and any attempt at assignment shall be void; PROVIDED, HOWEVER, that the Purchaser shall be permitted to assign its rights under this Agreement to a third party ("Purchaser Assignee") before the Closing Date so long as (i) Purchaser retains its obligations under this Agreement, (ii) such third party becomes a party to this Agreement and joins Purchaser in the representations and warranties in Paragraph 7 of this Agreement, and (iii) Purchaser first offers to assign its rights under this Agreement to a third party designated by the Company ("Company Designee") on substantially similar terms as offered by Purchaser Assignee and the Company Designee shall fail to respond or purchase such rights during the offer period (the term of which period the Parties hereto shall mutually agree).

        9E. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or made in writing by or on behalf of any party to this Agreement in connection herewith shall survive the execution and delivery of this Agreement, regardless of any investigation made by the Purchaser or on their behalf, and shall terminate on the fourth anniversary of the Closing Date.

        9F. SUCCESSORS AND ASSIGNS; NO THIRD PARTY. All covenants and agreements in this Agreement contained by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto and, to the extent provided in this Agreement, to the benefit of any future holders of any Common Stock. Subject to the foregoing, nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

        9G. NOTICES. All communications provided for hereunder shall be sent by registered or certified mail and, if to the Purchaser, to the following: 5005 Woodway, Suite 350, Houston, Texas 77056, Attn: Mark Willis, with a copy to Robert K. Hatcher, at Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002; if to the Company addressed to it at EqualNet Holding Corp., 1250 Wood Branch Park Drive, Houston, Texas 77079-1212, Attn: General Counsel, with a copy to Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010,
Attn: Robert F. Gray, Jr., or to such other address with respect to any party as such party shall notify the other in writing; provided, however, that any such communication to the Company may also, at the option of the Purchaser, be either delivered to the Company at the Company's address set forth above or to any officer of the Company. Within 5 Business Days after the date of such mailing (save for any postal interruption) such communication shall be deemed to have been received.

         9H. DESCRIPTIVE HEADINGS. The descriptive headings of the several Paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        9I. SATISFACTION REQUIREMENT. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to the Purchaser, the determination of such satisfaction shall be made by the Purchaser in its sole and exclusive reasonable judgment exercised in good faith.

         9J. GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Texas without giving effect to the choice of law or conflicts principles thereof. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of Texas or of the United States of America for the Southern District of Texas, and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Company irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company at its address set forth in Section 9G, such service to become effect 30 days after such mailing. Nothing herein shall affect the right of the Purchaser to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

        9K. REMEDIES. In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by the Company or the Purchaser, the Company or the Purchaser, as applicable, may proceed to protect and enforce its or their rights either by suit in equity and/or by action at law.

        9L. ENTIRE AGREEMENT. This Agreement, including the Schedules hereto, and the other writings referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

        9M. SEVERABILITY. Any provisions of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        9N. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but which together shall constitute a single agreement.

        9O. BROKERAGE. Each party hereto will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

         IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed and delivered as of the date first above written.


                             EQUALNET HOLDING CORP.


                              By: /S/ ZANE RUSSELL
                              Name: ZANE RUSSELL
                              Title: CEO


                              WILLIS GROUP, LLC

                              By: /S/ MARK WILLIS
                              Name: MARK WILLIS
                              Title: PRES.


                         [signature page to Stock Purchase Agreement]

                                        ANNEX E--OPINION OF J.C. BRADFORD & CO.

                       [Letterhead of J.C. Bradford & Co.]

                                November 26, 1997

Board of Directors
EqualNet Holding Corp.
1250 Wood Branch Park Drive
Houston, Texas 77079-1212

Gentlemen:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding common stock, par value $0.01 per share (the "Common Stock") of EqualNet Holding Corp. (the "Company"), of the consideration proposed to be received by the Company pursuant to (i) the proposed Agreement and Plan of Reorganization, dated November ___, 1997, by and between EQ Acquisition Sub, Inc., a wholly owned subsidiary of the Company ("Sub"), Netco Acquisition, LLC ("Netco Acquisition"), Netco Acquisition Corp., a wholly owned subsidiary of Netco Acquisition ("Netco") and the Company (the "Merger Agreement"); (ii) a Switch Agreement, dated November ___, 1997, by and between the Company, Sub and Willis Group, LLC ("TWG") (the "Switch Agreement"); and (iii) a Stock Purchase Agreement, dated November ___, 1997, by and between the Company and TWG (the "Stock Purchase Agreement") (together with the Merger Agreement and the Switch Agreement, the "Agreements"). For purposes of this opinion, we have assumed that the draft Agreements in the forms previously provided to us will not vary in any material respect from the Agreements to be signed by the parties thereto.

        The Merger Agreement provides for a conversion of all issued and outstanding shares of Netco into the right to receive 2,081,633 shares of Common Stock and 2,000 shares of Series A Preferred Stock of the Company, par value $0.01 per share. The Merger Agreement further provides that Sub will be merged with and into Netco. The terms and conditions of the conversion and merger are more fully set forth in the Merger Agreement.

        The Switch Agreement provides that TWG will sell certain telecommunications equipment described in Exhibit A to the Switch Agreement (the "Switches") to Sub for consideration of (i) assumption of a loan obtained by TWG on behalf of the Company to finance the Switches (or borrow $5,850,000 in cash if the loan has not been obtained) (the "Switch Financing"); (ii) 400,000 shares of Common Stock; and (iii) a warrant from the Company to TWG for 400,000 shares of Common Stock exercisable at $1.50 per share. We express no opinion as to whether the Company can, in fact, effect the Switch Financing on terms favorable to the Company. The terms and conditions of the sale of the Switches are more fully set forth in the Switch Agreement.

        The Stock Purchase Agreement provides that the Company will sell 4,000,000 shares of Common Stock to TWG for consideration of $1.00 per share. The terms and conditions of the sale of Common Stock are more fully set forth in the Stock Purchase Agreement.

Board of Directors
EqualNet Holding Corp.
November 26, 1997
Page 2

         J.C. Bradford & Co., L.L.C., as part of its investment banking business, engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with the proposed transactions described in the Agreements (the "Transactions") and will receive a fee from the Company for our services, which fee will include warrants to acquire Common Stock.

        In conducting our analysis and arriving at our opinion, we have considered such financial and other information as we deemed appropriate including, among other things, the following: (i) the proposed Merger Agreement;
(ii) the proposed Switch Agreement; (iii) the proposed Stock Purchase Agreement;
(iv) the historical and current financial position and results of operations of the Company as set forth in its periodic reports and proxy materials filed with the Securities and Exchange Commission, (v) certain internal operating data of TWG; (vi) certain internal operating data and financial analyses and forecasts of the Company for the fiscal years beginning July 1, 1997 and ending June 30, 2003, prepared for the Company by its senior management; (vii) certain financial and securities trading data of certain other companies, the securities of which are publicly traded, that we believed to be comparable to the Company or relevant to the transactions; (viii) the financial terms of certain other transactions that we believed to be relevant; (ix) reported price and trading activity for the Common Stock; and (x) such other financial studies, analyses and investigations as we deemed appropriate for purposes of our opinion. We also have held discussions with members of the senior management of the Company regarding the past and current business operations, financial condition and future prospects of the Company.

        We have taken into account our assessment of general economic, market and financial and other conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the industry in which the Company operates generally. Our opinion is necessarily based upon the information made available to us and conditions as they exist and can be evaluated as of the date hereof. We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of our opinion and have not assumed any responsibility for, nor undertaken an independent verification of, such information. In particular, we have assumed that the value of the Switches and their affiliated network set forth on financial statements provided us by senior management of the Company was calculated in accordance with generally accepted accounting principles and accurately reflects their fair market value. With respect to the internal operating data and financial analyses and forecasts supplied to us, we have assumed that such data, analyses and forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's senior management as to the recent and likely future performance of the Company. Accordingly, we express no opinion with respect to such analyses or forecasts or the assumptions on which they are based.

        We were not asked to consider and our opinion does not address the relative merits of the proposed Transactions as compared to any alternative business strategies that might exist for the

Board of Directors
EqualNet Holding Corp.
November 26, 1997
Page 3

Company or the effect of any other transactions in which the Company might engage. Furthermore, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries or affiliates and have not been furnished with any such evaluation or appraisal. Finally, we note that the Company and TWG entered into an agreement in October 1997, pursuant to which TWG purchased a warrant to acquire Common Stock and made a loan to the Company evidenced by a note convertible into Common Stock (the "Loan Transaction"). We express no opinion as to the fairness of the Loan Transaction and the consideration received thereunder.

        The Company is entitled to reproduce this opinion, in whole but not in part, in the Agreements, the Schedule 14D-9 and the Proxy Statement as required by applicable law or as appropriate; provided, that any excerpt from or reference to this opinion (including any summary thereof) in such documents must be approved by us in advance in writing. Notwithstanding the foregoing, this opinion does not constitute a recommendation to any holder of Common Stock to vote in favor of the Transactions.

        Based upon and subject to the foregoing, and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the consideration to be received by the Company in the Transactions is fair to holders of Common Stock from a financial point of view.


                                            Very truly yours,

                                            J.C. BRADFORD & CO., L.L.C.


                                            BY:   /S/ N.B. FORREST SHOAF
                                                      N. B. FORREST SHOAF
                                                      SENIOR VICE PRESIDENT

                                               ANNEX F--PRO-FORMA BALANCE SHEET

                                    PRO FORMA BALANCE SHEET



        The following tables set forth certain pro forma balance sheet data of the Company. The unaudited Pro Forma Balance Sheet gives effect to the completion of the transactions described in Proposals 3 and 4 of the Proxy Statement as if these transactions had occurred on September 30, 1997. The pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had such transactions been consummated as of the dates reflected or that may be achieved in the future. This information should be read in conjunction with the Company's Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's consolidated financial statements and related notes thereto incorporated by reference into the Proxy Statement.

EQUALNET HOLDING CORP.
PRO-FORMA BALANCE SHEET
UNAUDITED

                                                                          TRANSACTION ADJUSTMENTS     PRO-FORMA
                                                             9/30/97     ------------------------      9/30/97
                                                           (UNAUDITED)       DR.          CR.        (UNAUDITED)
                                                           -----------   ----------   -----------    -----------
ASSETS
Current Assets
    Cash & Equivalents .................................   $   786,437    6,500,000          --      $ 7,286,437
    Accounts Receivable (net) ..........................     7,337,583         --            --        7,337,583
    Receivable from Officers ...........................        28,367         --            --           28,367
    Due from Agents (net) ..............................     2,340,527         --            --        2,34O,527
    Prepaid Expenses and Other .........................       292,247         --            --          292,247
    Deferred Tax Asset .................................          --           --            --             --
    Recoverable Federal Income Taxes ...................          --           --            --             --
                                                           -----------   ----------   -----------    -----------
    Total Current Assets ...............................    10,785,161    6,500,000          --       17,285,161

Property & Equipment
    Computer Equipment .................................     3,485,541   10,723,563          --       14,209,104
    Office Furniture & Fixtures ........................     1,209,032         --            --        1,209,032
    Leasehold Improvements .............................     1,174,777         --            --        1,174,777
                                                           -----------   ----------   -----------    -----------
                                                             5,869,350   10,723,563          --       16,592,913
    Accumulated Depreciation & Amortization                 (3,369,998)        --            --       (3,369,998)
                                                           -----------   ----------   -----------    -----------
                                                             2,499,351   10,723,563          --       13,222,914
    Customer Acquisition Costs (net of amort) ..........       982,673         --            --          982,673
    Deferred Tax Asset .................................          --           --            --             --
    Other Assets .......................................       982,261         --            --          982,261
    Goodwill (net of amort) ............................       959,298         --            --          959,298
                                                           -----------   ----------   -----------    -----------
    TOTAL ASSETS .......................................   $16,208,744   17,223,563          --      $33,432,307
                                                           ===========   ==========   ===========    ===========

EQUALNET HOLDING CORP.
PRO-FORMA BALANCE SHEET
UNAUDITED

                                                                          TRANSACTION ADJUSTMENTS   PRO-FORMA
                                                             9/30/97     ------------------------    9/30/97
                                                           (UNAUDITED)       DR.          CR.      (UNAUDITED)
                                                          ------------    ---------   ----------   ------------
LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities
    Accounts Payable ..................................   $  2,063,136         --           --     $  2,063,136
    Accrued Expenses ..................................      1,579,341         --           --        1,579,341
    Brokerage Commissions Payable .....................        114,105         --           --          114,105
    Accrued Sales Taxes ...............................        489,952         --           --          489,952
    Payable to Providers of LD Services ...............      7,657,008         --           --        7,657,008
    Current Maturities of Capital Lease Obligations ...         30,000         --           --           30,000
    Notes Payable to LD Provider ......................      1,183,059         --           --        1,183,059
    Note Payable to Willis Group ......................           --      1,000,000    1,000,000           --
    Discount on Note ..................................           --         42,740       42,740           --
    Contractual Obligation with Regards to Receivables       3,418,647         --           --        3,418,647
                                                          ------------    ---------   ----------   ------------
    Total Current Liabilities .........................     16,535,248    1,042,740    1,042,740     16,535,248
    Long Term Debt ....................................           --           --      5,850,000      5,850,000
    Subordinated Note Payable .........................      2,886,261    2,886,261         --             --
    Convertible Debt - TWG ............................           --           --           --             --
    Long Term Obligations Under Capital Lease .........           --           --           --             --
    Deferred Rent .....................................        200,170         --           --          200,170
    Commitment & Contingencies ........................           --           --           --             --

    Shareholders' Equity (Deficit)
     Preferred Stock (non-voting) .....................           --           --      2,000,000      2,000,000
     Common Stock ($01 par value) .....................         66,828         --        104,816        171,644
     Treasury Stock ...................................       (804,881)        --           --         (804,881)
     Additional Paid-In Capital .......................     21,435,837         --     11,737,268     33,173,105
     Stock Warrants ...................................        368,000         --        417,740        785,740
     Deferred Compensation ............................       (223,327)        --           --         (223,327)
     Retained Deficit .................................    (24,255,391)        --           --      (24,255,391)
                                                          ------------    ---------   ----------   ------------
    Total Shareholders' Equity (Deficit) ..............   $ (3,412,934)        --     14,259,824   $ 10,846,890
                                                          ------------    ---------   ----------   ------------
    TOTAL LIABILITIES & SHAREHOLDERS' EQUITY (DEFICIT)    $ 16,208,745    3,929,001   21,152,564 $   33,432,308
                                                          ============    =========   ==========   ============

------------------------------------------------------------------------------------------------------------------------------------
1.  ELECTION OF DIRECTOR:           FOR the nominees listed below | |  Special Note: to WITHHOLD AUTHORITY to vote for any of the
                                                                       Nominees, write that Nominee's name below:

         Nominees:         Michael T. Willis (three-year term)         __________________________________________________________
                           Mark A. Willis (three-year term)            __________________________________________________________
                           James T. Harris (two-year term)             __________________________________________________________
                           Ron J. Salazar (one-year term)              __________________________________________________________
                           Christopher R. Purrier (one-year term)      __________________________________________________________

2. APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION:                          Change of Address
         or FOR | | AGAINST | | ABSTAIN | |                                     Comments Mark Here | |

3. APPROVAL OF TRANSACTIONS DESCRIBED IN THE PROXY STATEMENT:
         FOR  | |   AGAINST  | |    ABSTAIN  | |                                NOTE:   Please sign exactly as name appears hereon.
                                                                                Joint owners should each sign.  When signing as
4. RATIFICATION OF PREVIOUS ISSUANCES OF SECURITIES AS DESCRIBED IN THE         attorney, executor, administrator, trustee or
         PROXY STATEMENT                                                        guardian, please give full title as it appears
         FOR | | AGAINST | | ABSTAIN | |                                        hereon.

                                                                                DATE:______________________________________

                                                                                ____________________________________________
                                                                                                 SIGNATURE(S)

                                                                                ____________________________________________
                                                                                                 SIGNATURE(S)

PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.                                 VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK
====================================================================================================================================

--------------------------------------------------------------------------------
                             EQUALNET HOLDING CORP.
             THIS PROXY FOR HOLDERS OF COMMON STOCK IS SOLICITED BY
                THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                    SHAREHOLDERS TO BE HELD JANUARY 27, 1998

        The shareholder of EqualNet Holding Corp. (the "Company") whose signature appears on the reverse side of this Proxy hereby appoints Zane D. Russell and Dean H. Fisher, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to vote, as designated below, the number of votes which the undersigned would be entitled to cast if personally present at the Annual Meeting of Shareholders of the Company to be held at the Woodbine II Room, Houston Marriott Westside, 13210 Katy Freeway, Houston, Texas, at 10:00 a.m., Tuesday, January 27, 1997, and at any adjournment thereof.

1. PROPOSAL TO ELECT DIRECTOR--NOMINEES: Michael T. Willis (three-year term), Mark A. Willis (three-year term), James T. Harris (two-year term), Ron J. Salazar (one-year term), Christopher R. Purrier (one- year term).

2.      PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S ARTICLES OF
        INCORPORATION.

3. PROPOSAL TO APPROVE THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

4. PROPOSAL TO RATIFY PREVIOUS ISSUANCES OF SECURITIES AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

5. In their discretion, the above named proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

     This Proxy will be voted as directed. If not otherwise specified, this Proxy will be voted FOR the election of the director nominees named in Proposal 1 or, if any nominee becomes unavailable, FOR another nominee to be selected by the Board of Directors, FOR the proposed amendment to the Company's Articles of Incorporation, FOR the proposed Transactions and FOR the ratification of the previous issuances of securities as described in the accompanying proxy statement.

EQUALNET HOLDING CORP.
1250 WOOD BRANCH PARK DRIVE
HOUSTON, TEXAS 77079

SEE REVERSE SIDE

                    [Fulbright & Jaworski L.L.P. letterhead]


                                December 9, 1997


Re:   EqualNet Holding Corp. Preliminary Proxy Materials
--------------------------------------------------------------------------------

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549
                                                                       VIA EDGAR

Ladies and Gentlemen:

         On behalf of EqualNet Holding Corp. (the "Company"), we enclose the Company's notice of annual meeting of shareholders, proxy statement and form of proxy relating to the annual meeting of the Company's shareholders to be held January 29, 1998.

         The Company expects to mail definitive copies of the proxy materials to its shareholders on or about December 29, 1997.

         If any member of the Staff has questions regarding the enclosed, he or she should contact Laura J. McMahon or the undersigned, both of this firm, at 713/651- 5151.


                                          Very truly yours,



                                          Joseph C. Henry


Enclosures
c:    Mr. Michael L. Hlinak (EqualNet Holding Corp.)
      Mr. Robert F. Gray, Jr. (Firm)
      Ms. Laura J. McMahon (Firm)